                                                         EXHIBIT 10.13





                              AGREEMENT OF MERGER




                                     AMONG



                          CABOT OIL & GAS CORPORATION,

                            COG ACQUISITION COMPANY,

                      WASHINGTON ENERGY RESOURCES COMPANY

                                      AND

                           WASHINGTON ENERGY COMPANY



                            DATED FEBRUARY 25, 1994

                               TABLE OF CONTENTS

                                                                       Page

Recitals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1

1.    CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . .       1
      Action  . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
      AFE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
      Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . .       1
      Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
      Average Trading Price . . . . . . . . . . . . . . . . . . . .       1
      Business  . . . . . . . . . . . . . . . . . . . . . . . . . .       2
      Business Guaranties . . . . . . . . . . . . . . . . . . . . .       2
      CERCLA  . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
      Certificate of Merger . . . . . . . . . . . . . . . . . . . .       2
      Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
      Closing Date  . . . . . . . . . . . . . . . . . . . . . . . .       2
      Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
      COGC Common Stock . . . . . . . . . . . . . . . . . . . . . .       2
      COGC Costs  . . . . . . . . . . . . . . . . . . . . . . . . .       2
      COGC Employees  . . . . . . . . . . . . . . . . . . . . . . .       2
      COGC Equity Securities  . . . . . . . . . . . . . . . . . . .       3
      COGC Financial Statements . . . . . . . . . . . . . . . . . .       3
      COGC Notice . . . . . . . . . . . . . . . . . . . . . . . . .       3
      COGC Preferred Stock  . . . . . . . . . . . . . . . . . . . .       3
      COGC SEC Documents  . . . . . . . . . . . . . . . . . . . . .       3
      COGC Subsidiaries . . . . . . . . . . . . . . . . . . . . . .       3
      COGC Tax Claim  . . . . . . . . . . . . . . . . . . . . . . .       3
      Continuing WERCO Employees  . . . . . . . . . . . . . . . . .       3
      Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .       3
      Cure Period . . . . . . . . . . . . . . . . . . . . . . . . .       3
      Defensible Title  . . . . . . . . . . . . . . . . . . . . . .       3
      Desired Assets  . . . . . . . . . . . . . . . . . . . . . . .       4
      DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
      Easements . . . . . . . . . . . . . . . . . . . . . . . . . .       4
      Effective Time  . . . . . . . . . . . . . . . . . . . . . . .       4
      Election Notice . . . . . . . . . . . . . . . . . . . . . . .       4
      Employee Benefit Arrangements . . . . . . . . . . . . . . . .       4
      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . .       4
      Encumbrance . . . . . . . . . . . . . . . . . . . . . . . . .       4
      Environmental Defect  . . . . . . . . . . . . . . . . . . . .       4
      Environmental Laws  . . . . . . . . . . . . . . . . . . . . .       4

      Equipment . . . . . . . . . . . . . . . . . . . . . . . . . .       5
      ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
      Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
      Escrow Agent  . . . . . . . . . . . . . . . . . . . . . . . .       5
      Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . .       5
      Final Determination . . . . . . . . . . . . . . . . . . . . .       5
      FTC . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
      Governmental Body . . . . . . . . . . . . . . . . . . . . . .       5
      HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
      Hydrocarbons  . . . . . . . . . . . . . . . . . . . . . . . .       5
      Indemnified COGC Parties  . . . . . . . . . . . . . . . . . .       5
      Indemnified WECO Parties  . . . . . . . . . . . . . . . . . .       6
      Indemnified WERCO Directors and Officers  . . . . . . . . . .       6
      Information . . . . . . . . . . . . . . . . . . . . . . . . .       6
      Intercompany Debt . . . . . . . . . . . . . . . . . . . . . .       6
      Interest Addition . . . . . . . . . . . . . . . . . . . . . .       6
      Interest Addition Amount  . . . . . . . . . . . . . . . . . .       6
      Investment Interest . . . . . . . . . . . . . . . . . . . . .       6
      IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
      Joint Tax Claim . . . . . . . . . . . . . . . . . . . . . . .       6
      Justice Department  . . . . . . . . . . . . . . . . . . . . .       6
      Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . .       7
      Lands . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
      Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
      Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . .       7
      Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
      Material Adverse Effect . . . . . . . . . . . . . . . . . . .       7
      Material Claim  . . . . . . . . . . . . . . . . . . . . . . .       7
      Maximum Amount  . . . . . . . . . . . . . . . . . . . . . . .       8
      Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
      Merger Consideration  . . . . . . . . . . . . . . . . . . . .       8
      Minimum Amount  . . . . . . . . . . . . . . . . . . . . . . .       8
      Net Revenue Interest  . . . . . . . . . . . . . . . . . . . .       8
      Net Title Defect Amount . . . . . . . . . . . . . . . . . . .       8
      New Sub . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
      Oil and Gas Contracts . . . . . . . . . . . . . . . . . . . .       8
      Outside Date  . . . . . . . . . . . . . . . . . . . . . . . .       8
      Permitted Encumbrances  . . . . . . . . . . . . . . . . . . .       8
      Person  . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
      Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . .      10
      Post-Closing Period . . . . . . . . . . . . . . . . . . . . .      10
      Pre-Closing Period  . . . . . . . . . . . . . . . . . . . . .      10
      Production Burdens  . . . . . . . . . . . . . . . . . . . . .      10
      Properties  . . . . . . . . . . . . . . . . . . . . . . . . .      10

      RCRA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
      Registration Rights Agreement . . . . . . . . . . . . . . . .      10
      Respective Representatives  . . . . . . . . . . . . . . . . .      10
      Rights Agreement Amendment  . . . . . . . . . . . . . . . . .      10
      SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
      Securities Act  . . . . . . . . . . . . . . . . . . . . . . .      10
      Selected Transferred Assets . . . . . . . . . . . . . . . . .      10
      STLP  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
      Straddle Period . . . . . . . . . . . . . . . . . . . . . . .      10
      Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . .      11
      Surviving Corporation . . . . . . . . . . . . . . . . . . . .      11
      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
      Tax Claim Notice  . . . . . . . . . . . . . . . . . . . . . .      11
      Tax Indemnitee  . . . . . . . . . . . . . . . . . . . . . . .      11
      Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . .      11
      Title Defect  . . . . . . . . . . . . . . . . . . . . . . . .      11
      Title Defect Amount . . . . . . . . . . . . . . . . . . . . .      11
      Title Defect Threshold Amount . . . . . . . . . . . . . . . .      11
      Transferred Assets  . . . . . . . . . . . . . . . . . . . . .      11
      Undisclosed Liabilities . . . . . . . . . . . . . . . . . . .      11
      Unit Agreement  . . . . . . . . . . . . . . . . . . . . . . .      12
      Units . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
      WBCA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
      WECO Affiliated Group . . . . . . . . . . . . . . . . . . . .      12
      WECO Nominees . . . . . . . . . . . . . . . . . . . . . . . .      12
      WECO Plans  . . . . . . . . . . . . . . . . . . . . . . . . .      12
      WECO SEC Documents  . . . . . . . . . . . . . . . . . . . . .      12
      WECO Severance Plans  . . . . . . . . . . . . . . . . . . . .      12
      WEEX  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
      Wells . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
      WEM . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
      WEO . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
      WERCO Certificate . . . . . . . . . . . . . . . . . . . . . .      12
      WERCO Common Stock  . . . . . . . . . . . . . . . . . . . . .      12
      WERCO Employees . . . . . . . . . . . . . . . . . . . . . . .      12
      WERCO Financial Statements  . . . . . . . . . . . . . . . . .      12
      WERCO Group . . . . . . . . . . . . . . . . . . . . . . . . .      13
      WERCO's Interest(s) . . . . . . . . . . . . . . . . . . . . .      13
      WERCO Reserve Reports . . . . . . . . . . . . . . . . . . . .      13
      WERCO Subsidiaries  . . . . . . . . . . . . . . . . . . . . .      13
      Working Interest  . . . . . . . . . . . . . . . . . . . . . .      13

2.    THE MERGER; EFFECTIVE TIME; CLOSING; INTERCOMPANY DEBT  . . . .    13
      2.1   The Merger  . . . . . . . . . . . . . . . . . . . . . . .    13
      2.2   Effective Time  . . . . . . . . . . . . . . . . . . . . .    13
      2.3   Closing . . . . . . . . . . . . . . . . . . . . . . . . .    13
      2.4   Post-Merger Events Occurring on the Closing Date  . . . .    14
      2.5   Closing Escrow  . . . . . . . . . . . . . . . . . . . . .    14

3.    TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . .    14
      3.1   Certificate of Incorporation  . . . . . . . . . . . . . .    14
      3.2   Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . .    14
      3.3   Directors and Officers  . . . . . . . . . . . . . . . . .    14

4.    MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES
      IN THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . .    14
      4.1   Share Consideration; Conversion or Cancellation of
            Shares in the Merger  . . . . . . . . . . . . . . . . . .    14
      4.2   Payment for Shares in the Merger  . . . . . . . . . . . .    15
      4.3   No Transfer of Shares after the Day Prior to the
            Date of this Agreement  . . . . . . . . . . . . . . . . .    15

5.    REPRESENTATIONS AND WARRANTIES OF WERCO AND WECO  . . . . . . .    15
      5.1   Organization and Qualification; Subsidiaries and
            Investments . . . . . . . . . . . . . . . . . . . . . . .    16
      5.2   Capital Stock . . . . . . . . . . . . . . . . . . . . . .    16
      5.3   Authorization . . . . . . . . . . . . . . . . . . . . . .    17
      5.4   Consents and Approvals; No Violation  . . . . . . . . . .    17
      5.5   Financial Statements; No Material Undisclosed
            Liabilities . . . . . . . . . . . . . . . . . . . . . . .    18
      5.6   Absence of Certain Changes or Events  . . . . . . . . . .    18
      5.7   Litigation; Orders  . . . . . . . . . . . . . . . . . . .    19
      5.8   Licenses; Approvals . . . . . . . . . . . . . . . . . . .    19
      5.9   Labor Matters . . . . . . . . . . . . . . . . . . . . . .    20
      5.10  Compliance with Laws  . . . . . . . . . . . . . . . . . .    20
      5.11  Insurance . . . . . . . . . . . . . . . . . . . . . . . .    20
      5.12  Material Contracts  . . . . . . . . . . . . . . . . . . .    20
      5.13  Title to Leases . . . . . . . . . . . . . . . . . . . . .    23
      5.14  Title to Properties Other than Leases; Condition
            of Facilities . . . . . . . . . . . . . . . . . . . . . .    23
      5.15  Status and Operation of Oil and Gas Properties  . . . . .    23
      5.16  Environmental Matters . . . . . . . . . . . . . . . . . .    24
      5.17  Condemnation  . . . . . . . . . . . . . . . . . . . . . .    24
      5.18  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .    25
      5.19  Employee Benefit Plans  . . . . . . . . . . . . . . . . .    27
      5.20  Reserve Reports . . . . . . . . . . . . . . . . . . . . .    28
      5.21  Brokerage Fees and Commissions  . . . . . . . . . . . . .    28
      5.22  Operations and Expenditures . . . . . . . . . . . . . . .    28
      5.23  Tax Partnerships  . . . . . . . . . . . . . . . . . . . .    29
      5.24  Wells . . . . . . . . . . . . . . . . . . . . . . . . . .    29

      5.25  Full Disclosure . . . . . . . . . . . . . . . . . . . . .    29
      5.26  Interest Additions  . . . . . . . . . . . . . . . . . . .    29

6.    REPRESENTATIONS AND WARRANTIES OF WECO  . . . . . . . . . . . .    29
      6.1   Organization  . . . . . . . . . . . . . . . . . . . . . .    29
      6.2   Authorization . . . . . . . . . . . . . . . . . . . . . .    29
      6.3   Consents and Approvals; No Violation  . . . . . . . . . .    30
      6.4   SEC Documents . . . . . . . . . . . . . . . . . . . . . .    30
      6.5   Investment Intent . . . . . . . . . . . . . . . . . . . .    31
      6.6   Restricted Securities . . . . . . . . . . . . . . . . . .    31
      6.7   Legend  . . . . . . . . . . . . . . . . . . . . . . . . .    31
      6.8   Residency . . . . . . . . . . . . . . . . . . . . . . . .    31

7.    REPRESENTATIONS AND WARRANTIES OF COGC AND MERGER SUB . . . . .    32
      7.1   Organization and Qualification  . . . . . . . . . . . . .    32
      7.2   Capital Stock . . . . . . . . . . . . . . . . . . . . . .    32
      7.3   Authorization . . . . . . . . . . . . . . . . . . . . . .    32
      7.4   Consents and Approvals; No Violation  . . . . . . . . . .    33
      7.5   SEC Documents . . . . . . . . . . . . . . . . . . . . . .    33
      7.6   Financial Statements; No Material Undisclosed
            Liabilities . . . . . . . . . . . . . . . . . . . . . . .    34
      7.7   Absence of Certain Changes or Events  . . . . . . . . . .    34
      7.8   Litigation; Orders  . . . . . . . . . . . . . . . . . . .    34
      7.9   Compliance with Laws  . . . . . . . . . . . . . . . . . .    35
      7.10  Title to Properties . . . . . . . . . . . . . . . . . . .    35
      7.11  Financing . . . . . . . . . . . . . . . . . . . . . . . .    35
      7.12  Ownership of Merger Sub; No Prior Activities  . . . . . .    35
      7.13  Brokerage Fees and Commissions  . . . . . . . . . . . . .    36
      7.14  Full Disclosure . . . . . . . . . . . . . . . . . . . . .    36

8.    TITLE MATTERS; ENVIRONMENTAL DEFECTS  . . . . . . . . . . . . .    36
      8.1   Title Defects . . . . . . . . . . . . . . . . . . . . . .    36
      8.2   Notice of Asserted Title Defects  . . . . . . . . . . . .    36
      8.3   Notice of Claimed Interest Additions  . . . . . . . . . .    37
      8.4   Counter-Notice  . . . . . . . . . . . . . . . . . . . . .    37
      8.5   Liability for Uncured Title Defects . . . . . . . . . . .    37
      8.6   Calculation of Title Defect Amounts and Interest
            Addition Amounts  . . . . . . . . . . . . . . . . . . . .    38
      8.7   Determination of Net Title Defect Amounts . . . . . . . .    40
      8.8   Arbitration Procedures  . . . . . . . . . . . . . . . . .    40
      8.9   Payment in Respect of Uncured Title Defects . . . . . . .    41
      8.10  Interaction of WERCO and WECO . . . . . . . . . . . . . .    41
      8.11  Environmental Defects . . . . . . . . . . . . . . . . . .    42

9.    ADDITIONAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . .    42
      9.1   Conduct of Business of WERCO and COGC . . . . . . . . . .    42

      9.2   Operation of Oil and Gas Properties . . . . . . . . . . .    44
      9.3   Certain Covenants with Respect to Oil and
            Gas Interests . . . . . . . . . . . . . . . . . . . . . .    45
      9.4   No Other Bids . . . . . . . . . . . . . . . . . . . . . .    45
      9.5   Reasonable Efforts  . . . . . . . . . . . . . . . . . . .    46
      9.6   Access to Information During Due Diligence Period;
            Notification of Breaches  . . . . . . . . . . . . . . . .    46
      9.7   Confidentiality . . . . . . . . . . . . . . . . . . . . .    47
      9.8   Public Announcements  . . . . . . . . . . . . . . . . . .    48
      9.9   Retention of WERCO Records  . . . . . . . . . . . . . . .    48
      9.10  Indemnification of Directors and Officers . . . . . . . .    48
      9.11  Renaming of Merger Sub  . . . . . . . . . . . . . . . . .    49
      9.12  Further Assurances  . . . . . . . . . . . . . . . . . . .    49
      9.13  Business Guaranties . . . . . . . . . . . . . . . . . . .    50
      9.14  Performance of WERCO Obligations  . . . . . . . . . . . .    50
      9.15  Employment and Benefit Matters  . . . . . . . . . . . . .    50
      9.16  Insurance Matters . . . . . . . . . . . . . . . . . . . .    54
      9.17  Regulatory Filing . . . . . . . . . . . . . . . . . . . .    54
      9.18  WECO Representation on COGC's Board of Directors  . . . .    55
      9.19  Registration Rights Agreement . . . . . . . . . . . . . .    55
      9.20  Certain Actions Prior to Closing  . . . . . . . . . . . .    55
      9.21  Rights Agreement Amendment  . . . . . . . . . . . . . . .    57
      9.22  Transition Services Agreement . . . . . . . . . . . . . .    57
      9.23  Dissolution of STLP . . . . . . . . . . . . . . . . . . .    57

10.   CONDITIONS TO THE OBLIGATIONS OF COGC AND MERGER SUB  . . . . .    57
      10.1  Representations, Warranties and Covenants of WERCO  . . .    57
      10.2  Representations, Warranties and Covenants of WECO . . . .    58
      10.3  Waiting Period  . . . . . . . . . . . . . . . . . . . . .    58
      10.4  No Injunction . . . . . . . . . . . . . . . . . . . . . .    58
      10.5  Consents  . . . . . . . . . . . . . . . . . . . . . . . .    58
      10.6  Opinions of Counsel for WERCO and WECO  . . . . . . . . .    58
      10.7  Material Change . . . . . . . . . . . . . . . . . . . . .    59
      10.8  Authorization . . . . . . . . . . . . . . . . . . . . . .    59
      10.9  Financial Statements  . . . . . . . . . . . . . . . . . .    59
      10.10 Assignment of Hedge Agreements  . . . . . . . . . . . . .    59

11.   CONDITIONS TO THE OBLIGATIONS OF WERCO AND WECO . . . . . . . .    59
      11.1  Representations, Warranties and Covenants of COGC . . . .    59
      11.2  Waiting Period  . . . . . . . . . . . . . . . . . . . . .    60
      11.3  No Injunction . . . . . . . . . . . . . . . . . . . . . .    60
      11.4  Consents  . . . . . . . . . . . . . . . . . . . . . . . .    60
      11.5  Opinion of Counsel for COGC . . . . . . . . . . . . . . .    60
      11.6  Material Change . . . . . . . . . . . . . . . . . . . . .    60
      11.7  Execution of Registration Rights Agreement  . . . . . . .    60

      11.8  Execution of Rights Agreement Amendment . . . . . . . . .    60
      11.9  Deposit of Funds in Escrow  . . . . . . . . . . . . . . .    61
      11.10 SEC Documents . . . . . . . . . . . . . . . . . . . . . .    61
      11.11 Authorization . . . . . . . . . . . . . . . . . . . . . .    61

12.   TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .    61
      12.1  Reorganization  . . . . . . . . . . . . . . . . . . . . .    61
      12.2  WECO Tax Indemnity  . . . . . . . . . . . . . . . . . . .    62
      12.3  COGC Tax Indemnity  . . . . . . . . . . . . . . . . . . .    63
      12.4  Allocation of Certain Taxes . . . . . . . . . . . . . . .    64
      12.5  Refunds . . . . . . . . . . . . . . . . . . . . . . . . .    65
      12.6  Tax Returns . . . . . . . . . . . . . . . . . . . . . . .    66
      12.7  Tax Contests  . . . . . . . . . . . . . . . . . . . . . .    68
      12.8  Payment of Taxes  . . . . . . . . . . . . . . . . . . . .    70
      12.9  Cooperation and Exchange of Information . . . . . . . . .    70
      12.10 Transfer Taxes  . . . . . . . . . . . . . . . . . . . . .    71
      12.11 Thirty-Day Elections  . . . . . . . . . . . . . . . . . .    71
      12.12 Termination of Tax Sharing Agreements . . . . . . . . . .    71
      12.13 Survival  . . . . . . . . . . . . . . . . . . . . . . . .    71
      12.14 Conflict  . . . . . . . . . . . . . . . . . . . . . . . .    72

13.   SURVIVAL; INDEMNIFICATION . . . . . . . . . . . . . . . . . . .    72
      13.1  Survival  . . . . . . . . . . . . . . . . . . . . . . . .    72
      13.2  Indemnification by COGC . . . . . . . . . . . . . . . . .    72
      13.3  Indemnification by WECO . . . . . . . . . . . . . . . . .    72
      13.4  Third-Party Claims  . . . . . . . . . . . . . . . . . . .    73
      13.5  Basis for Payment . . . . . . . . . . . . . . . . . . . .    74

14.   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . .    74
      14.1  Termination by Mutual Consent . . . . . . . . . . . . . .    74
      14.2  Termination after June 30, 1994 . . . . . . . . . . . . .    74
      14.3  Termination by WERCO or WECO  . . . . . . . . . . . . . .    74
      14.4  Procedure upon Termination  . . . . . . . . . . . . . . .    74
      14.5  Effect of Termination . . . . . . . . . . . . . . . . . .    75

15.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .    75
      15.1  Counterparts  . . . . . . . . . . . . . . . . . . . . . .    75
      15.2  Governing Law . . . . . . . . . . . . . . . . . . . . . .    75
      15.3  Entire Agreement  . . . . . . . . . . . . . . . . . . . .    75
      15.4  Expenses  . . . . . . . . . . . . . . . . . . . . . . . .    75
      15.5  Notices . . . . . . . . . . . . . . . . . . . . . . . . .    75
      15.6  Successors and Assigns  . . . . . . . . . . . . . . . . .    77
      15.7  Headings; Definitions . . . . . . . . . . . . . . . . . .    77
      15.8  Amendments and Waivers  . . . . . . . . . . . . . . . . .    77

      15.9  Schedules and Exhibits  . . . . . . . . . . . . . . . . .    77
      15.10 Disclaimer of Warranties  . . . . . . . . . . . . . . . .    77
      15.11 Agreement for the Parties' Benefit  . . . . . . . . . . .    77
      15.12 Severability  . . . . . . . . . . . . . . . . . . . . . .    77
      15.13 Attorneys' Fees . . . . . . . . . . . . . . . . . . . . .    78

Exhibits

Exhibit A                 Agreement and Plan of Merger
Exhibit B                 Registration Rights Agreement
Exhibit C                 Certificate of Designation of 6% Convertible
                          Redeemable Preferred Stock
Exhibit D                 Amendment No. 1 to Rights Agreement

Schedules

Schedule 1(a)             Key Executive Officers of WERCO and WECO
Schedule 1(b)             Certain Personnel of WERCO
Schedule 1(c)             Key Executive Officers of Cabot Oil & Gas Corporation
Schedule 1(d)             Certain Personnel of Cabot Oil & Gas Corporation
Schedule 5.1(c)           WERCO Investment Interests
Schedule 5.4              Consents and Approvals
Schedule 5.5(b)           Undisclosed Liabilities
Schedule 5.6              Certain Changes or Events
Schedule 5.7              Litigation; Orders
Schedule 5.8              Licenses; Approvals
Schedule 5.9              Labor Matters
Schedule 5.11(a)          Insurance
Schedule 5.11(b)          Not Continuing Insurance
Schedule 5.12             Material Contracts
Schedule 5.12(e) Gas Sales, Purchases, Marketing, Processing and Transportation Agreements containing Options, Calls, or Dedication of Production
Schedule 5.12(j)          Prospect Agreement Inventory
Schedule 5.12(k)          Acquisitions over $1,500,000
Schedule 5.12(o)          Business Guaranties
Schedule 5.13             Part I - Title to Leases, Wells and Units
                          Part II - Title to Prospect Acreage
Schedule 5.13A            Lease Inventory
Schedule 5.14             Title to Properties Other Than "Leases"
Schedule 5.15             Status and Operation of Oil and Gas Properties
Schedule 5.16             Environmental Matters
Schedule 5.17             Condemnation
Schedule 5.18(a)          Tax Matters
Schedule 5.18(d)          Tax Elections
Schedule 5.18(n)          Basis and Excess Loss Accounts in Subsidiaries
Schedule 5.19             Employee Benefit Plans
Schedule 5.20             Reserve Report Corrections and Clarifications
Schedule 5.22             Obligations in Excess of $50,000
Schedule 6.3              Consents and Approvals
Schedule 7.4              Consents and Approvals
Schedule 7.7              Certain Changes or Events

Schedule 7.8              Litigation; Orders
Schedule 7.10             Title to Properties
Schedule 9.1              Conduct of Business of WERCO
Schedule 9.13             Business Guaranties
Schedule 9.15             Vacation Days
Schedule 9.20             Part I - Transferred Assets and Selected Transferred
                                   Assets
                          Part II - Desired Assets

                              AGREEMENT OF MERGER


         This Agreement of Merger (this "Agreement") is made and entered into as of the 25th day of February, 1994, among Cabot Oil & Gas Corporation, a Delaware corporation ("COGC"), COG Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of COGC ("Merger Sub"), Washington Energy Company, a Washington corporation ("WECO"), and Washington Energy Resources Company, a Washington corporation and a wholly-owned subsidiary of WECO ("WERCO").

                                    RECITALS

         WHEREAS, COGC, Merger Sub, WERCO and WECO each have determined that it is in their best interests for WERCO to merge with and into Merger Sub, upon the terms and subject to the conditions of this Agreement;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code; and

         WHEREAS, COGC, Merger Sub, WERCO and WECO wish to make certain representations, warranties, covenants and agreements in connection with the Merger;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, COGC, Merger Sub, WERCO and WECO hereby agree as follows:

1.       CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the following respective meanings:

                 "ACTION" shall mean any actual or threatened action, suit, arbitration, inquiry, proceeding or investigation by or before any court or Governmental Body.

                 "AFE" shall have the meaning specified in Section 9.2(d).

                 "AFFILIATE" shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

                 "AMOUNT" shall have the meaning specified in Section 14.3(b).

                 "AVERAGE TRADING PRICE" shall have the meaning specified in
Section 14.3(b).

                 "BUSINESS" shall mean all oil and gas exploration, production and related marketing business conducted by WERCO and the WERCO Subsidiaries and their respective predecessors as the context may require, or by COGC and the COGC Subsidiaries and their respective predecessors as the context may require, and all operations and ownerships related to such business, including, without limitation, (a) the acquisition, purchase, sale, development, operation, ownership, maintenance, plugging and abandonment of Hydrocarbons and mineral leases and related interests, (b) the drilling, production, purchase, sale, marketing, transportation, storage, processing, treating, manufacture and disposal of or for Hydrocarbons and associated byproducts, (c) the acquisition, permitting, construction, installation, maintenance, operation, ownership, removal and abandonment of related plants, platforms, pipelines, gathering lines, compressors, facilities, storage facilities and equipment and (d) the conduct of all related executive, administrative, accounting, legal and managerial functions.

                 "BUSINESS GUARANTIES" shall have the meaning specified in
Section 9.13.

                 "CERCLA" shall have the meaning specified in Section 5.16.

                 "CERTIFICATE OF MERGER" shall mean the certificate of merger with respect to the merger of WERCO with and into Merger Sub, containing the provisions required by, and executed in accordance with, Section 252 of the DGCL.

                 "CLAIM" shall have the meaning specified in Section 9.10(a).

                 "CLOSING" shall have the meaning specified in Section 2.3.

                 "CLOSING DATE" shall mean the date specified in Section 2.3.

                 "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

                 "COGC COMMON STOCK" shall mean the Class A common stock, par value ten cents ($.10) per share, of COGC.

                 "COGC COSTS" shall mean any and all reasonable and documented costs and expenses incurred by any Tax Indemnitee and relating to any Tax, or any matter related to any Tax, to which this Agreement relates, such costs and expenses including, but not limited to (a) third party costs (including, without limitation, reasonable attorneys', accountants' and experts' fees and disbursements, settlement costs and court costs) and (b) direct costs and expenses relating to any Tax Indemnitee's personnel and support.

                 "COGC EMPLOYEES" shall have the meaning specified in Section 9.15(a).

                 "COGC EQUITY SECURITIES" shall mean the COGC Common Stock and the COGC Preferred Stock.

                 "COGC FINANCIAL STATEMENTS" shall have the meaning specified in Section 7.6(a).

                 "COGC NOTICE" shall have the meaning specified in Section 12.7(d).

                 "COGC PREFERRED STOCK" shall mean the 6% Convertible Redeemable Preferred Stock, par value ten cents ($.10) per share, to be issued pursuant to Section 4.1 of this Agreement. Such Preferred Stock shall have the voting powers, designations and relative rights described in the Certificate of Designation of 6% Convertible Redeemable Preferred Stock attached hereto as Exhibit C.

                 "COGC SEC DOCUMENTS" shall have the meaning specified in
Section 7.5.

                 "COGC SUBSIDIARIES" shall mean Big Sandy Gas Company, a Delaware corporation, Cabot Oil and Gas Marketing Corporation, a Delaware corporation, Cabot Petroleum North Sea, Ltd., a Delaware corporation, COG Acquisition Company, a Delaware corporation, Cranberry Pipeline Corporation, a Delaware corporation, Franklin Brine Treatment Corporation, a Delaware corporation and Industrial Gas Corporation, a Delaware corporation.

                 "COGC TAX CLAIM" shall have the meaning specified in Section 12.7(a).

                 "CONTINUING WERCO EMPLOYEES" shall have the meaning specified in Section 9.15(e).

                 "CONTRACTS" shall have the meaning specified in Section 5.12.

                 "CURE PERIOD" shall mean (a) with respect to a Title Defect for which a Title Defect Notice was given prior to or on the Closing Date, that period of time from 5:00 p.m. on the Closing Date until 5:00 p.m. on the sixtieth (60th) day following the Closing Date and (b) with respect to a Title Defect for which a Title Defect Notice was given after the Closing Date, that period of time from 5:00 p.m. on the date such Title Defect Notice was given until 5:00 p.m. on the sixtieth (60th) day following the date such Title Defect Notice was given.

                 "DEFENSIBLE TITLE" shall mean for each Lease, each Unit and each Well, as the case may be, such record title (any element of a Net Revenue Interest which is attributable to a non-consent or sole risk election shall be deemed to be record title) that (a) entitles WERCO to receive throughout the life of such Lease, Unit or Well a Net Revenue Interest in, to and from that Lease, Unit or Well not less than the Net Revenue Interest for such Lease, Unit or Well stated on Schedule 5.13, (b) obligates WERCO to pay and bear throughout the life of such Lease, Unit or Well a share of the costs and risks of exploring, developing, operating and abandoning that Lease, Unit or Well not greater than the Working Interest for such Lease, Unit or Well stated on
Schedule 5.13, and (c) is free and clear of all Encumbrances, except Permitted Encumbrances; Defensible Title for the Leases which are included in a prospect identified in Part II of Schedule 5.13 shall mean record title in WERCO in and to such Leases such that WERCO owns leasehold estates covering the net acreage set forth for such prospect on Part II of
Schedule 5.13 subject to no Encumbrances other than Permitted Encumbrances.

                 "DESIRED ASSETS" shall mean the assets and contracts so identified on Schedule 9.20.

                 "DGCL" shall mean the Delaware General Corporation Law.

                 "EASEMENTS" shall mean surface and subsurface easements, rights-of-way, leases, permits, licenses, franchises, servitudes, tenements, appurtenances and other interests that pertain to the Leases, the Lands or the Wells.

                 "EFFECTIVE TIME" shall have the meaning specified in Section
2.2.

                 "ELECTION NOTICE" shall have the meaning specified in Section 12.7(a).

                 "EMPLOYEE BENEFIT ARRANGEMENTS" shall have the meaning specified in Section 9.15(c).

                 "EMPLOYEE BENEFIT PLANS" shall have the meaning specified in
Section 9.15(b).

                 "ENCUMBRANCE" shall mean any mortgage, lien (including unpaid debts for which a statutory lien may be asserted if such debts remain unpaid and become delinquent), security interest, pledge, charge, encumbrance, claim, limitation, irregularity, burden or defect.

                 "ENVIRONMENTAL DEFECT" means any Action, any third-party claim, any remediation or other required action under Environmental Laws, or any environmental remediation work required by a Governmental Body or any other condition, whether or not yet discovered, which could reasonably be expected to result in any Loss to the Properties or COGC or Merger Sub under any Environmental Law; but excludes any Environmental Defect (a) arising out of facts, conditions and circumstances not in existence at the Effective Time or
(b) which may arise because of changes in Environmental Laws after the Effective Time, provided, however, such Environmental Defect would not have been an Environmental Defect under Environmental Laws in force as of the Effective Time.

                 "ENVIRONMENTAL LAWS" shall have the meaning specified in
Section 5.16.

                 "EQUIPMENT" shall mean fixtures, equipment, tangible personal property, goods, facilities, supplies, inventory, fixtures and improvements that are located on the Lands or that are used or held for use for the production, gathering, treatment, processing, storage, disposal or transportation on or from the Lands or Hydrocarbons, water or other substances produced with them, including all accessions, additions and attachments to other Equipment. "Equipment" includes any and all camps, casing, chemicals, Christmas trees, communications systems (including telephone, telegraph and radio systems), derricks, flow lines, gas systems (including gathering, treatment and compression facilities and equipment), gathering lines, gun barrels, loading docks and facilities, loading racks, pipelines (including gathering lines, trunk lines and lateral lines), platforms, power systems (including power plants, power lines, transformers, starters and controllers), processing plants, pumping units, pumps, roads, rods, storage yards and stored materials, tank farms, tanks, tools, tubing and tubular goods.

                 "ERISA" shall have the meaning specified in Section 5.19(b).

                 "ESCROW" shall have the meaning specified in Section 2.5.

                 "ESCROW AGENT" shall have the meaning specified in Section 2.5.

                 "EXCHANGE ACT" shall have the meaning specified in Section 6.4.

                 "FINAL DETERMINATION" shall mean (a)(i) a decision of the United States Tax Court, which has become final and non-appealable, or (ii) a judgment, decree or other order by another court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (b) a final and binding settlement or compromise with an administrative agency with appropriate jurisdiction, including, but not limited to, a closing agreement under Section 7121 of the Code; (c) any disallowance of a claim for refund or credit in respect to an overpayment of Tax, but only at such time as the period for timely filing of suit with respect to such disallowance has expired; or (d) any final disposition by reason of the expiration of all applicable statutes of limitations.

                 "FTC" shall have the meaning specified in Section 9.17.

                 "GOVERNMENTAL BODY" shall mean any federal, state, municipal, political subdivision or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

                 "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "HYDROCARBONS" shall mean crude oil, natural gas, natural gas liquids and other gaseous and liquid hydrocarbons or any combination thereof.

                 "INDEMNIFIED COGC PARTIES" shall have the meaning specified in
Section 13.3.

                 "INDEMNIFIED WECO PARTIES" shall have the meaning specified in
Section 13.2.

                 "INDEMNIFIED WERCO DIRECTORS AND OFFICERS" shall have the meaning specified in Section 9.10(a).

                 "INFORMATION" shall mean all information about the Properties, including the following: instruments and agreements that constitute or create Leases, Easements, Unit Agreements and Oil and Gas Contracts; title opinions, abstracts of title and title files for the Leases, Wells and Units; drilling reports, engineering data, formation tests, logs and maps for the Lands, Leases, Wells and Units; and seismic, geophysical, geological, gravitational, paleontological and chemical data, information and analyses for the Lands, Leases, Wells and Units.

                 "INTERCOMPANY DEBT" shall mean the indebtedness of WERCO to WECO in the principal amount of $69,100,000 at December 31, 1993 (together with accrued interest thereon at the rate of 6% per annum from December 31, 1993), through the Closing Date, plus any amounts advanced by WECO to WERCO after December 31, 1993 (including any adjustments to such indebtedness to be made pursuant to any tax sharing agreement(s) to which WECO, WERCO or the WERCO Subsidiaries are parties), together with accrued interest thereon at the rate of 6% per annum from the date of such advance, and prior to the Closing Date, which advances will be made for expenditures by WERCO in the ordinary course of its Business consistent with past practice and the payment of indebtedness of STLP to Midland Bank Plc if STLP is dissolved prior to the Closing.

                 "INTEREST ADDITION" shall mean with respect to any Lease, Well or Unit described on Schedule 5.13, (a) an increase in the Net Revenue Interest in, to and from such particular Lease, Well or Unit above the Net Revenue Interest identified for such Lease, Well or Unit on Schedule 5.13 as being associated with such Lease, Well or Unit so long as the Working Interest identified for such Lease, Well or Unit on Schedule 5.13 is not also increased, or (b) a reduction in the Working Interest for a particular Lease, Well or Unit below the Working Interest identified on Schedule 5.13 as being associated with such Lease, Well or Unit so long as the Net Revenue Interest identified for such Lease, Well or Unit on Schedule 5.13 is not also decreased.

                 "INTEREST ADDITION AMOUNT" shall mean the amount attributable to each Interest Addition, as determined pursuant to Section 8.6.

                 "INVESTMENT INTEREST" shall have the meaning specified in
Section 5.1(c).

                 "IRS" shall have the meaning specified in Section 5.18(a).

                 "JOINT TAX CLAIM" shall have the meaning specified in Section 12.7(e).

                 "JUSTICE DEPARTMENT" shall have the meaning specified in
Section 9.17.

                 "KNOWLEDGE" when used in relation to WERCO or any of its Affiliates shall mean the actual knowledge of one or more of the Persons listed on Schedule 1(a), provided such Persons shall, prior to the Closing, conduct a reasonable inquiry of certain employees of WERCO as listed on Schedule 1(b) with respect to the representations and warranties of WERCO made in this Agreement. "KNOWLEDGE" when used in relation to COGC or any of its Affiliates shall mean the actual knowledge of one or more of the Persons listed on Schedule 1(c), provided such Persons shall, prior to the Closing, conduct a reasonable inquiry of certain employees of COGC as listed on Schedule 1(d) with respect to the representations and warranties of COGC made in this Agreement.

                 "LANDS" shall mean the lands described or referred to on
Schedule 5.13 or covered by any Lease, and the lands pooled or unitized with such lands.

                 "LEASES" shall mean oil, gas and/or mineral leases, mineral interests, royalty interests, net profits interests, licenses, concessions, permits, reversionary interests and other interests in Hydrocarbons in which WERCO claims an interest, as identified on Schedule 5.13A or otherwise owned by WERCO or any WERCO Affiliate.

                 "LICENSES" shall have the meaning specified in Section 5.8.

                 "LOSSES" shall mean any and all losses, liabilities, claims, damages, (including, without limitation, those arising out of any demand, assessment, settlement, judgment or compromise relating to any Action), costs and expenses (including, without limitation, any reasonable attorneys' fees and any and all reasonable expenses whatsoever incurred in investigating, preparing or defending any Action, including any fees incurred on appeal).

                 "MATERIAL ADVERSE EFFECT" shall mean any actual or prospective change, development or effect (individually or in the aggregate), which has or would have an adverse effect on the general affairs, management, Business, properties, results of operations, prospects, condition (financial or otherwise), assets or liabilities of WERCO and the WERCO Subsidiaries, taken as a whole, or of COGC or the COGC Subsidiaries, taken as a whole, that (after taking into consideration insurance recoveries in respect thereof) is material to WERCO and the WERCO Subsidiaries, taken as a whole, or to COGC and the COGC Subsidiaries, taken as a whole; provided, however, that any actual or prospective change or changes relating to or resulting from any change or changes in the prices of Hydrocarbons, natural declines in well performance, general economic conditions or local, regional, national or international industry conditions (including, without limitation, changes in applicable laws or regulations, and changes in financial or market conditions) shall be deemed not to constitute a Material Adverse Effect.

                 "MATERIAL CLAIM" shall mean any claim, event or occurrence which would result in a cost, expense, impairment or diminution in value with respect to the affected asset or the Business of WERCO and the WERCO Subsidiaries in excess of $250,000 or COGC and the COGC Subsidiaries in excess of $500,000 (after taking into consideration insurance recoveries in respect thereof); provided, however, that any actual or prospective change or changes relating to or resulting from any change or changes in the prices of Hydrocarbons, natural declines in well performance, general economic conditions or local, regional, national or international industry conditions (including, without limitation, changes in applicable laws or regulations, and changes in financial or market conditions) shall be deemed not to constitute a Material Claim. "Material Claim" is used in this Agreement only with respect to disclosure standards in certain representations and warranties set forth in this Agreement, and shall not be construed as any indication of what would constitute a Material Adverse Effect.

                 "MAXIMUM AMOUNT" shall have the meaning specified in Section 13.2.

                 "MERGER" shall mean the merger of WERCO with and into Merger Sub as contemplated by Section 2.1.

                 "MERGER CONSIDERATION" shall have the meaning specified in
Section 4.1(b).

                 "MINIMUM AMOUNT" shall have the meaning specified in Section 13.2.

                 "NET REVENUE INTEREST" shall mean an interest (expressed as a percentage) in and to Hydrocarbons produced and saved from or allocated to a Lease, a Well or a Unit after deducting all applicable Production Burdens.

                 "NET TITLE DEFECT AMOUNT" shall have the meaning specified in
Section 8.7.

                 "NEW SUB" shall have the meaning specified in Section 9.20.

                 "OIL AND GAS CONTRACTS" shall mean contracts that affect or relate to the Leases, the Lands, the Units, the Wells, the Equipment or the Hydrocarbons, including amendments to and claims under Oil and Gas Contracts. "Oil and Gas Contracts" includes acreage-contribution agreements, advance payment agreements, bottom-hole agreements, division orders, drilling contracts, dry-hole agreements, exploration agreements, farm-in and farmout agreements, gas-balancing agreements (including claims to recover natural gas or money under gas-balancing agreements for WERCO's underproduction before the Effective Time), natural gas and oil sales, exchange, treating and processing contracts, operating agreements, participation agreements, storage agreements, support agreements, transfer orders, transportation agreements and water rights agreements.

                 "OUTSIDE DATE" shall have the meaning specified in Section
14.2.

                 "PERMITTED ENCUMBRANCES" shall mean any:

                 (a) Encumbrances that arise under Oil and Gas Contracts or under Unit Agreements, and that are of a type and nature customary in the oil and gas industry to secure the payment of amounts that are not yet delinquent or, if delinquent, are being contested in good faith in the ordinary course of business;

                 (b) Encumbrances securing payments to mechanics and materialmen and encumbrances securing payment of taxes or assessments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith in the ordinary course of business;

                 (c) consents to assignment by Governmental Bodies (i) that are obtained on or prior to the Closing Date or (ii) that are customarily obtained after the consummation of transactions of the nature contemplated by this Agreement;

                 (d) conventional rights of reassignment obligating WERCO to reassign its interest in any portion of the Leases, Lands, Units or Wells to a third party in the event it intends to release or abandon such interest prior to the expiration of the primary term or other termination of such interest;

                 (e) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any Lease, Lands or Unit that are not such as to interfere materially with the operation, value or use of the portion of the Properties burdened or affected thereby;

                 (f) such written covenants, conditions and other written terms subject to which the Leases were acquired by WERCO and which were provided to COGC or Merger Sub;

                 (g) such Title Defects as COGC or Merger Sub has expressly waived in writing;

                 (h) rights reserved to or vested in any Governmental Body to control or regulate any of the Leases in any manner, and all applicable laws, rules and orders of any Governmental Body so long as there currently exists no noncompliance with any such laws, rules and orders;

                 (i) consents to assignment and preferential rights to purchase any or all of the Leases, Wells and Units other than any such consents or rights which (A) are applicable to the transactions contemplated by this Agreement or (B) were applicable to a previous transaction involving the transfer of all or any portion of the Properties but were not complied with at the time of the consummation of such transaction; and

                 (j) such Encumbrances affecting all or any portion of any Property that a reasonable, prudent operator with knowledge of such Encumbrances and an appreciation of the legal significance would consider immaterial and waive as a title defect without any reduction in the value allocated to such Property inSchedule 5.13.

                 "PERSON" shall mean an individual, group, partnership, corporation, trust or other entity.

                 "PLAN OF MERGER" shall mean the Agreement and Plan of Merger in the form attached as Exhibit A.

                 "POST-CLOSING PERIOD" shall have the meaning specified in
Section 12.3.

                 "PRE-CLOSING PERIOD" shall have the meaning specified in
Section 12.2.

                 "PRODUCTION BURDENS" shall mean all royalty interests, overriding royalty interests, production payments, net profits interests or other similar interests that constitute a burden on, are measured by or are payable out of the production of, Hydrocarbons or the proceeds realized from the sale or other disposition thereof.

                 "PROPERTIES" shall mean the Leases, the Lands, the Wells, the Equipment, the Units, the Easements, the Oil and Gas Contracts, the Hydrocarbons and the Information. "Property" shall mean a specific and identifiable subset of the Properties, such as a Unit and the Leases, Lands, Wells, Equipment, Easements, Oil and Gas Contracts, Hydrocarbons and Information associated with that Unit.

                 "RCRA" shall have the meaning specified in Section 5.16.

                 "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement in the form attached as Exhibit B.

                 "RESPECTIVE REPRESENTATIVES" shall have the meaning specified in Section 9.6(a).

                 "RIGHTS AGREEMENT AMENDMENT" shall mean Amendment No. 1 to Rights Agreement in the form attached as Exhibit D.

                 "SEC" shall have the meaning specified in Section 6.4.

                 "SECURITIES ACT" shall have the meaning specified in Section
6.4.

                 "SELECTED TRANSFERRED ASSETS" shall mean those Transferred Assets so identified on Schedule 9.20.

                 "STLP" shall have the meaning specified in Section 5.1(b).

                 "STRADDLE PERIOD" shall have the meaning specified in Section 12.2.

                 "SUBSIDIARY" shall mean any corporation, partnership, joint venture, business trust or other legal entity in which a corporation either directly or indirectly owns or holds beneficial or record ownership of more than 50% of the outstanding voting interests.

                 "SURVIVING CORPORATION" shall mean the surviving corporation in the Merger.

                 "TAXES" shall mean all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts or other assessments of any kind whatsoever, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, petroleum revenue, production, stamp, occupation, premium, property, windfall profits or other taxes, charges, fees, duties, levies, imposts or other assessments, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

                 "TAX CLAIM NOTICE" shall have the meaning specified in Section 12.7.

                 "TAX INDEMNITEE" shall have the meaning specified in Section 12.2.

                 "TAX RETURNS" shall mean all returns, declarations, reports, statements and other documents required to be filed in respect of any and all Taxes, and the term "Tax Return" means any one of the foregoing Tax Returns.

                 "TITLE DEFECT" shall mean any Encumbrance other than a Permitted Encumbrance which could cause title to any Lease, Lands, Unit or Well not to be Defensible Title or any claim or threat of an Encumbrance other than a Permitted Encumbrance which could cause title to any Lease, Lands, Unit or Well not to be Defensible Title which is of such significance that a reasonably prudent operator with knowledge of the facts and an appreciation of their legal significance would be unwilling to accept title to such Property without a reduction in the value allocated to such Property on Schedule 5.13.

                 "TITLE DEFECT AMOUNT" shall mean the amount attributable to each Title Defect as determined pursuant to Section 8.6.

                 "TITLE DEFECT THRESHOLD AMOUNT" shall mean $800,000.00.

                 "TRANSFERRED ASSETS" shall mean the assets and contracts so identified on Schedule 9.20.

                 "UNDISCLOSED LIABILITIES" shall have the meaning specified in
Section 5.5(b).

                 "UNIT AGREEMENT" shall mean an agreement, declaration or order that creates or governs any Unit.

                 "UNITS" shall mean oil-and-gas pools, units and communitized lands and depths that include any Lands, including pools, units and communitized areas formed by any Governmental Body or under any order, regulation, rule, approval, decision or order of any Governmental Body.

                 "WBCA" shall mean the Washington Business Corporation Act.

                 "WECO AFFILIATED GROUP" shall mean the "affiliated group" (as such term is defined in Section 1504(a) of the Code) of corporations of which WECO is the "common parent" (within the meaning of Section 1504(a) of the Code).

                 "WECO NOMINEES" shall have the meaning specified in Section 9.18(b).

                 "WECO PLANS" shall have the meaning specified in Section
9.15(d).

                 "WECO SEC DOCUMENTS" shall have the meaning specified in
Section 6.4.

                 "WECO SEVERANCE PLANS" shall have the meaning specified in
Section 5.19(e).

                 "WEEX" shall have the meaning specified in Section 5.1(b).

                 "WELLS" shall mean oil wells, condensate wells, disposal wells, natural gas wells, water source wells, injection wells (for injection of water, recycling of natural gas, injection of substances used in secondary and tertiary recovery operations, and injection of other substances), and other wells located (in each case) on the Lands, whether producing, operating, shut in or temporarily abandoned.

                 "WEM" shall have the meaning specified in Section 5.1(b).

                 "WEO" shall have the meaning specified in Section 5.1(b).

                 "WERCO CERTIFICATE" shall have the meaning specified in
Section 4.1(b).

                 "WERCO COMMON STOCK" shall mean the common stock, par value ten dollars ($10.00) per share, of WERCO.

                 "WERCO EMPLOYEES" shall have the meaning specified in Section 9.15(a).

                 "WERCO FINANCIAL STATEMENTS" shall have the meaning specified in Section 5.5(a).

                 "WERCO GROUP" shall mean WERCO, WEEX, WEM and WEO.

                 "WERCO'S INTEREST(S)" in a Lease, Well, Unit or other unit of Property shall mean all of WERCO's rights, titles and interests in and to, and that may be derived from, that Lease, Well, Unit or other unit of Property.

                 "WERCO RESERVE REPORTS" shall mean the reserve report for the STLP interests in the Leases, Wells and Units dated December 31, 1993, as adjusted by letter dated February 3, 1994, and the reserve report for WERCO's Interest and the interest of the WERCO Subsidiaries

(other than STLP) in the Leases, Wells and Units dated January 1, 1994, as corrected in Schedule 5.20, each prepared by Ryder Scott Company Petroleum Engineers.

                 "WERCO SUBSIDIARIES" shall have the meaning specified in
Section 5.1(b).

                 "WORKING INTEREST" shall mean a percentage of all costs and expenses associated with the exploration, development, operation and abandonment of a Lease, Unit or Well.

2.       THE MERGER; EFFECTIVE TIME; CLOSING; INTERCOMPANY DEBT

         2.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, WERCO will be merged with and into Merger Sub in accordance with the provisions of the DGCL and the WBCA and with the effect provided in Section 252 of the DGCL and Section 23B.11.060 of the WBCA. The separate corporate existence of WERCO shall thereupon cease and Merger Sub shall be the Surviving Corporation and shall continue to be governed by the laws of the State of Delaware.

         2.2 EFFECTIVE TIME. The Merger shall become effective on such date and at such time (the "Effective Time") as (a) the Articles of Merger, including the Agreement and Plan of Merger in the form of attached Exhibit A (the "Plan of Merger"), shall have been accepted for filing by the Secretary of State of the State of Washington and the Certificate of Merger shall have been accepted for filing with the Secretary of State of the State of Delaware, or
(b) such later date and time as may be specified in the Articles or Certificate of Merger, as appropriate.

         2.3 CLOSING. Subject to the fulfillment or waiver of the conditions set forth in Sections 10 and 11, the closing (the "Closing") shall take place (a) at the offices of Baker & Botts, L.L.P., 910 Louisiana, Houston, Texas at 10:00 a.m. on the third business day after the date on which all conditions specified in Sections 10 and 11 of this Agreement shall be satisfied or (b) at such other place or time or on such other date as COGC and WECO may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Sections 10 and 11 (such date being the "Closing Date"). The Effective Time shall occur on the Closing Date.

         2.4 POST-MERGER EVENTS OCCURRING ON THE CLOSING DATE. Immediately after the Effective Time and following the consummation of the Merger, pursuant to the provisions of the Escrow provided in Section 2.5, the Surviving Corporation shall repay in full to WECO the entire balance of the Intercompany Debt as of the Closing Date; and COGC shall contribute to the capital of the Surviving Corporation immediately following the Effective Time such funds as shall be necessary to enable the Surviving Corporation to repay the Intercompany Debt. Any indebtedness of WERCO or any WERCO Subsidiary to WECO, other than the Intercompany Debt, shall be deemed to be a contribution to the capital of WERCO and cancelled at the Effective Time.

         2.5 CLOSING ESCROW. To facilitate the Closing and to ensure that the Surviving Corporation and COGC satisfy their post-merger obligations specified in Section 2.4, the parties shall establish an escrow ("Escrow") with a bank, trust company or other escrow company mutually satisfactory to WECO and COGC ("Escrow Agent"); and COGC shall deposit with said Escrow Agent prior to the Effective Time all funds necessary to enable the Surviving Corporation to repay in full the Intercompany Debt immediately after the Effective Time, all pursuant to irrevocable escrow instructions entered into by WECO, COGC and the Escrow Agent and approved by their respective counsel.

3.       TERMS OF MERGER

         3.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the laws of the State of Delaware.

         3.2 BYLAWS. The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Certificate of Incorporation of the Surviving Corporation and of the laws of the State of Delaware.

         3.3 DIRECTORS AND OFFICERS. The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation, Bylaws of the Surviving Corporation and the laws of the State of Delaware.

4.       MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE
         MERGER

         4.1 SHARE CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER. At the Effective Time, by virtue of the Merger and without any action by holders thereof, the shares of the constituent corporations shall be converted as follows:

                 (a) The shares of WERCO Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) 2,133,000 fully paid and nonassessable shares of COGC Common Stock and (ii) 1,134,000 fully paid and nonassessable shares of COGC Preferred Stock.

                 (b) All shares of WERCO Common Stock to be converted into the right to receive shares of COGC Equity Securities, pursuant to this Section 4.1, shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and the holder of the certificate representing such shares of WERCO Common Stock (the "WERCO Certificate") shall thereafter cease to have any rights with respect to such shares of WERCO Common Stock, except the right to receive, upon the surrender of the WERCO

         Certificate in accordance with Section 4.2, that number of shares of COGC Equity Securities specified above (the "Merger Consideration").

                 (c) Each share of Common Stock, par value $.10 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be outstanding and shall continue as a share of Common Stock of the Surviving Corporation.

         4.2 PAYMENT FOR SHARES IN THE MERGER. Following the Effective Time, upon surrender of the WERCO Certificate for cancellation to COGC, WECO shall receive for the shares of WERCO Common Stock represented by the WERCO Certificate, the Merger Consideration and the WERCO Certificate so surrendered shall forthwith be canceled. Until surrendered, the WERCO Certificate shall, upon and after the Effective Time, be deemed canceled and for all purposes to evidence ownership of the number of shares of COGC Equity Securities into which the shares of WERCO Common Stock have been converted pursuant to Section 4.1.

         4.3 NO TRANSFER OF SHARES AFTER THE DAY PRIOR TO THE DATE OF THIS AGREEMENT. No transfers of shares of WERCO Common Stock will be made on the stock transfer books of WERCO after the close of business on the day prior to the date of this Agreement.

5.       REPRESENTATIONS AND WARRANTIES OF WERCO AND WECO

         WERCO and WECO, jointly and severally, hereby represent and warrant to COGC and Merger Sub as follows:

         5.1     ORGANIZATION AND QUALIFICATION; SUBSIDIARIES AND INVESTMENTS.

                 (a) Each of WERCO and the WERCO Subsidiaries which are corporations is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power to carry on its business as it is now being conducted. Each of WERCO and each WERCO Subsidiary which is a corporation is duly qualified to conduct business as a foreign corporation in every state of the United States in which its ownership or lease of property or conduct of its business and operations makes such qualification necessary, except for such states in which WERCO's or the WERCO Subsidiary's failure to be so qualified would not, individually or in the aggregate, constitute a Material Claim.

                 (b) The only Subsidiaries of WERCO are Washington Energy Exploration, Inc., a Washington corporation ("WEEX"), Washington Energy Marketing, Inc., a Washington corporation ("WEM"), Washington Energy Oil, Inc., a Washington corporation ("WEO"), and South Texas Limited Partnership, a Texas limited partnership ("STLP") (collectively, the "WERCO Subsidiaries").

                 (c) Schedule 5.1(c) contains a true, correct and complete list of each corporation, partnership or joint venture in which WERCO, directly or indirectly, owns beneficially or of record any partnership, joint venture or other equity interest which is equal to or less than a 50% ownership interest (any such partnership, joint venture or other equity interest being referred to in this Agreement as an "Investment Interest") and sets forth (i) the jurisdiction of organization of each such entity and (ii) the type and amount of Investment Interest in each such entity owned, directly or indirectly, by WERCO (and if owned indirectly, the name of the entity or entities owning such Investment Interest). For purposes of this Section 5.1, WERCO's ownership of a working interest in and to oil and gas properties pursuant to joint operating agreements, tax partnership agreements and other industry standard agreements that do not involve formally-constituted joint venture or partnership arrangements relating to such oil and gas properties shall not be treated as a partnership, joint venture or other relevant entity.

                 (d) STLP is a partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power to carry on its business as it is now being conducted. STLP is duly qualified to conduct business as a foreign partnership in each state of the United States in which its ownership or lease of property or conduct of its business and operations makes such qualification necessary, except for such states in which STLP's failure to be so qualified would not, individually or in the aggregate, constitute a Material Claim.

         5.2 CAPITAL STOCK. The authorized capital stock of WERCO consists of 1,000,000 shares of Common Stock, ten dollar ($10.00) par value, of which 1,000 shares are outstanding as of the date of this Agreement and will be outstanding immediately prior to the Effective Time. All outstanding shares of WERCO Common Stock are owned by WECO. All outstanding shares of WERCO Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and no class of capital stock of WERCO is entitled to preemptive or cumulative voting rights. All outstanding shares of capital stock of each of the WERCO Subsidiaries which are corporations are owned by WERCO free and clear of any Encumbrances and have been duly authorized and validly issued and are fully paid and nonassessable, and no class of capital stock is entitled to preemptive or cumulative voting rights. There are not outstanding on the date of this Agreement any options, warrants or other rights obligating WERCO or any WERCO Subsidiary to issue any additional shares of capital stock of WERCO or any WERCO Subsidiary or any other securities convertible into or evidencing the right to subscribe for any such shares. Except as contemplated in Section 9.20, neither WERCO nor any WERCO Subsidiary has declared, and no person has any accrued right to receive, any distribution with respect to shares of capital stock of WERCO or any WERCO Subsidiary. All partnership interests in STLP owned by WERCO are owned by WERCO free and clear of any Encumbrances (other than the line of credit agreement with Midland Bank).

         5.3 AUTHORIZATION. Upon the approval of this Agreement by the Board of Directors and the sole shareholder of WERCO, this Agreement and the consummation of the transactions contemplated hereby shall have been duly authorized by all necessary corporate action on the part of WERCO. Upon such approval, this Agreement shall have been duly executed and delivered by a duly authorized officer of WERCO and shall constitute a valid and binding agreement of WERCO, enforceable against WERCO in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy. Before the Closing Date, WERCO shall have delivered to COGC true and correct copies of any resolutions duly adopted by the Board of Directors and the sole shareholder of WERCO approving this Agreement and the transactions contemplated hereby.

         5.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by WERCO nor the consummation of the transactions contemplated hereby will (a) conflict with or constitute a breach of any provision of the respective articles of incorporation or bylaws of WERCO or any WERCO Subsidiary; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body or other Person except (i) in connection with the HSR Act, or (ii) any regulatory approvals or governmental consents normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement, where the failure to obtain such consent, approval, authorization or permit or to make such filing or notification would not prevent or delay in any material respect the consummation of the transactions contemplated hereby (except as provided in Section 9.20); (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which WERCO or any WERCO Subsidiary is a party or by which WERCO or any WERCO Subsidiary or any of their respective properties or assets may be bound (except as provided in Section 9.20); or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to WERCO, any WERCO Subsidiary or any of their respective properties or assets, except (i) as set forth on Schedule 5.4, and (ii) for such defaults (or breaches, rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or will be obtained prior to the Closing Date or which, in the aggregate, would not have a Material Adverse Effect with respect to WERCO or prevent or delay in any material respect the consummation of the transactions contemplated hereby.

         5.5     FINANCIAL STATEMENTS; NO MATERIAL UNDISCLOSED LIABILITIES.

                 (a)      WERCO has provided to COGC true and correct copies of
         (i) its unaudited consolidated balance sheets as of September 30, 1993 and 1992, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended September 30, 1993 and (ii) its unaudited consolidated balance sheet as of December 31, 1993 and the related consolidated statements of operations, stockholder's equity and cash flows for the quarter then ended (collectively, including the related notes, "WERCO Financial Statements"). Each of the WERCO Financial Statements presents fairly the consolidated financial position of WERCO and the WERCO Subsidiaries as of the respective dates thereof and the consolidated results of their operations for the respective periods ended on such dates, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject to normal year-end adjustments and any other adjustments described therein.

                 (b) Except as disclosed in the WERCO Financial Statements or as set forth on Schedule 5.5(b) and except for Environmental Defects, which are covered by Section 5.16 and Section 8.11, neither WERCO nor any of the WERCO Subsidiaries has, nor are any of its or their respective assets subject to, any liability, commitment, indebtedness or obligation (of any kind whatsoever whether absolute, accrued, contingent, known, unknown, matured or unmatured) ("Undisclosed Liabilities"), except for Undisclosed Liabilities that would not have a Material Adverse Effect with respect to WERCO.

         5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the WERCO Financial Statements, the WERCO Reserve Reports or as set forth on
Schedule 5.6 (and except for the acquisition of an additional 12.625% interest in STLP), since December 31, 1993, WERCO has conducted its Business only in the ordinary course consistent with past practice and there has not been (a) any actual or prospective change, development or effect which constitutes a Material Adverse Effect with respect to WERCO, (b) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of WERCO's capital stock, (c) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d) (i) any increases in employee compensation expense, other than any such increase that is in an amount such that, after giving effect thereto, aggregate employee compensation expense (considered on an annualized basis) does not exceed 110% of the aggregate previous employee compensation expense reflected in the WERCO Financial Statements for the most recent fiscal year, (ii) any granting by WERCO or any of the WERCO Subsidiaries to any officer or other employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements as disclosed on Schedule 5.6 or
(iii) any entry by WERCO or any of the WERCO Subsidiaries into any employment, severance, deferred compensation or termination agreement with any such officer or other employee, except as disclosed on Schedule 5.6, (e) any change in accounting methods, principles or practices by WERCO materially affecting the reported amounts of its assets, liabilities or Business, except insofar as may have been required by a change in generally accepted accounting principles, (f) any liability by WERCO or any WERCO Subsidiary with respect to money borrowed or purchase money indebtedness incurred or any other material liability or obligation (direct or contingent), except current liabilities in the ordinary course, (g) any material increase in any bonus, profit sharing, insurance or other employee benefit plans, (h) any sale, lease or other disposition of WERCO's Interests in the Properties or any other properties or assets of WERCO, other than the sale of Hydrocarbons in the ordinary course of business, (i) any waiver of any right of substantial value or (j) any contract or commitment to do any of the foregoing.

         5.7 LITIGATION; ORDERS. Except as set forth on Schedule 5.7, there are no Actions pending or, to WERCO's Knowledge, threatened against WERCO or any WERCO Subsidiary in which, individually or in the aggregate, an adverse determination would constitute a Material Claim or that would prevent or delay in any material respect the consummation of the transactions contemplated hereby. Except as set forth on Schedule 5.7, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against WERCO or any WERCO Subsidiary that, individually or in the aggregate, would (a) result in a material interference with or the prevention of the continuing conduct of WERCO's or a WERCO Subsidiary's business substantially in the manner in which it is presently conducted, or (b) prevent or delay in any material respect the consummation of the transactions contemplated hereby.

         5.8 LICENSES; APPROVALS. Except as set forth on Schedule 5.8, WERCO and the WERCO Subsidiaries possess all governmental licenses, permits, franchises and other authorizations of any Governmental Body (the "Licenses") which are necessary to the ownership or operation of the Business as currently conducted, and all such Licenses are in full force and effect except where the failure to possess any License or the failure to be in such force and effect would not, individually or in the aggregate, constitute a Material Claim. Except as set forth on Schedule 5.8, no proceeding is pending or, to WERCO's Knowledge, threatened, seeking the revocation or limitation of any such License other than proceedings which would not, individually or in the aggregate, constitute a Material Claim.

         5.9 LABOR MATTERS. There are no agreements with labor unions or associations representing employees of WERCO or any WERCO Subsidiary. No work stoppage against WERCO or any WERCO Subsidiary is pending or, to WERCO's Knowledge, threatened. Except as set forth on Schedule 5.9, neither WERCO nor any WERCO Subsidiary is involved in or, to WERCO's Knowledge, threatened with any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of WERCO or any WERCO Subsidiary (excluding routine workers' compensation claims) other than disputes, arbitrations, lawsuits and proceedings which, individually or in the aggregate, would not constitute a Material Claim.

         5.10 COMPLIANCE WITH LAWS. The conduct of the Business by WERCO and the WERCO Subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders and decrees of any Governmental Body applicable thereto, except for (a) violations or failures so to comply, if any, that would not constitute a Material Claim and (b) compliance with Environmental Laws, which is covered by Section 5.16 and Section 8.11.

         5.11 INSURANCE. Schedule 5.11(a) sets forth a list of all insurance policies issued in favor of WERCO and the WERCO Subsidiaries that are currently in force and effect as of the date of this Agreement. Except as set forth on Schedule 5.11(b), each policy listed on Schedule 5.11(a) will remain in force and effect until the Effective Date.

         5.12 MATERIAL CONTRACTS. Except as set forth on Schedule 5.12, as of the date of this Agreement, neither WERCO nor any WERCO Subsidiary is a party to or bound by any lease, agreement or other contract or legally binding contractual right or obligation (collectively, "Contracts") of a type described below:

                 (a) Any employment or consulting Contract that is not terminable at will without penalty by WERCO or any WERCO Subsidiary;

                 (b) Any collective bargaining agreement with any labor union covering the employees of WERCO or any WERCO Subsidiary;

                 (c) Any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $50,000.00, net to WERCO's Interest for any single project;

                 (d) Any indenture, mortgage, loan, credit, sale-leaseback or similar Contract (excluding the Intercompany Debt) under which WERCO or any of the WERCO Subsidiaries has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, sold and leased back assets, or guaranteed indebtedness for money borrowed by others (including hedge, swap, exchange or similar contracts entered into in the ordinary course of business) in excess of $100,000.00, whether or not reflected in the WERCO Financial Statements;

                 (e) Any Hydrocarbons sales agreement, purchase contract, marketing agreement, processing agreement, transportation agreement or any other agreement containing options, calls on or dedication of production under which WERCO or any WERCO Subsidiary is a party which is not terminable without penalty on thirty (30) or fewer days' notice;

                 (f) Any Contract for, or that contemplates, the sale, lease, farmout or other disposition of any of WERCO's Interests in Leases, Lands, Wells or Units;

                 (g) Any Contract for the sale of any asset (other than sales of Hydrocarbons production in the ordinary course of Business) of WERCO or any WERCO Subsidiary requiring payments in excess of $100,000;

                 (h) Any Contract which constitutes a lease (other than a Lease or an interest therein), under which WERCO or any WERCO Subsidiary is the lessor or lessee of real or personal property which lease (i) cannot be terminated by WERCO or any WERCO Subsidiary without penalty upon not more than thirty (30) calendar days' notice, and (ii) involves an annual base rental in excess of $50,000;

                 (i) Any other Contract which (i) involves future payment by or to WERCO or any WERCO Subsidiary in excess of $25,000, and (ii) is not entered into in the ordinary course of the conduct of the Business or is not a Lease under which WERCO or any WERCO Subsidiary is lessor or lessee;

                 (j) Any farmout agreement, participation agreement or other Oil and Gas Contract that will or reasonably may increase or decrease WERCO's or any WERCO Subsidiary's Working Interest or Net Revenue Interest in any Lease, Lands, Unit or Well, including any such increase or decrease resulting from any reversion, "back-in," "carried" interest arrangement, nonconsent arrangement, conversion option or other similar provision;

                 (k) Any (i) exploration agreements, (ii) participation agreements, (iii) area of mutual interest agreements and (iv) agreements for the purchase of producing properties having a purchase price of more than $1,500,000;

                 (l) Any surety, performance or maintenance bond in excess of $100,000.00;

                 (m) Any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay or any other employee right or benefit;

                 (n) Any Contract that restricts the right of WERCO or any WERCO Affiliate to engage in any line of business; or

                 (o) Any Contract, other than those relating to insurance policies set forth on Schedule 5.11(a), to which WECO or any of its Affiliates (other than WERCO and the WERCO Subsidiaries) is a party and to which WERCO or any WERCO Subsidiary is obligated, or is the beneficiary (which benefit will terminate at the Effective Time), and the amount of such obligation or benefit net to WERCO or any WERCO Subsidiary is in excess of $100,000.00.

         Except as set forth on Schedule 5.12, each Contract listed or described on Schedule 5.12 is valid and in full force and effect. Except as set forth on Schedule 5.12, WERCO and each WERCO Subsidiary has performed all material obligations required to be performed through the date of this Agreement under the Contracts so listed or described and has not breached and is not in default thereunder (and to WERCO's Knowledge no event or occurrence exists which would, with or without the lapse of time, or the giving of notice, or both, constitute a breach or default thereunder) and to WERCO's Knowledge the other parties have not breached and are not in default thereunder (and no event or occurrence exists which would, with or without the lapse of time, or the giving of notice, or both, constitute such a breach or default thereunder), except in any such case for such breaches or defaults which would not result in the cancellation or termination of any such contract or in the acceleration of any payment due thereunder or otherwise constitute a Material Claim.

         Except as set forth on Schedule 5.12 and to the Knowledge of WERCO, no purchaser under any gas sales or transportation agreement has notified WERCO or any WERCO Subsidiary or Affiliate (or, to any such entity's knowledge, the operator of any property), of its intent to cancel, terminate or renegotiate any Hydrocarbons sales agreement or otherwise to fail and refuse to take-or-pay for gas in the quantities and at the price set out in any gas sales agreement, whether such failure or refusal was pursuant to any force majeure, market-out or similar provisions contained in the gas sales agreement, or otherwise. Except as set forth on Schedule 5.12, neither WERCO nor any WERCO Subsidiary is obligated in any gas sales or transportation agreement or other Oil and Gas Contract by virtue of (a) any prepayment arrangement, (b) a take-or-pay or similar provision, (c) any demand charge, or (d) a production payment, or any other arrangements to deliver Hydrocarbons produced from the properties of WERCO at some future time without then or thereafter receiving the contract price therefor. Payments for Hydrocarbons sold under each gas sales agreement or other Oil and Gas Contract are current and in accordance with the applicable contractual pricing provisions, subject to adjustment in accordance with the terms of the agreement or other Oil and Gas Contract; and except as disclosed in Schedule 5.12, neither WERCO nor any WERCO Subsidiary is obligated under any gas-balancing agreement, operating agreement, transportation agreement, gathering agreement, prepayment agreement, other Oil and Gas Contract, common-law principles of cotenancy or otherwise, to deliver any volumes of natural gas, or to permit any other party to take any volumes of natural gas, produced from or attributable to WERCO's Interests in Properties without then or thereafter receiving full payment for such natural gas.

         5.13 TITLE TO LEASES. WERCO has Defensible Title to the Working Interests and Net Revenue Interests described on Schedule 5.13 in and to the corresponding Leases, Lands, Wells and Units set forth on Schedule 5.13. The exclusive remedy of COGC and Merger Sub for any breach of the warranty set forth in the immediately preceding sentence shall be the remedy provided for in
Section 8.

         5.14 TITLE TO PROPERTIES OTHER THAN LEASES; CONDITION OF FACILITIES. Except as set forth on Schedule 5.14, WERCO and the WERCO Subsidiaries have good and marketable title to all of the properties and assets necessary to conduct their Business, including the properties and assets reflected in the WERCO consolidated balance sheet as at December 31, 1993 (other than properties and assets disposed of after that date in the ordinary course of business) other than the Leases (which are addressed in other sections of the Agreement), free and clear of all Encumbrances except Permitted Encumbrances. All leases (other than the Leases (which are addressed in other sections of the Agreement)) necessary in any material respect for the conduct of the respective businesses of WERCO and the WERCO Subsidiaries are valid and subsisting and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with the notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate would not constitute a Material Claim with respect to WERCO. The facilities and equipment owned or leased by WERCO or any of the WERCO Subsidiaries which are used by WERCO or such WERCO Subsidiary in the operation of their respective businesses are in good operating condition and repair, normal wear and tear excepted, other than (a) any items of Equipment having a value of less than $100,000.00 in the aggregate and which is not material to the operation of the business of WERCO or any of the WERCO Subsidiaries and (b) Equipment scheduled for replacement in the ordinary course of Business.

         5.15 STATUS AND OPERATION OF OIL AND GAS PROPERTIES. Except as set forth on Schedule 5.15:

                 (a) the Leases and other Oil and Gas Contracts are in full force and effect in accordance with their respective terms;

                 (b) to WERCO's Knowledge, all payments, including royalties, delay rentals and shut-in royalties, due under the Leases and other Oil and Gas Contracts, have been made;

                 (c) to WERCO's Knowledge, there is no breach or default by WERCO or any other party, nor any event, fact or circumstance that with the lapse of time, the giving of notice or both would constitute such a breach or default, under any Lease or other Oil and Gas Contract;

                 (d) neither WERCO nor any WERCO Affiliate has received or given any notice to terminate, cancel, rescind or procure a judicial reformation of any Lease; and

                 (e) to WERCO's Knowledge, there are no provisions in any Lease, or other Oil and Gas Contract which would decrease the Net Revenue Interest of WERCO with respect to such Lease, Well or Unit as shown on Schedule 5.13 or increase the Working Interest of WERCO with respect to any Lease, Well or Unit above that shown onSchedule 5.13;

except where the inaccuracy of any such representations in this Section 5.15 would be immaterial.

         5.16 ENVIRONMENTAL MATTERS. To WERCO's Knowledge and except as set forth on Schedule 5.16, the Business of WERCO and the WERCO Subsidiaries has been conducted in compliance with all applicable Environmental Laws. Without limitation of the foregoing, there are no existing, pending, or to WERCO's Knowledge, threatened, actions, suits, investigations, inquiries, proceedings, notices of violation, liabilities or clean-up obligations by or to any Governmental Body or third party relating to any substances or matters regulated under any Environmental Laws with respect to the Business, the properties or the assets of WERCO and the WERCO Subsidiaries, other than as set forth on Schedule 5.16; and all material notices, permits and similar authorizations, if any, required to be obtained or filed in connection with the conduct of the Business, including, without limitation, notices, permits and authorizations related to the treatment, storage, disposal, release or threatened release of hazardous wastes or substances or solid wastes into the environment, have been duly obtained or filed. The term "release" has the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), and the term "disposal" (or "disposed") has the meaning specified in the Resource Conservation and Recovery Act, as amended ("RCRA"). For the purposes hereof, "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders, agreements or determinations of any Governmental Body pertaining to noise or to air, water or land pollution or other environmental protection matters or to human health matters in any and all jurisdictions in which the assets are operated, including, without limitation, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, comparable state and local laws and other similar laws. The exclusive remedy of COGC and Merger Sub for any breach of the representations set forth in this Section 5.16 is set forth in Section 8.11.

         5.17 CONDEMNATION. Except as set forth on Schedule 5.17, there are no pending or, to WERCO's Knowledge, threatened condemnation or eminent domain proceedings, or contemplated sales in lieu thereof, involving partial or total taking of any Lease or other real property interests of the WERCO Business other than proceedings or sales in lieu thereof that, individually or in the aggregate, would not constitute a Material Claim.

         5.18    TAXES.

                 (a) Except as set forth on Schedule 5.18(a), all federal, state, local and foreign income tax returns required to be filed with respect to WERCO, the WERCO Subsidiaries or any affiliated group (within the meaning of Section 1504(a) of the Code) of corporations, or "combined group" for state tax purposes, of which WERCO was a member for the period to which any such returns relate (the "WERCO Groups"), have been filed in a timely manner (taking into account all extensions of due dates), such returns accurately reflect the facts regarding the income, business, assets, operations, activities, status or other matters of WERCO and all members of the WERCO Groups (in their role as members of the WERCO Groups, the "WERCO Affiliates") and any other matters required to be shown thereon and all income taxes, including interest and penalties, shown as due thereon have been paid. Except as set forth on Schedule 5.18(a) (which taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided), neither WERCO nor any WERCO Affiliate has received any written notice of any deficiencies for any income taxes in respect of WERCO and the WERCO Affiliates for any period for which such WERCO Affiliate was a member of a WERCO Group which remain unpaid and which individually or in the aggregate would constitute a Material Claim. The federal income tax returns of or with respect to WERCO or any WERCO Affiliate have been audited and the statute of limitations has expired for all taxable periods up to and including the taxable year ended September 30, 1989. Except as set forth onSchedule 5.18(a), neither WERCO nor any WERCO Affiliate has executed any waiver of any statute of limitations on the assessment or collection of any income tax or executed or filed with the Internal Revenue Service ("IRS") any agreement now in effect extending the period for assessment or collection of any income taxes against WERCO or any WERCO Affiliate for any period for which such WERCO Affiliate was a member of a WERCO Group.

                 (b) Except as set forth on Schedule 5.18(a) (which taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided), and excluding taxes based upon product reallocations incurred in the ordinary course of Business, all ad valorem, property, production, severance and similar taxes which have become due and payable and assessments based on or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom on WERCO's interest or the interest of any WERCO Affiliate for all periods (excluding income taxes) which have become due and payable have been paid by or on behalf of WERCO, provided that no breach of this representation shall be deemed to have occurred by the nonpayment of such taxes if such nonpayment would not result in any payment by WERCO or any WERCO Subsidiary in excess of $50,000, or if such taxes may have been assessed or given rise to an Encumbrance, but have not yet become due and payable.

                 (c) Except as set forth on Schedule 5.18(a) and except for the WECO Affiliated Group or any predecessor group, WERCO has never been a member of an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, other than as a common parent corporation, and none of the WERCO Group has ever been a member of an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, other than where WERCO was the common parent corporation of such affiliated group.

                 (d) All material elections with respect to Taxes affecting WERCO or the WERCO Subsidiaries as of the date hereof are set forth onSchedule 5.18(d). After the date hereof, no material election with respect to Taxes will be made without the written consent of COGC.

                 (e) WECO has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by it.

                 (f) None of the assets of WERCO or the WERCO Subsidiaries is property that is required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former
         Section 168(f)(8) of the Code.

                 (g) None of the assets of WERCO or the WERCO Subsidiaries directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                 (h) None of the assets of WERCO or the WERCO Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                 (i) Neither WECO nor WERCO has made or will make a deemed dividend election under Regulations Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code.

                 (j) None of WERCO or any of the WERCO Subsidiaries has agreed to make nor is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                 (k) None of WERCO or any of the WERCO Subsidiaries has participated in nor will participate in an international boycott within the meaning of Section 999 of the Code.

                 (l) None of WERCO or any of the WERCO Subsidiaries is a party to any agreement, contract, arrangement or plan that resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                 (m) WECO is not a person other than a United States person for purposes of Section 1445 of the Code.

                 (n) WERCO's estimated basis and estimated excess loss account, if any, in each WERCO Subsidiary (other than STLP) is set forth onSchedule 5.18(n).

         5.19    EMPLOYEE BENEFIT PLANS.

                 (a) Schedule 5.19 lists all Employee Benefit Plans and Employee Benefit Arrangements covering employees of WERCO or the WERCO Subsidiaries. True and complete copies thereof, where in writing, have previously been or will be delivered to COGC along with the most recent IRS determination letter issued with respect to any such plan.

                 (b) With respect to each of such Employee Benefit Plans intended to qualify under Section 401(a) of the Code, except as set forth on Schedule 5.19, (i) a favorable determination letter has been issued by the IRS and (ii) there have been no prohibited transactions (within the meaning of Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the
         Code), for which no exemption exists under Section 408 of ERISA or
         Section 4795 of the Code and for which there has been or could be any liability or civil penalty assessed pursuant to Section 502(i) of ERISA or taxes imposed by Section 4975 of the Code.

                 (c) Except as set forth on Schedule 5.19, (i) such Employee Benefit Plans and Employee Benefit Arrangements have been maintained in accordance with their terms and all provisions of applicable law, (ii) WECO, WERCO and the WERCO Subsidiaries are not subject to any penalties, liens, taxes or other liabilities under ERISA or the Code relating to any Employee Benefit Plans and Employee Benefit Arrangements and WECO Plans and (iii) no Employee Benefit Plan, Employee Benefit Arrangement or WECO Plan provides retiree medical benefits except to the extent required by Section 4980B of the Code.

                 (d) Neither WERCO nor the WERCO subsidiaries sponsor or maintain any employee benefit plan as defined in Section 3(3) of ERISA. No WECO Plan is a multiemployer plan as defined in ERISA and no multiemployer plan as defined in ERISA is maintained in the WECO controlled group as defined in Section 414 of the Code. The only employee benefit plan as defined in Section 3(2) of ERISA maintained in the WECO controlled group (as defined in Section 414 of the Code) that is subject to Title IV of ERISA is the Retirement Plan for Employees of Washington Natural Gas.

                 (e) The parties agree that COGC, the Surviving Corporation and its Subsidiaries shall not assume the obligations, responsibilities and liabilities, and shall not be the Resulting Entity under the Washington Energy Resources Company Retention Plan Definitions and Administration Guidelines of Retention For Vice Presidents, as amended, and the Washington Energy Resources Company Retention Plan Definitions and Administration Guidelines of Retention Benefits, as amended (collectively, the "WECO Severance Plans"), and that COGC, the Surviving Corporation and its Subsidiaries shall have no obligation for any severance pay, medical benefits or any other benefit to any WERCO Employee, except to the extent a WERCO Employee becomes a Continuing WERCO Employee and qualifies for benefits under the COGC Benefit Plans, and that WECO agrees to assume all responsibilities, obligations and liabilities and shall be the Resulting Entity under the Severance Plans. Furthermore, the parties specifically agree that WECO shall assume all obligations, responsibilities and liabilities under (i) the Annual Incentive Plan for Washington Energy Resources, (ii) the Employment and Change in Control Agreement for Keith E. Anderson and (iii) all early termination cost benefits under all Professional Service Agreements set forth onSchedule 5.12, and that COGC, the Surviving Corporation and its Subsidiaries shall have no such obligations, responsibilities and liabilities.

         5.20 RESERVE REPORTS. WERCO and WECO make no warranty or representation as to quantity, quality, value or recoverability of the Hydrocarbon reserves attributable to the Properties, except that WERCO and WECO warrant and represent that (a) the production history data, data on operating history, data on payout account status, seismic data and well logs (excluding any opinion, interpretation, analysis, evaluation or other similar work product) that WERCO, the WERCO Subsidiaries or WECO provided to Ryder Scott Company Petroleum Engineers to prepare the WERCO Reserve Reports are true and correct in all material respects, (b) since the respective dates of the WERCO Reserve Reports, there have been no changes to the reserves reflected therein, except for production in the ordinary course of business, and (c) all Wells which are identified in the WERCO Reserve Reports as being producing, shut-in or behind pipe were in fact and continue to be producing, shut-in or behind pipe.

         5.21 BROKERAGE FEES AND COMMISSIONS. No broker, finder or investment banker other than Lehman Brothers Inc. is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby as the result of arrangements made by or on behalf of WERCO, and neither COGC nor the Surviving Corporation will incur any liability therefor.

         5.22 OPERATIONS AND EXPENDITURES. Except as disclosed on Schedule 5.22, there are no outstanding calls or payments under AFE's for any single expenditure to be made by WERCO or any WERCO Affiliate in excess of $75,000 which are past due.

         5.23 TAX PARTNERSHIPS. Except as disclosed on Schedule 5.1(c), no Property is subject to a tax partnership.

         5.24 WELLS. All Wells have been drilled and completed on the Lands or within the limits otherwise permitted by an Oil and Gas Contract or Unit Agreement. All drilling and completion, and plugging and abandonment, of such Wells, and all development and operations on the Lands have been conducted in compliance in all material respects with all applicable laws, ordinances, rules, regulations, permits, judgments, orders and decrees of Governmental Bodies with jurisdiction. No Well is subject to penalty or reduced allowables because of any overproduction or other violation of applicable laws, ordinances, rules, regulations, permits, judgments, orders or decrees of Governmental Bodies with jurisdiction that would prevent such Well from being entitled to its full legal and regular allowable.

         5.25 FULL DISCLOSURE. The representations and warranties by WERCO or WECO in this Agreement, the schedules and exhibits to this Agreement, and in any certificate or document furnished or to be furnished by WECO or WERCO on the Closing Date, when considered as a whole, do not contain or will not contain any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There are no implied representations or warranties on the part of WECO and WERCO, or either of them.

         5.26 INTEREST ADDITIONS. Neither WERCO nor WECO has any Knowledge of the existence of any Interest Additions as of the date hereof.

6.       REPRESENTATIONS AND WARRANTIES OF WECO

         WECO hereby represents and warrants to COGC and Merger Sub as follows:

         6.1 ORGANIZATION. WECO is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, is not required to qualify to do business in any other state and has the requisite power to carry on its business as it is now being conducted.

         6.2 AUTHORIZATION. Upon the approval of this Agreement by the Board of Directors of WECO, this Agreement and the consummation of the transactions contemplated hereby shall have been duly authorized by all necessary corporate action on the part of WECO. Upon such approval, this Agreement shall have been executed and delivered by a duly authorized officer of WECO and shall constitute a valid and binding agreement of WECO, enforceable against WECO in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (b) general principles of equity and (c) the power of a court to deny enforcement of remedies generally based upon public policy. By the Closing Date, WECO shall have delivered to COGC true and correct copies of any resolutions duly adopted by the Board of Directors of WECO approving this Agreement and the transactions contemplated hereby.

         6.3 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by WECO nor the consummation of the transactions contemplated hereby will (a) conflict with or constitute a breach of any provision of the restated articles of incorporation or bylaws of WECO; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body or other Person, except (i) in connection with the HSR Act or (ii) any regulatory approvals or governmental consents normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement, where the failure to obtain such consent, approval, authorization or permit or to make such filing or notification would not prevent or delay in any material respect the consummation of the transactions contemplated hereby; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which WECO is a party or by which WECO or any of its properties or assets may be bound; or
(d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to WECO or any of its properties or assets, except (i) as set forth on Schedule 6.3 and (ii) for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or will be obtained prior to the Closing Date or which, in the aggregate, would not have a Material Adverse Effect with respect to WECO or prevent or delay in any material respect the consummation of the transactions contemplated hereby.

         6.4 SEC DOCUMENTS. Since September 30, 1993 WECO has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended ("Securities Act"), the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the respective rules and regulations promulgated by the SEC thereunder (the "WECO SEC Documents"), all of which, when filed, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be.
As of their respective dates, with respect to all information contained therein relating to WERCO and WERCO Subsidiaries, none of the WECO SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. With respect to all information contained therein relating to WERCO and the

WERCO Subsidiaries and, except to the extent that information contained in any WECO SEC Document has been revised or superseded by a later filed WECO SEC Document, none of the WECO SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         6.5 INVESTMENT INTENT. WECO hereby confirms that the COGC Equity Securities which it will receive in the Merger will be acquired for investment for WECO's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that WECO has no present intention of selling, granting any participation in or otherwise distributing the COGC Equity Securities. By executing this Agreement, WECO further represents that it has no present intention of selling, granting any participation in or otherwise distributing the same in a manner contrary to the Securities Act or applicable state law.

         6.6 RESTRICTED SECURITIES. WECO understands that the shares of COGC Equity Securities that it will receive in the Merger are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from COGC in a transaction not involving a public offering and that under such laws and applicable regulations such shares of COGC Equity Securities may be resold without registration under the Securities Act only in certain limited circumstances and in accordance with the terms and conditions set forth in the legend described in Section 6.7. In this connection, WECO represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

         6.7 LEGEND. To the extent applicable, each certificate evidencing any of the shares of the COGC Equity Securities issued to WECO shall be endorsed with a legend in substantially the form set forth below, and WECO covenants that, except to the extent such restrictions are waived by COGC, WECO shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in the legend endorsed on such certificate:

                          THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT
                 BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, OR (ii) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

         6.8 RESIDENCY. For purposes of the application of state securities laws, WECO hereby confirms that it is a resident of the State of Washington.

7.       REPRESENTATIONS AND WARRANTIES OF COGC AND MERGER SUB

         Each of COGC and Merger Sub hereby represents and warrants to WERCO and WECO as follows:

         7.1 ORGANIZATION AND QUALIFICATION. Each of COGC and Merger Sub is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power to carry on its business as it is now being conducted. Each of COGC and Merger Sub is duly qualified to conduct business as a foreign corporation in every state of the United States in which its ownership or lease of property or conduct of its business and operations makes such qualification necessary, except for such states in which COGC's or Merger Sub's failure to be so qualified would not, individually or in the aggregate, constitute a Material Claim.

         7.2 CAPITAL STOCK. The authorized capital stock of COGC consists of 40,000,000 shares of Class A Common Stock, par value $.10 per share, of which 20,583,220 shares are outstanding as of the date of this Agreement, 800,000 shares of Class B Common Stock, par value $.10 per share, of which no shares are outstanding on the date of this Agreement, and 5,000,000 shares of Preferred Stock, par value $.10 per share, of which 692,439 shares of a $3.125 Convertible Preferred Stock are outstanding on the date of this Agreement. All outstanding shares of COGC Common Stock and $3.125 Convertible Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and no class of capital stock of COGC is entitled to preemptive or cumulative voting rights.

         7.3 AUTHORIZATION. This Agreement and the consummation of the transactions contemplated hereby have been approved by the respective Boards of Directors of COGC and Merger Sub and have been duly authorized by all other necessary corporate action on the part of COGC and Merger Sub; provided, however, if the approval by the shareholders of COGC is required under the laws of the state of incorporation of COGC to authorize COGC Equity Securities to be issued to WECO in the Merger or if approval of the Merger is required under the rules and regulations of the exchange on which the COGC Common Stock is traded, such COGC shareholder approval prior to closing will have been obtained. The COGC Equity Securities to be issued pursuant to Section 4 will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no shareholder of COGC will have any preemptive right of subscription or purchase in respect thereof. This Agreement has been duly executed and delivered by a duly authorized officer of each of COGC and Merger Sub and constitutes a valid and binding agreement of COGC and Merger Sub, enforceable against COGC and Merger Sub in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (b) general principles of equity and (c) the power of a court to deny enforcement of remedies generally based upon public policy. COGC and Merger Sub have delivered to WECO and WERCO true and correct copies of resolutions duly adopted by the Board of Directors of each of COGC and Merger Sub approving this Agreement.

         7.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by COGC or by Merger Sub nor the consummation of the transactions contemplated hereby will (a) conflict with or constitute a breach of any provision of the respective certificate of incorporation or bylaws of COGC or Merger Sub; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body or other Person, except (i) in connection with the HSR Act or (ii) any regulatory approvals or governmental consents normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement, where the failure to obtain such consent, approval, authorization or permit or to make such filing or notification, would not prevent or delay in any material respect the consummation of the transactions contemplated hereby; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which COGC or any COGC Subsidiaries, including but not limited to Merger Sub, is a party or by which COGC or any of the COGC Subsidiaries, including but not limited to Merger Sub, or any of their respective properties or assets may be bound; (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to COGC, any of the COGC Subsidiaries, including but not limited to Merger Sub, or any of their respective properties or assets; or (e) constitute a "Triggering Event" pursuant to the Rights Agreement dated as of March 28, 1991, as amended, between COGC and The First National Bank of Boston, as rights agent except (i) as set forth on Schedule 7.4, and (ii) for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or will be obtained prior to the Closing Date or which, in the aggregate, would not have a Material Adverse Effect with respect to COGC or prevent or delay in any material respect the consummation of the transactions contemplated hereby.

         7.5 SEC DOCUMENTS. COGC has delivered (or within fifteen (15) business days of the date hereof will deliver) to WECO and to WERCO true and complete copies of the following documents (collectively, the "COGC SEC Documents"):

                 (a) COGC's annual report on Form 10-K, for the years ended December 31, 1992 (without exhibits) and December 31, 1993 (with exhibits);

                 (b) COGC's quarterly reports on Form 10-Q (with exhibits) for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993; and

                 (c) COGC's definitive proxy statement relating to COGC's 1993 annual meeting of stockholders.

All of the COGC SEC Documents, when filed, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be. As of their respective dates, none of the COGC SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any COGC SEC Document has been revised or superseded by a later filed COGC SEC Document, none of the COGC SEC Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         7.6     FINANCIAL STATEMENTS; NO MATERIAL UNDISCLOSED LIABILITIES.

                 (a) COGC has delivered (or within fifteen (15) business days will deliver) to WERCO true and correct copies of its audited consolidated balance sheets as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three (3) years in the period ended December 31, 1993 (collectively, including the related notes, "COGC Financial Statements"). Each of the COGC Financial Statements presents fairly the consolidated financial position of COGC and the COGC Subsidiaries as of the respective dates thereof, and the consolidated results of their operations for the respective periods ended on such dates, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and any other adjustments described therein.

                 (b) Except as disclosed in the COGC SEC Documents, neither COGC nor any of the COGC Subsidiaries has, nor are any of its or their respective assets subject to, any Undisclosed Liabilities, except for Undisclosed Liabilities that would not have a Material Adverse Effect with respect to COGC.

         7.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the COGC SEC Documents, the COGC Financial Statements or as set forth on
Schedule 7.7, since December 31, 1993, COGC has conducted its Business only in the ordinary course consistent with past practice and there has not been (a) any actual or prospective change, development or effect which constitutes a Material Adverse Effect with respect to COGC, (b) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of COGC's capital stock, (c) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (d) any change in accounting methods, principles or practices by COGC materially affecting the reported amounts of its assets, liabilities or Business, except insofar as may have been required by a change in generally accepted accounting principles.

         7.8 LITIGATION; ORDERS. As of the date hereof, except as set forth on Schedule 7.8, there are no Actions pending or, to the Knowledge of COGC, threatened against COGC or any COGC Subsidiary in which individually, or in the aggregate, an adverse determination would constitute a Material Claim or that would prevent or delay in any material respect the consummation of the transactions contemplated hereby. Except as set forth on
Schedule 7.8, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against COGC or any COGC Subsidiary that individually, or in the aggregate, would (i) result in a material interference with or the prevention of the continued conduct of COGC's Business substantially in the manner in which it is presently conducted or (ii) prevent or delay in any material respect the consummation of the transactions contemplated hereby.

         7.9 COMPLIANCE WITH LAWS. The conduct of the Business by COGC and the COGC Subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, except for violations or failures so to comply, if any, that would not constitute a Material Claim.

         7.10 TITLE TO PROPERTIES. Except as described in the COGC SEC Documents or as set forth on Schedule 7.10, COGC and the COGC Subsidiaries have good and defensible title to all of the properties and assets necessary to conduct their Business, including the properties and assets reflected in the COGC consolidated balance sheet as at December 31, 1993 (other than properties and assets disposed of in the ordinary course of business), free and clear of all Encumbrances except Encumbrances, if any, which, individually or in the aggregate, do not constitute a Material Adverse Effect with respect to COGC. All leases necessary in any material respect for the conduct of the respective businesses of COGC and the COGC Subsidiaries are valid and subsisting and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with the notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate would not result in a Material Adverse Effect with respect to COGC.

         7.11 FINANCING. COGC or Merger Sub has cash on hand or financing commitments, copies of which have been provided to WERCO, that are sufficient to satisfy all of its, Merger Sub's or the Surviving Corporation's obligations under this Agreement to be performed at Closing, including, but not limited to, the obligation of the Surviving Corporation described in Section 2.4. COGC is not aware of any event or occurrence which would result in any of the conditions to its right to funds under such financing commitments not to be satisfied, and COGC will provide to WERCO such documentation as WERCO may reasonably request to confirm COGC's financial capacity.

         7.12    OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES.

                 (a) Merger Sub was formed by COGC solely for the purpose of engaging in the transactions contemplated hereby.

                 (b) As of the Effective Time, 100% of the capital stock of Merger Sub will be owned directly by COGC. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Merger Sub is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of capital stock of Merger Sub.

                 (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated thereby and hereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

         7.13 BROKERAGE FEES AND COMMISSIONS. No broker, finder or investment banker other than Merrill Lynch & Co. is entitled to any brokerage, finder's fee or other fee or commission in connection with the transactions contemplated hereby as the result of arrangements made by or on behalf of COGC, and neither WERCO nor WECO will incur any liability therefor.

         7.14 FULL DISCLOSURE. The representations and warranties by COGC and Merger Sub in this Agreement, the schedules and exhibits to this Agreement, and in any certificate or document furnished or to be furnished by COGC or Merger Sub on the Closing Date, when considered as a whole, do not contain or will not contain any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There are no implied representations or warranties on the part of COGC or Merger Sub, or either of them.

8.       TITLE MATTERS; ENVIRONMENTAL DEFECTS.

         8.1 TITLE DEFECTS. COGC's and Merger Sub's exclusive remedy for any breach of the representation and warranty as specified in Section 5.13 shall be as provided in this Section 8.

         8.2 NOTICE OF ASSERTED TITLE DEFECTS. To assert a claim with respect to any Title Defect, COGC or Merger Sub must, not later than ninety
(90) days after the Closing Date, furnish WECO with written notice (a "Title Defect Notice") specifying in reasonable detail each Title Defect asserted by COGC or Merger Sub to exist, the Lease, Well or Unit that each such Title Defect affects, the curative matters requested by COGC and Merger Sub to cure such Title Defect and the estimated Title Defect Amount for such asserted Title Defect. Any Title Defects about which COGC or Merger Sub do not notify WECO within such ninety (90) day period shall conclusively be deemed to be Permitted Encumbrances. Notwithstanding anything herein provided to the contrary, WECO and WERCO do hereby acknowledge and agree that the expiration or other termination on or before the first anniversary of the Closing Date of any (1) Lease covering any acreage which is contained within (or when drilled will be contained within) any Unit (including any spacing unit) for any Well whose Reserve Class is noted in Schedule 5.13 as a "PUD," or (2) Lease covering or included in any prospect described in Part II of Schedule 5.13 shall constitute a Title Defect with respect to any Lease, Well or Unit affected thereby.

         8.3 NOTICE OF CLAIMED INTEREST ADDITIONS. WECO shall have the right within sixty (60) days after the date of this Agreement, to furnish COGC and Merger Sub with a written list of specific Interest Additions claimed by WECO, specifying in reasonable detail the basis of each such claimed Interest Addition, the Lease, Well or Unit that each such claimed Interest Addition affects and the Interest Addition Amount estimated by WECO for such Interest Addition. If the parties are unable to agree as to Interest Additions and Interest Addition Amounts, the matter shall be submitted to arbitration in accordance with Section 8.8.

         8.4 COUNTER-NOTICE. Upon being notified by COGC or Merger Sub pursuant to Section 8.2 of any asserted Title Defect, WECO shall give written counter-notice within ten (10) days to COGC and Merger Sub that either (a) it intends to cure such asserted Title Defect, (b) that it disagrees that there is a Title Defect, (c) that it disagrees with the Title Defect Amount estimated by COGC or Merger Sub for such Title Defect or (d) takes any combination of the
foregoing positions.   If WECO disagrees with COGC's or Merger Sub's assertion
of the existence of a Title Defect or the Title Defect Amount with respect thereto, WECO's counter-notice shall also specify in reasonable detail WECO's grounds for such disagreement, the Title Defect Amount estimated by WECO therefor, or both, as the case may be. If WECO gives counter-notice of intent to cure an asserted Title Defect, it shall then have the Cure Period to cure such asserted Title Defect at its own expense. If WECO gives counter-notice that it disagrees there is a Title Defect or disagrees with the Title Defect Amount estimated by COGC or Merger Sub, then the matter shall be submitted to arbitration pursuant to Section 8.8. The failure of WECO to deliver written counter-notice timely shall be deemed to be an admission of the existence of such Title Defect, acceptance of COGC's or Merger Sub's estimate of the Title Defect Amount with respect thereto, and a waiver of its right to cure such Title Defect or seek arbitration of the Title Defect.

         8.5     LIABILITY FOR UNCURED TITLE DEFECTS.

                 (a) WECO shall be liable to COGC and Merger Sub as determined pursuant to Section 8.7 for asserted Title Defects not cured during the applicable Cure Period; provided, however, that if WECO attempts to cure such asserted Title Defect within the applicable Cure Period and the parties disagree as to whether such cure is successful, then the matter shall be submitted to arbitration as set forth in Section 8.8. The amount of WECO's liability shall be limited, however, to the amount by which the Net Title Defect Amount exceeds the Title Defect Threshold Amount. The Net Title Defect Amount in excess of the Title Defect Threshold Amount shall be paid to COGC and Merger Sub as set forth in Section 8.9. It is expressly agreed and understood that the resolution of matters relating to Title Defects pursuant to this Section 8 shall not constitute a condition to Closing.

                 (b) If a Title Defect is determined to exist (either by agreement of the parties or as determined by arbitration pursuant to
         Section 8.8) and such Title Defect results in a complete failure of title to the entirety of all or an identifiable portion of a Lease, Well or Unit and such Title Defect is not timely cured by WECO, then, unless such Title Defect is waived by COGC or Merger Sub, promptly following the receipt by COGC of the amount payable by WECO with respect to such Title Defect pursuant to Section 8.9 and a written request therefor, Merger Sub shall assign to WECO (without any warranty or representation, express or implied, as to title, condition or other matter) all of Merger Sub's right, title and interest, if any, in and to all or such identifiable portion, as the case may be, of such Lease, Well or Unit.

         8.6     CALCULATION OF TITLE DEFECT AMOUNTS AND INTEREST ADDITION
                 AMOUNTS.

                 (a) The Title Defect Amount for each asserted Title Defect shall be determined as follows:

                          (i) If the Title Defect results from WERCO having a lesser Net Revenue Interest in a Lease, Well or Unit than the Net Revenue Interest specified therefor on Schedule 5.13, the Title Defect Amount shall be equal to the product obtained by multiplying the value allocated to such Lease, Well or Unit on Schedule 5.13 by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Lease, Well or Unit on Schedule 5.13.

                          (ii) If the Title Defect results from WERCO having a greater Working Interest in a Lease, Well or Unit than the Working Interest specified therefor on Schedule 5.13, the Title Defect Amount shall be equal to the present value (discounted at 10% compounded annually) of the increase in the costs and expenses forecasted in the applicable WERCO Reserve Report with respect to such Lease, Well or Unit for the period from and after the Closing Date which is attributable to such increase in WERCO's Working Interest.

                          (iii)   If the Title Defect results from the
                 existence of a lien, security interest, pledge or collateral assignment, the Title Defect Amount shall be an amount sufficient to fully discharge such lien, security interest, pledge or collateral assignment.

                          (iv) If the Title Defect results from any matter not described in paragraphs (i), (ii) or (iii) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Lease, Well or Unit affected by such Title Defect with such Title Defect and the value of such Lease, Well or Unit without such Title Defect (taking into account the portion of the value allocated on Schedule 5.13 to such Lease, Well or Unit).

                          (v) If a Title Defect is not effective or does not affect a Lease, Well or Unit throughout the entire productive life of such Lease, Well or Unit, such fact shall be taken into account in determining the Title Defect Amount.

                          (6) The Title Defect Amount with respect to a Lease, Well or Unit shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder. For example, but without limitation, if a lien affects more than one Lease, Well or Unit, the amount necessary to discharge such lien shall only be included in the Title Defect Amount for one Lease, Well or Unit.

                          (vii) If a Title Defect affects only a portion of a Lease, Well or Unit (as contrasted with an undivided interest in the entirety of such Lease, Well or Unit) and a value has not been allocated specifically to such portion of a Lease, Well or Unit on Schedule 5.13, then for purposes of computing the Title Defect Amount, the value allocated to such Lease, Well or Unit shall be further allocated among the portions of such Lease, Well or Unit in accordance with the share of reserves, if any, allocated to the portions of such Lease, Well or Unit in the applicable WERCO Reserve Report, but consistent with the allocations on Schedule 5.13. If the applicable WERCO Reserve Report does not allocate reserves within or as to portions of such Lease, Well or Unit or if the applicable WERCO Reserve Report does not allocate any reserves to such Lease, Well or Unit, then for purposes of computing the Title Defect Amount, the value allocated to such Lease, Well or Unit shall be further allocated among the portions of such Lease, Well or Unit by COGC or Merger Sub using the methodology used by COGC in assigning value to such Lease, Well or Unit.

                          (viii) No Title Defect Amount shall be allowed on account of and to the extent that an increase in WERCO's Working Interest in a Lease, Well or Unit has the effect of proportionately increasing WERCO's Net Revenue Interest in such Lease, Well or Unit.

                 (b) The Interest Addition Amount for each claimed Interest Addition shall be determined as follows:

                          (i) If the Interest Addition results from WERCO having a greater Net Revenue Interest in a Lease, Well or Unit than the Net Revenue Interest specified therefor on Schedule 5.13, the Interest Addition Amount shall be equal to the product obtained by multiplying the value allocated to such Lease, Well or Unit on Schedule 5.13 by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Lease, Well or Unit on Schedule 5.13.

                          (ii) If the Interest Addition results from WERCO having a lesser Working Interest in a Lease, Well or Unit than the Working Interest specified therefor on Schedule 5.13, the Interest Addition Amount shall be equal to the present value (discounted at 10% compounded annually) of the decrease in the costs and expenses forecasted in the applicable WERCO Reserve Report with respect to such Lease, Well or Unit for the period from and after the Closing Date which is attributable to such decrease in WERCO's Working Interest.

         8.7 DETERMINATION OF NET TITLE DEFECT AMOUNTS. The Net Title Defect Amount shall be the sum of all Title Defect Amounts less the sum of all Interest Addition Amounts; provided, however, that in no event shall the Net Title Defect Amount be a negative number.

         8.8 ARBITRATION PROCEDURES. If any matter is required by any provision of this Section 8 to be arbitrated, such arbitration shall be conducted as set forth in this Section 8.8.

                 (a) Upon the request of WECO or COGC, WECO and COGC shall promptly jointly select three (3) persons as arbitrators under this Agreement using the American Arbitration Association's current method of striking all but three (3) from a panel of knowledgeable oil and gas industry arbitrators proposed by the parties. If such selection shall fail for any reason, then either WECO or COGC may in writing request the judge of the United States District Court for the Southern District of Texas senior in term of service (but not on senior status) to appoint qualified arbitrators.

                 (b) Any arbitration hearing shall be held at a place in Houston, Texas acceptable to the arbitrators.

                 (c) The arbitrators shall settle disputes regarding Title Defects, Interest Additions and WECO's attempts to cure any Title Defects in accordance with the Commercial Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms hereof. Such arbitrators shall hear all arbitration matters arising under this Section 8. The decision of the arbitrators shall be reduced to writing and shall be binding upon the parties and may be enforced in any court of competent jurisdiction. WECO and COGC, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the arbitrators shall be shared equally by WECO and COGC.

                 (d) The arbitration shall commence within ten (10) days after the arbitrators are selected as set forth in Section 8.8(a). In fulfilling any of their arbitration duties, the arbitrators may consider such other matters as in the opinion of the arbitrators are necessary or helpful to make a proper evaluation. Additionally, the arbitrators may consult with and engage disinterested third parties, including, without limitation, petroleum engineers, attorneys and consultants, to advise the arbitrators; however, the arbitrators shall be bound by the factors set forth in Section 8.6 above.

                 (e) No party subject to these arbitration procedures will commence or prosecute any suit or action against another party subject to these arbitration procedures relating to the disputed issues, other than as may be necessary to compel arbitration under these arbitration procedures or to enforce the award of the board of arbitration.

                 (f) The board of arbitration may in all matters act through a majority of its members on each matter if unanimity is not attained. It shall not be necessary that the same majority agree on each and every item; that is, the parties will be bound by majority rulings on each disputed issue even though the majority is not the same as to each disputed issue.

         8.9 PAYMENT IN RESPECT OF UNCURED TITLE DEFECTS. Within ten (10) business days after the latest of (a) the end of the applicable Cure Period or
(b) if any asserted Title Defect is submitted to arbitration, the completion of arbitration with respect to all disputed Title Defect Amounts, WECO shall pay to COGC in immediately available funds any amount owing and unpaid by WECO pursuant to Section 8.5 together with interest thereon from the Closing Date until paid at the rate of 6% per annum.

         8.10 INTERACTION OF WERCO AND WECO. After the Effective Time and prior to the expiration of any applicable Cure Period, WECO shall have available to it such reasonable number of business hours of Continuing WERCO Employees from time to time employed by WERCO and such records of WERCO in the possession of the Surviving Corporation as is reasonably necessary to permit WECO, with the assistance of Continuing WERCO Employees, to take all reasonably appropriate actions under this Section 8, all at no cost to WECO for such use except for reimbursement of out-of-pocket third party expenses so long as any such use does not unreasonably interfere with the (a) ability of such employees to perform their other day-to-day responsibilities during business hours or (b) day-to-day operations of the Surviving Corporation. Before the Effective Time, whenever notices are to be given to WECO pursuant to this Section 8, COGC and Merger Sub agree to give copies of all such notices to WERCO, and WERCO shall take all actions appropriate for WECO and WERCO under this Section 8.

         8.11    ENVIRONMENTAL DEFECTS.    COGC's and Merger Sub's exclusive
remedy for any Environmental Defect shall be as provided in this Section 8.11. If within three (3) years after the Effective Time COGC notifies WECO in writing of facts, conditions and circumstances which constitute an Environmental Defect with respect to the Properties or the Business, and such Environmental Defect results in COGC and Merger Sub having aggregate Losses from Environmental Defects in excess of one million dollars ($1,000,000), then, with respect to such excess only and subject to the further limitations set forth in this Section 8.11, WECO shall indemnify COGC and Merger Sub. WERCO's liability under this Section 8.11 shall be limited to the first $10,000,000 in excess of $1,000,000 aggregate Losses, plus fifty percent (50%) of Losses in excess of such $10,000,000 up to $20,000,000 in excess of $1,000,000 aggregate Losses; thus, WERCO's liability under this Section 8.11 shall in no event exceed $15,000,000.

9.       ADDITIONAL COVENANTS AND AGREEMENTS

         9.1 CONDUCT OF BUSINESS OF WERCO AND COGC. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, (x) WERCO and each WERCO Subsidiary and COGC and each COGC Subsidiary will conduct its operations according to its ordinary course of business consistent with past practices, (y) WERCO and each WERCO Subsidiary and COGC and each COGC Subsidiary will not enter into any material transaction other than in the ordinary course of business consistent with past practice and
(z) to the extent consistent with the Agreement, WERCO and each WERCO Subsidiary and COGC and each COGC Subsidiary will seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as set forth on Schedule 9.1 or as otherwise permitted in this Agreement, prior to the Effective Time, neither WERCO and each WERCO Subsidiary, without the prior written consent of COGC, nor COGC and each COGC Subsidiary, without the prior written consent of WERCO, will:

                 (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of, (i) any additional shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, except any such shares, securities or rights issued in the ordinary course of business by COGC or any COGC Subsidiary (other than Merger
         Sub) or pursuant to any agreement, arrangement or understanding to which COGC or any COGC Subsidiary (other than Merger Sub) is a party on the date of this Agreement or (ii) any other securities in respect of, in lieu of, or in substitution for shares of WERCO Common Stock or common stock of any of the WERCO Subsidiaries outstanding on the date hereof;

                 (b) redeem, purchase or otherwise acquire any of its outstanding securities;

                 (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend (except in the ordinary course of business of COGC), or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to its shareholder or shareholders, as the case may be, in its capacity as such;

                 (d) with respect to WERCO, (i) grant any material increases in the compensation expense, other than any such increase that is in an amount such that, after giving effect thereto, aggregate employee compensation expense (considered on an unaudited basis) does not exceed 110% of the aggregate previous employee compensation expense reflected in the WERCO Financial Statements for the most recent fiscal year, (ii) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any Employee Benefit Plan or Employee Benefit Arrangement as in effect on the date hereof to any such director, officer or key employee, whether past or present, (iii) enter into any new or materially amend any existing employment agreement with any such director, officer or key employee, (iv) enter into any new or materially amend any existing severance agreement with any such director, officer or key employee or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new, Employee Benefit Plan or Employee Benefit Arrangement;

                 (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of itself or any Subsidiary (other than the Merger);

                 (f) make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (ii) except in the ordinary course and consistent with past practice, any other assets;

                 (g) adopt any amendments to its articles of incorporation or bylaws;

                 (h) with respect to WERCO, other than borrowing under existing credit facilities or other borrowings in the ordinary course consistent with past practice (including Intercompany Debt), incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

                 (i) engage in the conduct of any business the nature of which is materially different than the business in which it or any of its Subsidiaries is currently engaged;

                 (j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of it or any of its Subsidiaries;

                 (k) with respect to WERCO, enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than twelve (12) months and for the expenditure of greater than $50,000 per year, which is not cancelable without penalty on thirty (30) or fewer days' notice, except in the ordinary course of business; or

                 (l) with respect to WERCO, (i) sell, transfer or otherwise dispose of any of its assets in excess of $50,000, excluding the sale of Hydrocarbons in the ordinary course of business, (ii) create or permit to exist any new Encumbrance on its assets other than in the ordinary course of business, (iii) enter into any joint venture, partnership or other similar arrangement or form any other new arrangement for the conduct of the Business, in each case other than in the ordinary course of business, (iv) purchase any assets of any Person in excess of $50,000 other than in accordance with the transactions contemplated hereby or (v) acquire any securities of any Person.

         9.2 OPERATION OF OIL AND GAS PROPERTIES. Except as may be expressly permitted hereunder or as set forth in any Schedule hereto, from the date hereof until the Closing Date, without first obtaining the written consent of COGC (which consent will not be unreasonably withheld), WERCO will not:

                 (a) waive any right of material value relating to any of the Properties;

                 (b) release or abandon any material part of any of the Properties (except the abandonment of Leases on the expiration of their respective primary terms);

                 (c) convey, farm out, encumber, mortgage, pledge or dispose of WERCO's Interest in the Properties;

                 (d) commence or consent to any material operations on any Property that WERCO has not previously committed to and that may be expected to cost WERCO in excess of $75,000 net to WERCO's Interest without first forwarding to COGC, an authorization for expenditures ("AFE") for such operations, and receiving approval for such AFE from COGC, but if no response is obtained within ten (10) days of receipt of such AFE, such approval shall be deemed to have been granted (except for emergency operations, in which case WERCO shall promptly notify COGC and from the date of COGC's response to such notice WERCO shall once again be subject to the limitations contained in this
         Section 9.2(d);

                 (e) enter into, assign, modify, amend or terminate any Oil and Gas Contract including an Oil and Gas Contract with an Affiliate;

                 (f) purchase, lease or otherwise acquire any property of any kind whatsoever without the prior written consent of COGC, or, if the expenditure is less than $50,000 individually or $100,000 in the aggregate, other than in the ordinary course of Business; or

                 (g)      commit itself to do any of the foregoing;

provided, however, that nothing contained in this Section 9 or elsewhere in this Agreement shall limit the rights of WERCO to produce, consume and sell Hydrocarbons from its Properties in the ordinary course of its Business and consistent with past practices.

         9.3 CERTAIN COVENANTS WITH RESPECT TO OIL AND GAS INTERESTS. Except as may otherwise be expressly provided herein, WERCO will, from the date hereof to the Closing Date, unless otherwise consented to in writing by COGC (which consent will not be unreasonably withheld):

                 (a) promptly notify COGC of the receipt of any notice or written claim or written threat of notice or claim of which WERCO becomes aware relating to any default or breach by WERCO under, or of any termination or cancellation or written threat of termination or cancellation of, any of the Leases or other Oil and Gas Contracts;

                 (b) promptly notify COGC of any loss of or damage to any portion of WERCO's Interest in the Properties known to WERCO and exceeding $100,000 in amount;

                 (c) as to Properties operated by WERCO, cause to be paid all rentals, shut-in royalties, minimum royalties, royalties and other payments that are necessary to maintain in force its rights in and to such Properties, and pay timely all costs and expenses incurred by it in connection with such Properties, except such costs and expenses as are being contested in good faith; and

                 (d) as to Properties operated by WERCO, to maintain and operate such Properties in accordance with all applicable laws and regulations and in accordance with the Leases and other Oil and Gas Contracts relating thereto.

         9.4 NO OTHER BIDS. WERCO and WECO shall not, nor shall they authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, WECO or by WERCO or any WERCO Subsidiary to, solicit or initiate any inquiries or the making of any proposal that may reasonably be expected to lead to any merger proposal. WECO and WERCO shall immediately advise COGC of any inquiries or proposals received or renewed after the date hereof. Notwithstanding the foregoing, WECO and WERCO may furnish information concerning WERCO's Business, properties or assets to a person or group and may negotiate with such person or group if the Board of Directors of WECO concludes in good faith and upon the advice of counsel that the failure to provide such information or to participate in such negotiations would constitute a breach by the members of the Board of Directors of WECO of their fiduciary duties. For this purpose, "merger proposal" means any proposal for a merger or other business combination involving WERCO or any WERCO Subsidiary or for the acquisition of an equity interest in WERCO or any WERCO Subsidiary or any assets of WERCO or any WERCO Subsidiary, in each case other than the transactions contemplated by this Agreement.

         9.5     REASONABLE EFFORTS.  COGC and WERCO each shall:

                 (a) promptly make all filings and seek to obtain all consents, approvals or authorizations required under all applicable laws with respect to the Merger and the other transactions contemplated hereby and will cooperate with each other with respect thereto;

                 (b) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Section 10 and Section 11 and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and

                 (c) not to take any action which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest possible time (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

         9.6 ACCESS TO INFORMATION DURING DUE DILIGENCE PERIOD; NOTIFICATION OF BREACHES.

                 (a) Subject to currently existing contractual and legal restrictions applicable to COGC (which COGC represents and warrants are not material) or to WERCO (which WERCO represents and warrants are not material), and upon reasonable notice, each of COGC and WERCO shall afford to officers, employees, counsel, accountants and other authorized representatives of the other party (the "Respective Representatives") access, during normal business hours throughout the period prior to the Effective Time or until this Agreement is terminated, to its properties, books and records (including, without limitation, the work papers of independent accountants) and, during such period, shall furnish promptly to the Respective Representatives all information concerning its business, properties (including legal, land, lease records, financial information, title and all other information relating to the assets of the Business) and personnel as may reasonably be requested; provided, however, that no investigation pursuant to this Section 9.6 shall affect or be deemed to modify any of the respective representations or warranties made by COGC or WERCO and; provided further, however, that such investigation shall not unreasonably disrupt the personnel and operations of WERCO or COGC, the WERCO Subsidiaries or the COGC Subsidiaries or any of their Affiliates. Any disruptions resulting from such access shall not constitute a breach under any of the covenants in Section 9.1.

                 (b)      If, in the course of any investigation pursuant to
         Section 9.6(a), COGC, WERCO or WECO discovers any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon Closing would in its opinion constitute a breach, each of COGC, WERCO and WECO covenants that it will inform the other parties promptly in writing.

         9.7     CONFIDENTIALITY.

                 (a) Any information provided by WERCO or WECO or any of their Affiliates to COGC or its Respective Representatives pursuant to or in connection with this Agreement shall be held by COGC and its Respective Representatives in accordance with, and shall be subject to, the terms of the Confidentiality Agreement dated December 1, 1993 by and between WERCO, WECO and COGC, which agreement remains in full force and effect and shall be deemed to be a part of this Agreement as though fully set forth herein. Any information provided by COGC or any of its Affiliates to WECO and WERCO or their Respective Representatives pursuant to this Agreement shall be held by WECO or WERCO and their Respective Representatives in accordance with, and shall be subject to, the terms of the Confidentiality Agreement, dated February 17, 1994, which agreement remains in full force and effect and shall be deemed to be a part of this Agreement as though fully set forth herein.

                 (b) In addition to the obligations described in Section 9.7(a), each party hereto shall take all reasonable precautions to maintain the confidentiality of any information concerning any other party provided to or discovered by it or its Respective Representatives and shall not disclose such information to anyone other than (i) those people directly involved in the investigation and negotiations pertaining to the transactions contemplated hereby, including, without limitation, attorneys, accountants and similar agents and (ii) such persons, entities or Governmental Bodies whose consent may be necessary to permit consummation of the transactions contemplated hereby. Each party further agrees that in the event that the transactions contemplated by the Agreement shall not be consummated, it will return all documents and records obtained by it, its Respective Representatives or agents from any other party during the course of its investigation or negotiations pertaining to the transactions contemplated hereby, and all copies thereof, and will use its best efforts to cause all information with respect to such other party and its businesses which it obtained pursuant to this Agreement or preliminary thereto to be kept confidential (unless or until the source is in the public domain or unless required by law). Each party, except as reasonably necessary to complete the transaction and except as otherwise permitted by this Section 9.7, shall take all reasonable precautions to maintain the confidentiality of the terms and conditions of the Agreement and the transactions contemplated hereby.

         9.8 PUBLIC ANNOUNCEMENTS. COGC and WERCO will agree upon the timing and content of any press releases to be issued describing the transactions contemplated by this Agreement, and will not make any public announcements thereof prior to reaching such agreement unless required to do so by applicable law or regulation. To the extent reasonably requested by either party, each party will consult with and provide reasonable cooperation to the other in connection with the issuance of press releases or other public documents describing the transactions contemplated by this Agreement.

         9.9 RETENTION OF WERCO RECORDS. COGC and the Surviving Corporation agree (a) to hold all of the books and records of WERCO and the WERCO Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of five (5) years from the Closing Date or such longer time as may be required by law and if, thereafter, for a period of two
(2) years either COGC or the Surviving Corporation desires to destroy or dispose of such books and records, first to offer in writing at least sixty
(60) days prior to such destruction or disposition to surrender them to WECO, and (b) following the Closing Date to afford WECO, its accountants and counsel, during normal business hours, upon reasonable request, at any time, full access to such books, records and other data and to the employees of the Surviving Corporation and its Subsidiaries to the extent that such access may be reasonably requested for any legitimate purpose at no cost to COGC or the Surviving Corporation (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of WECO's rights of discovery. COGC shall have the same rights, and WECO the same obligations, as set forth above in this Section 9.9 with respect to any records of WECO (i) prepared or on behalf of, and (ii) pertaining to, WERCO, that are retained by WECO.

         9.10    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 (a) From and after the Effective Time, COGC shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors and employees of WERCO, whether any such Person is or was an officer, director, employee or agent of WERCO, or is or was serving at the request of WERCO as an officer, director or employee or agent of another Person (collectively, the "Indemnified WERCO Directors and Officers"), against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time, except for any transactions contemplated by this Agreement, to the fullest extent permitted or required under Section 145 of the DGCL (and shall also advance expenses as incurred to the fullest extent permitted under Section 145 of the DGCL, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), other than losses, expenses, claims, damages or liabilities arising out of or connected with claims or actions made or brought by WECO or any Affiliate of WECO. COGC and the Surviving Corporation agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Claim"), existing in favor of the Indemnified WERCO Directors and Officers as provided in the articles of incorporation or bylaws of WERCO, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than three (3) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted, made or commenced within such period shall continue until the final disposition of such Claim.

                 (b) As part of the obligations of COGC and the Surviving Corporation under Section 9.10(a), COGC shall, and shall cause the Surviving Corporation to, maintain in full force and effect such directors' and officers' liability insurance, for the benefit of the officers and directors of WERCO who are Indemnified WERCO Directors and Officers as COGC currently maintains for the directors and officers of the COGC Subsidiaries for a period of not less than six
         (6) years from the Effective Date.

                 (c) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against the above and respond thereto.

                 (d) This Section 9.10 is intended to benefit the Indemnified WERCO Directors and Officers and shall be binding on all successors and assigns of COGC, Merger Sub, WERCO and the Surviving Corporation.

         9.11 RENAMING OF MERGER SUB. COGC and the Surviving Corporation agree, and agree to take all steps necessary to ensure, that the name of the Surviving Corporation after the Effective Time shall not contain the words "Washington Energy."

         9.12 FURTHER ASSURANCES. WERCO, the Surviving Corporation and COGC agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments and take such other action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

         9.13 BUSINESS GUARANTIES. COGC shall cause itself or one or more of its Affiliates to be substituted in all respects for WECO or any Affiliate of WECO (other than WERCO or a WERCO Subsidiary or the Surviving Corporation), effective as of the Closing (or within thirty (30) days following Closing provided the indemnification from COGC referenced herein has been put into place at Closing), in respect of all obligations of WECO or any such Affiliate of WECO under each of the guaranties, letters of credit, letters of comfort and performance or surety bonds outstanding and in force and effect as of the Closing obtained by WECO or any of such Affiliates for the benefit of WERCO or any WERCO Subsidiary, which guaranties, letters of credit, letters of comfort and performance and surety bonds or other facilities are set forth on Schedule
9.13 (the "Business Guaranties"). If COGC is unable to effect such a substitution with respect to any Business Guaranty after using its best efforts to do so, COGC shall indemnify and hold harmless WECO and such Affiliates from and against any and all liabilities resulting from such Business Guaranties. As a result of the substitution contemplated by the first sentence of this Section 9.13, WECO and such Affiliates shall from and after the Closing cease to have any obligation whatsoever arising from or in connection with the Business Guaranties except for obligations, if any, for which WECO or the appropriate Affiliate will be fully indemnified by COGC.

         9.14 PERFORMANCE OF WERCO OBLIGATIONS. COGC agrees from and after the Closing Date to cause the Surviving Corporation to perform and fulfill all obligations and commitments of WERCO existing as of or arising after the Effective Time.

         9.15    EMPLOYMENT AND BENEFIT MATTERS.

                 (a) The term "WERCO Employees" shall mean all current employees (including all those on layoff, disability or leave of absence, whether paid or unpaid), former employees and retired employees of WERCO and the WERCO Subsidiaries, and the term "WERCO Employee" shall mean any of the WERCO Employees. The term "COGC Employees" shall mean all current employees (including those on lay-off, disability or leave of absence, whether paid or unpaid), former employees and retired employees of COGC and the COGC Subsidiaries, and the term "COGC Employee" shall mean any of the COGC Employees.

                 (b) The term "Employee Benefit Plans" shall mean each and all "employee benefit plans," as defined in Section 3(3) of ERISA, contributed to by WERCO or any WERCO Subsidiary or in which WERCO or any WERCO Subsidiary participates or participated and which provides benefits to WERCO Employees, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(l) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA.

                 (c) The term "Employee Benefit Arrangements" shall mean each and all pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), short and long-term disability, savings, bonus, deferred compensation, incentive compensation, holiday, stock option, stock purchase, vacation, severance pay, salary continuation, sick pay, sick leave, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, flexible spending account programs and other employee benefit arrangements, plans, contracts (including individual employment, consulting or severance contracts), policies or practices providing employee or executive compensation or benefits to WERCO Employees, other than the Employee Benefit Plans.

                 (d) The term "WECO Plans" shall mean each and all Employee Benefit Plans and Employee Benefit Arrangements set forth on
         Schedule 5.19, including, without limitation, the Retirement Plan for Employees of Washington Natural Gas Company, the Washington Natural Gas Company Salary Investment Plan and each and every other Employee Benefit Plan and Employee Benefit Arrangement sponsored or maintained by WECO or Washington Natural Gas or a WECO Affiliate under which any WERCO Employee participates or is entitled to receive benefits.

                 (e) By the Closing Date, COGC shall cause the Surviving Corporation and its Subsidiaries to employ such WERCO Employees as it shall determine under such conditions and terms as it shall determine (the "Continuing WERCO Employees"). Nothing in this Agreement shall be construed as limiting in any way the right of COGC, the Surviving Corporation or its Subsidiaries at any time and from time to time on and after the Closing Date to terminate the employment, or to change the salary, wage, position or title of any Continuing WERCO Employee.

                 (f) At the Effective Time, WERCO and the WERCO Subsidiaries shall terminate the employment of all WERCO Employees and WERCO and the WERCO Subsidiaries shall cease to be a participating employer under all WECO Plans, and WECO shall cause each Continuing WERCO Employee to be fully vested as of the Closing Date in all WECO Plans and benefits thereunder except the Retirement Plan for Employees of Washington Natural Gas. Except as provided in subparagraph (g) below, WECO shall retain or assume, as the case may be, (i) all obligations and liabilities of WECO, WERCO and any WERCO Subsidiary arising under, based upon or related to any WECO Plans, whether contingent, accrued, inchoate, unknown or otherwise, and including all post termination of employment benefits of the WERCO Employees and their beneficiaries, dependents or alternate payees or recipients and including the Washington Energy Resources Company Retention Plan Definitions and Administration Guidelines of Retention Benefits For Vice Presidents, as amended, and the Washington Energy Resources Company Retention Plan Definitions and Administration Guidelines of Retention Benefits, as amended, the Annual Incentive Plan for Washington Energy Resources, and the Employment and Change in Control Agreement for Keith E. Anderson, and all early termination cost benefits under all Professional Service Agreements set forth onSchedule 5.12, and (ii) all employment-related liabilities and obligations of WECO, WERCO and any WERCO Subsidiary (including but not limited to obligations arising under the Employee Benefit Plans and the Employee Benefit Arrangements) relating to each WERCO Employee. The Surviving Corporation or its Subsidiaries, as the case may be, shall provide, to each Continuing WERCO Employee effective as of the Closing Date, employee benefit plans and programs that are provided to regular full time employees of COGC (the employee benefit plans and programs to be so provided to the Continuing WERCO Employees being hereinafter referred to as the "COGC Benefit Plans") except that no Continuing WERCO Employee shall be entitled to any COGC Benefit Plan that provides severance pay until 12 months following the Closing Date. With respect to any COGC Benefit Plans that are intended to qualify under Section 401(a) of the Code, COGC shall, and shall cause the Surviving Corporation and its Subsidiaries to, grant all Continuing WERCO Employees as of the Closing Date credit for eligibility and vesting purposes (but not for benefit accrual purposes) for all service with WECO and its Affiliates (including WERCO and the WERCO Subsidiaries) and their respective predecessors prior to the Closing Date that count for the same purpose under the corresponding plan qualified under Section 401(a) of the Code maintained by WECO and its Affiliates (including WERCO and WERCO Subsidiaries) immediately prior to the Closing Date, to the extent such credit under the COGC Benefit Plans is permitted under the terms of the COGC Benefit Plans, applicable laws and regulations. To the extent the COGC Benefit Plans provide medical or dental benefits after the Closing Date, the

         Continuing WERCO Employees shall be eligible for such plans to the same extent that any new hire of COGC would be entitled to participate in those plans, except that the COGC Benefit Plan shall waive any pre-existing condition limitation under the COGC Benefit Plan but only to the extent the particular pre-existing condition did not also preclude coverage for the applicable continuing WERCO Employee under any WECO Plan and to the extent such pre-existing condition is not of a type of condition precluded from coverage under a COGC Benefit Plan. The COGC Benefit Plans shall provide that any expenses incurred on or before the Closing Date by a Continuing WERCO Employee shall be taken into account under such COGC Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions for the remainder of the current plan year.

                 (g) Without limiting in any way the generality of Sections 9.15(e) and (f), COGC agrees to cause the Surviving Corporation and its Subsidiaries to honor any obligations WERCO and the WERCO Subsidiaries have with respect to current vacation accruals and frozen past vacation liability for Continuing WERCO Employees as of the Closing Date in accordance with WERCO's vacation policy as furnished to COGC prior to the date of this Agreement and as is set forth onSchedule 9.15. Such Schedule must set forth which WERCO Employees are entitled to any vacation benefits and the dollar amount of such benefit.

                 (h) COGC and WECO acknowledge that there shall be no transfer of assets or liabilities from any of the WECO Plans to any COGC Benefit Plan unless agreed to by the parties, and COGC and WECO acknowledge and agree that the Surviving Corporation, its Subsidiaries and COGC and its Affiliates shall have no right, title or interest in respect of the assets of, or liabilities with respect to, any of the WECO Plans and that COGC, the Surviving Corporation and its Subsidiaries shall not assume the sponsorship of or the responsibilities for contributions to and liabilities of any WECO Plan.

                 (i) COGC, the Surviving Corporation and its Subsidiaries shall have no obligation or liabilities for any post retirement medical, life insurance or severance benefits payable under any WECO Plan and to the extent there is any obligation or liability, WECO shall assume such obligation or liability.

                 (j) WECO shall indemnify COGC and its Affiliates (including the Surviving Corporation and each of its Subsidiaries) and hold each of them harmless from and against any and all liabilities, penalties, taxes and liens, FAS 106 and FAS 112 liabilities, claims, expenses, losses and damages arising, and if based upon or related to, any Controlled Group Plan (as hereinafter defined). For purposes of this Section 9.15(j), the term "Controlled Group Plan" shall mean any WECO Plan and any other employee benefit plan, including any multiemployer plan, which was or is maintained or contributed to (including any obligation to contribute) by WECO, Washington Natural Gas, WERCO, any WERCO Subsidiary, or by any entity, trade or business deemed to be a "single employer" with WECO within the meaning of
         Section 414 of the Code at any time prior to the Closing Date. WECO shall indemnify COGC and its Affiliates (including the Surviving Corporation and each of its Subsidiaries) from and against any loss, claim, penalty, tax, lien, demand or expense arising out of, or relating to, directly or indirectly any action brought under Title VIII, the Americans with Disabilities Act, Civil Rights Act of 1866 and 1991, Workers' Compensation Act, the Equal Pay Act, Fair Labor Standards Act, ERISA, WARN, OWPA, ADEA, contract, tort or any other state or federal statutory or common law by any WERCO Employee.

                 (k) WECO agrees that it shall be liable for any continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by Section 4980B of the Code due to qualifying events which occur on or before the Closing Date.

                 (l) All claims under all WECO Plans, including workers' compensation plans, incurred by a WERCO Employee on or prior to the Closing Date, whether or not reported to WECO, WERCO, or Washington Natural Gas or the WERCO Subsidiaries on or after the Closing Date, shall be the responsibility of the WECO Plans, WECO and Washington Natural Gas.

         9.16 INSURANCE MATTERS. COGC acknowledges that certain of the insurance coverages relating to the Business are maintained by WECO or its Affiliates under blanket policies relating to WERCO and other affiliated entities and, with respect to WERCO, such coverages so maintained will automatically cease and terminate at the Effective Time except with respect to
(a) policies that COGC has requested WECO or WECO's Affiliates to maintain in force through the Closing Date and (b) legitimate claims that have been or will be made or otherwise specifically covered prior to the Closing Date. All return premiums or prepaid insurance will be for the account of the Surviving Corporation to the extent such prepaid insurance is reflected as an asset on the WERCO Financial Statements. WECO will use its best efforts to cooperate with COGC and the Surviving Corporation to invoke, at the expense of the Surviving Corporation, any available extended claims reporting period or discovery period under any "claims made" liability policies covering the Surviving Corporation and its Subsidiaries and Affiliates, reasonably requested by COGC.

         9.17    REGULATORY FILING.

                 (a) Within ten (10) business days after the date hereof, COGC and WERCO will make such filings as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement and will use all reasonable efforts to obtain early termination of any waiting period under the HSR Act. COGC and WERCO will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("Justice Department") any supplemental information which may be requested pursuant to the HSR Act. All filings referred to in this Section 9.17 will comply in all material respects with the requirements of the respective laws pursuant to which they are made.

                 (b) Without limiting the generality or effect of Section 9.17(a) and notwithstanding any provision herein to the contrary, each of the parties will (i) use reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Bodies for additional information and documents pursuant to the HSR Act, (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any voluntary agreement with any Governmental Body not to consummate the transactions contemplated by this Agreement, in each case except with the prior consent of the other and (iii) cooperate with each other and use reasonable efforts to obtain the requisite approval of the FTC and Justice Department, including without limitation (A) the removal, dissolution, stay or dismissal of any temporary restraining order, preliminary injunction or other judicial or administrative order which prevents the consummation of the transactions contemplated hereby or requires as a condition thereto that all or any part of the Business to be held separate or (B) the pursuit of necessary litigation or administrative proceedings (including, if necessary, participation in proceedings through the trial court level).

         9.18    WECO REPRESENTATION ON COGC'S BOARD OF DIRECTORS.

                 (a) As soon as practicable following the Effective Time, the Board of Directors of COGC shall take such action as is necessary to increase its size from ten to twelve directors.

                 (b) Concurrently with the expansion of the size of the COGC Board of Directors described in Section 9.18(a), the Board of Directors shall appoint William P. Vititoe and one other person designated by WECO (the "WECO Nominees") to fill the director positions created pursuant to Section 9.18(a); provided, however, that WECO shall confer with COGC prior to designating the WECO Nominee other than William P. Vititoe and that such other designee shall meet the criteria set forth in the COGC Criteria for Board of Directors' Membership, a copy of which has been previously provided to WECO. Mr. Vititoe shall be appointed to the class of directors whose term expires in 1996 and the other such director shall be appointed to the class of directors whose term expires in 1995.

                 (c) COGC will take such action as is necessary to accomplish the director appointments and other actions described in this Section 9.18, including, without limitation, adopting any necessary amendments to COGC's Bylaws.

                 (d) COGC shall cause the WECO Nominees elected to COGC's Board of Directors to be appointed to committees of COGC's Board of Directors as follows: at least one of the WECO Nominees shall be appointed to the Audit Committee and at least one of the WECO Nominees shall be appointed to the Compensation Committee.

                 (e) During the period between the Effective Time and the time at which the appointments referred to in Section 9.18(b) shall become effective, COGC and its Board of Directors shall not take any action that, if such action had been taken prior to the Effective Time, would have caused any representation or warranty of COGC set forth in this Agreement to be untrue, or would have constituted a breach of any agreement of COGC set forth in this Agreement.

         9.19 REGISTRATION RIGHTS AGREEMENT. At Closing, COGC and WECO shall enter into a Registration Rights Agreement in substantially the form of attached Exhibit B.

         9.20    CERTAIN ACTIONS PRIOR TO CLOSING.  Prior to the Closing:

                          (a)     COGC will loan WERCO the Amount.

                          (b)     WECO and WERCO will

                                  (i)      Contribute the Amount to WEM by
                                           means of a capital contribution and
                                           not a loan;

                                  (ii)     Form a wholly-owned subsidiary of
                                           WEM ("New Sub") as a Washington
                                           corporation;

                                  (iii)    Cause WEM to contribute the Amount
                                           to New Sub by means of a capital
                                           contribution and not a loan;

                                  (iv)     Cause WEM to transfer the
                                           Transferred Assets to New  Sub in
                                           accordance with the terms of the
                                           Transferred Assets and without
                                           adversely affecting any of the other
                                           assets of WEM, WERCO or any other
                                           WERCO Subsidiary; and

                                  (v)      Cause WEM to transfer, directly or
                                           indirectly, all of the stock of New
                                           Sub to WECO.

                          (c) If on or before thirty (30) days after the date of execution of this Agreement WEM has been unable to transfer the Transferred Assets to New Sub because of a failure to obtain one or more third party consents, the parties hereto will negotiate in good faith to conclude alternative arrangements the effect of which is to provide after the Effective Time to COGC, through WERCO's ownership of a subsidiary or otherwise, the economic benefits of the Desired Assets to the same extent as if the transactions contemplated above had been effected and to leave WECO, through ownership of a subsidiary or otherwise, all of the rights and obligations of WEM under and with respect to the Transferred Assets and the Amount; provided, however, if the only Transferred Assets which WEM has been unable to transfer to New Sub are Selected Transferred Assets,

                 WECO shall have the option to conclude the transactions contemplated by Section 9.20(b), and WECO will indemnify and hold COGC harmless from and against all Losses resulting from or arising from consents not having been obtained with respect to the transfer of such Selected Transferred Assets to New Sub.

                          (d) It is recognized that as of the date of execution of this Agreement WECO is the guarantor of WEM's obligations with respect to that certain Gas Purchase Agreement between Encogen Northwest, L.P. and WEM dated November 27, 1991, as amended, which contract (or its economic benefits) shall be transferred to COGC at the Closing if the transactions contemplated by Section 9.20(b) or (c) are effected. In the event that WECO is unable to terminate WECO's guarantee prior to the Closing Date or thereafter, then it shall be an express condition to WECO's obligation to go forward with Closing, that COGC shall provide to WECO in writing its indemnification of WECO for all Losses associated with the WECO guarantee defaults of WEM (or its successor, if any) occurring after the Closing Date.

                          (e) WECO shall cause New Sub not to dispose of the Amount other than in exchange for full consideration for the one-year period following the Merger. COGC shall indemnify and hold WECO and its Affiliates harmless from and against any income Taxes paid by reason of the transfers described in or contemplated by this Section 9.20 of or with respect to the Amount; provided, however, that the maximum indemnification hereunder shall not exceed taxes equal to 35% of the Amount, plus any applicable interest, penalties, additions to tax or other additional amounts imposed thereon or related thereto.

         9.21 RIGHTS AGREEMENT AMENDMENT. Prior to Closing, COGC and The First National Bank of Boston shall enter into the Rights Agreement Amendment in substantially the form of attached Exhibit D.

         9.22 TRANSITION SERVICES AGREEMENT. Prior to Closing, COGC and WECO shall use their best efforts to negotiate a Transition Services Agreement mutually agreeable to both parties.

         9.23 DISSOLUTION OF STLP. WERCO shall use its best efforts to cause STLP to be dissolved before the Closing Date.

10.      CONDITIONS TO THE OBLIGATIONS OF COGC AND MERGER SUB

         The respective obligations of COGC and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

         10.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF WERCO. The (a) representations and warranties of WERCO contained in Section 5 of this Agreement (except for those contained in Section 5.1(d) if STLP has been dissolved) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for any variations from such representations and warranties related to the conduct of the Business between the date hereof and the Closing Date in the manner permitted by this Agreement and except for representations and warranties that speak as of a specific date or time other than the date of this Agreement, which need only be true and correct as of such date or time, and (b) covenants and agreements of WERCO contained in this Agreement to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects; and COGC shall have received at the Closing a certificate from an executive officer of WERCO, dated the Closing Date and validly executed on behalf of WERCO, to the effect that the conditions set forth in (a) and (b) above have been so satisfied. Notwithstanding the foregoing, this condition shall be deemed to have been met despite the untruth or inaccuracy of any representation or warranty or failure of any covenant unless the aggregate effect of all such untruths, inaccuracies and failures, taken together, would give rise to a Material Adverse Effect with respect to WERCO.

         10.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF WECO. The (a) representations and warranties of WECO contained in Sections 5 and 6 of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties that speak as of a specific date or time other than the date of this Agreement, which need only be true and correct as of such date or time and (b) covenants and agreements of WECO contained in this Agreement to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects; and COGC shall have received at the Closing a certificate from an executive officer of WECO, dated the Closing Date and validly executed on behalf of WECO, to the effect that the conditions set forth in (a) and (b) above have been so satisfied.

         10.3 WAITING PERIOD. The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.

         10.4 NO INJUNCTION. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

         10.5 CONSENTS. All consents and approvals of all Persons required to permit the consummation of the transactions contemplated hereby and which consents or approvals if not received would, individually or in the aggregate, constitute a Material Adverse Effect on WERCO and the WERCO Subsidiaries or their ownership or operation of the assets of the Business shall have been obtained.

         10.6 OPINIONS OF COUNSEL FOR WERCO AND WECO. COGC shall have received from Riddell, Williams, Bullitt & Walkinshaw, counsel for WERCO and WECO, opinions, dated the

Closing Date with respect to (a) due incorporation, valid existence and good standing, (b) corporate power, (c) authorized and issued stock, (d) noncontravention of articles of incorporation or bylaws of WERCO or WECO by this Agreement, (e) no conflicts with material contracts, (f) due authorization and enforceability of this Agreement and (g) such other matters as the parties may agree.

         10.7 MATERIAL CHANGE. Between December 31, 1993 and the Closing Date, there shall not have been any actual or prospective change, development or effect that constitutes a Material Adverse Effect with respect to WERCO.

         10.8 AUTHORIZATION. By February 28, 1994, the Boards of Directors of WERCO and WECO and the sole shareholder of WERCO shall have approved this Agreement and the consummation of the transactions contemplated hereby, and shall have duly authorized all other corporate action on the part of WECO and WERCO necessary to execute and deliver this Agreement and consummate the transactions contemplated hereby. By the Closing Date, WERCO shall have delivered to COGC true and correct copies of resolutions duly adopted by the Board of Directors of WERCO and WECO and the sole shareholder of WERCO approving this Agreement and the transactions contemplated hereby.

         10.9 FINANCIAL STATEMENTS. Before the Closing Date WERCO shall deliver to COGC a true and correct copy of its audited consolidated balance sheet as of September 30, 1993 and 1992, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended September 30, 1993 which has been certified by Arthur Andersen & Co., independent certified public accountants, including the report thereon by Arthur Andersen & Co.

         10.10 ASSIGNMENT OF HEDGE AGREEMENTS. All hedge agreements to which WEM is or has been a party since December 31, 1993, including, without limitation, the Master Energy Price Swap Agreements between WEM and AIG Corporation, between WEM and Lehman Bros. Commercial Corporation and between WEM and First National Bank Chicago, all transactions thereunder, and all obligations of WEM under the foregoing shall have been assigned to WECO effective January 1, 1994; provided, however, that the hedge transactions related to volumes associated with the Participation Agreement between WEM and Boeing Equipment Holding Company, dated September 27, 1993, and the gas sales agreement between WEM and STLP shall not be assigned to WECO.

11.      CONDITIONS TO THE OBLIGATIONS OF WERCO AND WECO

         The obligations of WERCO and WECO to consummate the transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of all following conditions:

         11.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF COGC. The (a) representations and warranties of COGC contained in Section 7 of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for any variations from such representations and warranties related to the conduct of the Business between the date hereof and the Closing Date in the manner permitted by this Agreement and except for representations and warranties that speak as of a specific date or time other than the date of this Agreement, which need only be true and correct as of such date or time and
(b) covenants and agreements of COGC contained in this Agreement to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects; and WERCO shall have received at the Closing a certificate from an executive officer of COGC, dated the Closing Date and validly executed on behalf of COGC, to the effect that the conditions set forth in (a) and (b) above have been so satisfied. Notwithstanding the foregoing, this condition shall be deemed to have been met despite the untruth or inaccuracy of any representation or warranty, or failure of any covenant unless the aggregate effect of all such untruths, inaccuracies and failures, taken together, would give rise to a Material Adverse Effect on COGC and the COGC Subsidiaries taken as a whole.

         11.2 WAITING PERIOD. The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.

         11.3 NO INJUNCTION. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

         11.4 CONSENTS. All consents and approvals of all Persons required to permit the consummation of the transactions contemplated hereby and which consents or approvals if not received would have a Material Adverse Effect shall have been obtained.

         11.5 OPINION OF COUNSEL FOR COGC. WERCO shall have received from Fulbright & Jaworski L.L.P., counsel for COGC and Merger Sub, opinions dated the Closing Date, with respect to (a) due incorporation, valid existence and good standing, (b) corporate power, (c) authorized and issued stock, (d) noncontravention of articles of incorporation or bylaws of COGC or Merger Sub by this Agreement, (e) no conflicts with material contracts, (f) due authorization and enforceability of this Agreement and (g) such other matters as the parties may agree.

         11.6 MATERIAL CHANGE. Between December 31, 1993 and the Closing Date, there shall not have been any actual or prospective change, development or effect that constitutes a Material Adverse Effect with respect to COGC.

         11.7 EXECUTION OF REGISTRATION RIGHTS AGREEMENT. COGC and WECO shall have entered into the Registration Rights Agreement in substantially the form of attached Exhibit B.

         11.8 EXECUTION OF RIGHTS AGREEMENT AMENDMENT. COGC and The First National Bank of Boston shall have entered into the Rights Agreement Amendment in substantially the form of attached Exhibit D.

         11.9 DEPOSIT OF FUNDS IN ESCROW. COGC shall have deposited with the Escrow Agent pursuant to Section 2.5 the funds necessary to enable the Surviving Corporation to repay the Intercompany Debt, in accordance with irrevocable escrow instructions executed by the parties, on the Closing Date immediately following the Effective Time.

         11.10 SEC DOCUMENTS. Before the Closing Date, COGC shall deliver to WECO and WERCO a true and complete copy of COGC's annual report on Form 10-K for the year ended December 31, 1993 (with exhibits).

         11.11 AUTHORIZATION. By February 28, 1994, the Boards of Directors of WERCO and WECO and the sole shareholder of WERCO shall have approved this Agreement and the consummation of the transactions contemplated hereby, and shall have duly authorized all other corporate action on the part of WECO and WERCO necessary to execute and deliver this Agreement and consummate the transactions contemplated hereby.

12.      TAX MATTERS

         12.1    REORGANIZATION.

                 (a) Each party agrees to use its best efforts, and to cause its Affiliates, agents and employees to use their best efforts, whether before, on or after the Closing Date, to cause the Merger to qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code (and any comparable provisions of applicable state law) and to report the Merger on all Tax Returns and other filings as such a reorganization.

                 (b) In regard to Section 12.1(a) above, the parties hereto make the following representations, warranties and covenants:

                          (i)     WECO hereby represents, warrants and
                 covenants to COGC as follows:

                                  (A) Merger Sub will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by WERCO immediately prior to the Merger.

                                  (B)      WECO has no plan or intention to
                          sell, exchange or otherwise dispose of a number of shares of COGC Equity Securities received in the Merger that would reduce WECO's ownership of shares of COGC Equity Securities to a number of shares having a value, as of the

                          Closing Date, of less than 50% of the value of all of the formerly outstanding stock of WERCO as of the same date.

                                  (C)      The liabilities of WERCO assumed by
                          Merger Sub and the liabilities to which the transferred assets of WERCO are subject were incurred by WERCO in the ordinary course of business.

                          (ii)    COGC hereby represents, warrants and
                 covenants to WECO as follows:

                                  (A)      COGC has no plan or intention to
                          redeem or otherwise reacquire any of its stock issued in the Merger.

                                  (B)      COGC has no plan or intention to
                          liquidate the Surviving Corporation; to merge the Surviving Corporation with or into another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation, or cause the Surviving Corporation to issue additional shares of its stock, thereby resulting in COGC losing control of the Surviving Corporation within the meaning of
                          Section 368(c) of the Code; or to cause the Surviving Corporation to dispose of, in transactions for which full consideration is not received, more than 20% of the assets of WERCO acquired in the Merger, except for transfers of assets to a corporation controlled (within the meaning of Section 368(c) of the Code) by the Surviving Corporation; and hereby covenants not to take any such actions during the one-year period immediately following the Merger.

                                  (C)      Following the Merger, the Surviving
                          Corporation will continue the historic business of WERCO or use a significant portion of the historic business assets of WERCO in a business.

         12.2    WECO TAX INDEMNITY.

                 (a) WECO shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless COGC, the WERCO Group and their respective Affiliates (all of such Persons indemnified by WECO under this Section 12.2 being collectively referred to herein as the "Tax Indemnitees" and individually referred to herein as a "Tax Indemnitee") from and against:

                          (i) any and all Taxes imposed on any of the WERCO Group with respect to the income, assets or operations of any Person (other than any of the WERCO Group) relating to any consolidated federal income Tax Return of any "affiliated group" (as such term is defined in Section 1504(a) of the Code) of corporations which includes or included any of the WERCO Group (or relating to any consolidated, combined, affiliated or unitary income or franchise Tax Return





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
                 of any foreign, state or local taxing jurisdiction that permits consolidated, combined, affiliated or unitary income or franchise Tax Returns of any affiliated group or groups of corporations which includes or included any of the WERCO Group) for any and all periods or portions thereof ending on or before the Closing Date (including, without limitation, any such Taxes for which any of the WERCO Group is or may be or become severally liable under Treasury Regulation Section 1.1502-6 or 1.1502-78(b)(2) or any similar provision under any applicable foreign, state or local law); and

                          (ii) any and all Taxes not otherwise described in, and covered by, Section 12.2(a)(i) or (iii) of or imposed on any of the WERCO Group with respect to any taxable period or portion thereof that ends on or before the Closing Date (a "Pre-Closing Period"), excluding (x) any such Taxes arising from any event occurring on the Closing Date, but after the Effective Time, which is outside the ordinary course of the businesses of any of the WERCO Group and is not described in or contemplated by this Agreement and (y) any such Taxes caused by or resulting from the failure of the Merger to qualify as a reorganization described in Section 368(a) of the Code (or any comparable provisions of applicable state law) if such failure resulted solely from an action of COGC or, after the Effective Time, any Affiliate thereof that is not described in or contemplated by this Agreement; and

                          (iii) any and all Taxes arising as a result of the purchase, acquisition, termination, liquidation or dissolution of STLP.

                 (b) In the case of any Tax described in Section 12.2(a)(ii) above that pertains to any taxable period of any of the WERCO Group that begins on or before the Closing Date but does not end on or before the Closing Date (a "Straddle Period"), the portion of such Tax of the WERCO Group for the Pre-Closing Period of such Straddle Period shall be determined in accordance with Section 12.4 hereof. The parties acknowledge and agree that the term "Straddle Period" does not include any period or portion thereof of any Tax Return described in Section 12.2(a)(i), which periods or portions thereof shall be deemed to be Pre-Closing Periods.

         12.3    COGC TAX INDEMNITY.

                 (a) COGC shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless WECO and its Affiliates from and against:

                          (i) any and all Taxes of or imposed on any of the WERCO Group for any taxable period or portion thereof that begins and ends after the Closing Date (a "Post-Closing Period"); and

                          (ii) any and all Taxes of or imposed on any of the WERCO Group arising from any event occurring on the Closing Date, but after the Effective Time, which is outside the ordinary course of the businesses of any of the WERCO Group and is not described in or contemplated by this Agreement; and

                          (iii) any and all Taxes of or imposed on any of the WERCO Group caused by or resulting from the failure of the Merger to qualify as a reorganization described in Section 368(a) of the Code (or any comparable provisions of applicable state law), to the extent such Taxes exceed those Taxes that would have been imposed on WECO and its Affiliates (other than the WERCO Group) had the Merger qualified as such a reorganization, if such failure resulted solely from an action of COGC or, after the Effective Time, any Affiliate thereof that is not described in or contemplated by this Agreement.

                 (b) In the case of any Tax described in Section 12.3(a)(i) above that pertains to any taxable period of any of the WERCO Group with respect to any Straddle Period, the portion of such Tax of the WERCO Group for the Post-Closing Period of such Straddle Period shall be the portion of such Tax that is not allocated to the Pre-Closing Period of such Straddle Period under Section 12.4 hereof.

         12.4    ALLOCATION OF CERTAIN TAXES.

                          (a) WECO and COGC will, to the extent permitted by applicable law, elect with the appropriate taxing authorities to close the taxable periods of any of the WERCO Group as of and including the entirety of the Closing Date, and the parties shall take all steps and actions as are reasonably necessary to cause any such taxable period to end as of and including the entirety of the Closing Date. In any case where applicable law does not permit such a taxable period of any of the WERCO Group to be closed as of and including the entirety of the Closing Date, any Tax pertaining to such Straddle Period shall be determined in accordance with the applicable provisions of Section 12.4(b), (c), (d) or (e) hereof.

                 (b) In the case of any Tax pertaining to a Straddle Period (except for any Taxes covered by Section 12.4(c), (d) or (e) hereof), the portion of such Tax pertaining or attributable to the WERCO Group for the Pre-Closing Period of such Straddle Period shall be determined on the basis of an interim closing of the books of any of the WERCO Group (and any tax partnerships in which any of the WERCO Group has an interest) as of and including the entirety of the Closing Date in accordance with this Section 12.4(b). For purposes of this
         Section 12.4(b), the liability for such Tax with respect to the Pre-Closing Period of a Straddle Period shall be the product of (i) such Tax for the entirety of such Straddle Period, multiplied by (ii) a fraction, the numerator of which is the hypothetical Tax for such Pre-Closing Period (determined on the basis of such interim closing of the books, without annualization) and the denominator of which is the sum of such numerator plus the hypothetical Tax for the Post-Closing Period of such Straddle

         Period (determined on the basis of such interim closing of the books, without annualization). The hypothetical Tax for any period shall in no case be less than zero.

                 (c) In the case of any franchise Tax (which is not measured by, or based upon, net income) imposed on WERCO, the portion of such Tax pertaining or attributable to the Pre-Closing Period of such Straddle Period shall be deemed to be the amount of such Tax for the entirety of such Straddle Period.

                 (d) In the case of any ad valorem Tax (which is not measured by, or based upon, actual production) or any franchise Tax (which is not measured by, or based upon, net income and is not described in Section 12.4(c) above) that pertains to a Straddle Period, the portion of such Tax pertaining or attributable to the Pre-Closing Period of such Straddle Period shall be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period of such Straddle Period and the denominator of which is the number of days in the entire Straddle Period.

                 (e) In the case of any ad valorem Tax that is measured by, or based upon, actual production and pertains to a Straddle Period, the portion of such Tax pertaining or attributable to the Pre-Closing Period of such Straddle Period shall be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the actual production in the Pre-Closing Period of such Straddle Period and the denominator of which is the actual production in the entire Straddle Period.

         12.5    REFUNDS.

                 (a) If after the Closing Date, any Tax Indemnitee receives a refund (whether by payment, credit, offset or otherwise) of any Tax for which WECO is liable under Section 12.2 hereof, COGC shall cause to be paid to WECO (within 15 calendar days after such receipt) the amount of such refund. If there is an adjustment to any such refund, any payment or payments theretofore made between the parties hereto with respect to such refund pursuant to this Section 12.5(a) shall be appropriately adjusted by means of a payment from WECO to COGC or COGC to WECO, as the case may be, within 15 calendar days after such adjustment.

                 (b) Any refund (whether by payment, credit, offset or otherwise) of Taxes pertaining to the WERCO Group for which COGC is liable under Section 12.3 hereof shall be the property of the WERCO Group and COGC and shall be retained by the WERCO Group and COGC (or, if applicable, paid or caused to be paid by WECO to COGC within 15 calendar days after receipt of such refund by WECO or any of its Affiliates). If there is an adjustment to any such refund, any payment or payments theretofore made between the parties hereto with respect to such refund pursuant to this Section 12.5(b) shall be appropriately adjusted by means of a payment from WECO to

         COGC or COGC to WECO, as the case may be, within 15 calendar days after such adjustment.

                 (c) In applying the provisions of Section 12.5(a) and (b) hereof, any refund of Taxes for a Straddle Period of the WERCO Group shall be allocated between the Pre-Closing Period, on the one hand, and the Post-Closing Period, on the other hand, in a manner consistent with the provisions of Section 12.4 hereof.

                 (d) If reasonably requested by WECO, COGC shall, or, if appropriate, shall cause the WERCO Group to, take all steps required to file a claim for refund of any Tax for which WECO is liable under
         Section 12.2 hereof, provided that WECO shall prepare, handle and prosecute any such claim (but shall keep COGC fully informed of any developments with respect to such claim) and WECO shall bear any and all reasonable costs and expenses associated with filing and pursuing any such claim (including, without limitation, any COGC Costs, but only to the extent such COGC Costs result from a request or requests by WECO that COGC or its Affiliates assist, or cooperate with, WECO in the preparation, handling or prosecution of such claim). Any Tax claim resulting from the filing or pursuit of such a claim for refund shall be governed by the provisions of Section 12.7 hereof.

                 (e) COGC and WECO shall jointly agree to file any claim for refund, and shall jointly prosecute any such claim for refund by suit or otherwise, of any Tax described in both Section 12.2(a)(ii) hereof and Section 12.3(a)(i) hereof and pertaining to any Straddle Period of any of the WERCO Group, provided, however, that COGC and WECO shall first attempt to separate such claim for refund into two claims, one involving the Pre-Closing Period (which claim for refund shall be governed by Section 12.5(d)), and the other involving the Post-Closing Period (which claim for refund shall be subject to the exclusive control of COGC). If COGC and WECO are not successful in separating such claim, COGC and WECO shall cooperate in good faith with each other in defending or prosecuting such joint claim for refund and shall not compromise or settle such claim without the other's written consent. If COGC and WECO cannot agree with respect to any matter involving any such joint claim for refund, COGC and WECO shall jointly engage an independent accounting firm that is mutually acceptable to COGC and WECO to make its decision with respect to such matter, which decision shall be final and binding on COGC and WECO. COGC shall bear and pay one-half of the fees and other costs charged by such firm and WECO shall bear and pay one-half of the fees and other costs charged by such firm.

         12.6    TAX RETURNS.

                 (a) WECO will cause the WERCO Group to be included in the consolidated federal income Tax Returns of the WECO Affiliated Group (and will cause the appropriate members of the WERCO Group to be included in the consolidated, combined, affiliated or unitary income and/or franchise Tax Returns of any foreign, state or local taxing jurisdiction that requires or permits consolidated, combined, affiliated or unitary income and/or franchise Tax Returns of an applicable group or groups of corporations which includes or include any of the WERCO Group and one or more members of the WECO Affiliated Group (other than any of the WERCO Group), if, in the case of such a Tax Return that is not required to be filed in such form, it had been so included for the prior taxable period) for all taxable periods or portions thereof ending on or before the Closing Date, including, without limitation, the period from October 1, 1993, through and including the Closing Date. WECO shall also cause to be prepared any and all other Tax Returns which are required to be filed for, by, on behalf of or with respect to any of the WERCO Group on or before the Closing Date. WECO will cause each Tax Return described in the first two sentences of this Section 12.6(a) to be filed with the appropriate taxing authority and will cause to be fully paid to the appropriate taxing authority the amount of Taxes shown to be due on such Tax Return. WECO shall not, unless otherwise required by law, rule or regulation, adopt a Tax treatment of any material item included therein that is inconsistent with the past treatment of similar items of the WERCO Group in Tax Returns for prior taxable periods without the consent of COGC.

                 (b) COGC will cause to be prepared each Tax Return (other than any Tax Return described in, and covered by, Section 12.6(a) hereof) covering a taxable period ending on or before the Closing Date (including, without limitation, any short taxable period Tax Return required or permitted to be filed for a short taxable period ending on the Closing Date) which is required to be filed for, by, on behalf of or with respect to any of the WERCO Group after the Closing Date and shall deliver a copy of such Tax Return to WECO and allow WECO a thirty-day period in which to review and comment upon such Tax Return.

                 (c) With respect to each Tax Return (other than any Tax Return described in the first sentence of Section 12.6(a) hereof) covering a Straddle Period which is required to be filed for, by, on behalf of or with respect to any of the WERCO Group after the Closing Date, COGC (i) shall cause to be prepared each such Tax Return, and
         (ii) shall determine the respective portions of the Taxes shown as due on such Tax Return that are the responsibility of WECO under Section
         12.2 hereof and of COGC under Section 12.3 hereof, which determination shall be set forth in a statement ("Statement") prepared by COGC.
         COGC shall deliver a copy of such Tax Return and the Statement related thereto to WECO and allow WECO a thirty-day period in which to review and comment upon such Tax Return and Statement.

         12.7    TAX CONTESTS.

                 (a) If a party hereto or any of its Affiliates receives any written or oral communication with respect to any question, adjustment, assessment or pending or threatened audit, examination, investigation, or administrative, court or other proceeding which, if pursued successfully, could result in or give rise to a claim for indemnification of any Tax Indemnitee by WECO with respect to any Tax for which WECO could be liable under Section 12.2 hereof ("COGC Tax Claim"), then such party shall promptly notify the other party hereto in writing ("Tax Claim Notice") of such COGC Tax Claim. As to any such Taxes for which WECO is or may be liable under Section 12.2 hereof and subject to the provisions of Section 12.7(e), WECO shall have the sole and exclusive right (at its sole risk, cost and expense) to control or settle the conduct of such audit, examination, investigation or administrative, court or other proceeding, provided that:

                          (i) WECO notifies COGC in writing (the "Election Notice") that it desires to control such contest within 30 calendar days after WECO receives or delivers, as the case may be, the Tax Claim Notice relating to such COGC Tax Claim; and

                          (ii) if COGC is requested by WECO to pay or cause to be paid the Tax claimed and sue for a refund, WECO shall have advanced to COGC on an interest-free basis the total amount of the Tax claimed; and

                          (iii) WECO shall reimburse COGC for any COGC Costs resulting from any such request by WECO, but only to the extent such COGC Costs result from a request or requests by WECO that COGC assist, or cooperate with, WECO in the preparation, handling, defense or prosecution of such COGC Tax Claim.

                 (b) The parties shall cooperate with each other and with their respective Affiliates in the negotiation and settlement of any proceeding described in Section 12.7(a) above. COGC will provide, or cause to be provided, to WECO any information reasonably requested by WECO that relates to the COGC Tax Claim, including, without limitation, necessary powers of attorney or other authorizations to control any proceeding which WECO is entitled to control pursuant to
         Section 12.7(a) hereof. WECO shall keep COGC informed of all developments and events relating to any such COGC Tax Claim. Only one Election Notice shall be required with respect to any pending Tax audit or assessment.

                 (c) If, after actual receipt by COGC of the total amount of a Tax claimed (pursuant to a COGC Tax Claim) that has been advanced by WECO pursuant to Section 12.7(a)(ii) hereof, the extent of the liability of WECO hereunder with respect to such Tax claimed has been established by a Final Determination, COGC shall promptly pay or cause to be paid to WECO any refund actually received by or actually credited to any Tax Indemnitee with respect to such Tax (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority related thereto).

                 (d) With respect to any COGC Tax Claim, if WECO fails to deliver an Election Notice to COGC within the period provided in
         Section 12.7(a)(i) hereof or fails to comply with the provisions of
         Section 12.7(a)(ii) or (iii) hereof, COGC shall have the right (but not the obligation), at its election and in its sole and absolute discretion, to defend or prosecute, at COGC's sole cost and expense, such COGC Tax Claim provided COGC notifies WECO in writing (the "COGC Notice") that it desires to control such contest within thirty calendar days after the expiration of the period provided in Section 12.7(a)(i) hereof with respect to such COGC Tax Claim. Within fifteen days after the receipt by WECO of the COGC Notice, WECO shall pay to COGC the full amount of all Taxes claimed by the taxing authority with respect to such COGC Tax Claim. COGC shall have full control of the defense or prosecution of such proceedings, including any settlement or compromise thereof. If requested by COGC, WECO shall cooperate, and shall cause its Affiliates to cooperate, in good faith with COGC and their authorized representatives in order to contest effectively such COGC Tax Claim.

                 (e) If a party hereto or any of its Affiliates receives any written or oral communication with respect to any question, adjustment, assessment or pending or threatened audit, examination, investigation, or administrative, court or other proceeding which, if pursued successfully, could result in or give rise to both a COGC Tax Claim and a claim for indemnification of WECO by COGC with respect to any Tax for which COGC could be liable under Section 12.3 hereof ("Joint Tax Claim"), then such party shall promptly notify the other party hereto in writing of such Joint Tax Claim. COGC and WECO shall first attempt to separate such Joint Tax Claim into two, one involving the Pre-Closing Period (which shall be governed by Section 12.7(a) through (d)), and the other involving the Post-Closing Period (which shall be subject to the exclusive control of COGC). If COGC and WECO are not successful in accomplishing such separation, COGC and WECO shall cooperate in good faith with each other in controlling such audit, examination, investigation, or administrative, court, or other proceeding, shall not compromise or settle such Joint Tax Claim without the other's written consent, and shall share the costs associated with such Joint Tax Claim on such basis as the parties shall mutually agree. If COGC and WECO cannot agree with respect to any matter involving any such Joint Tax Claim, COGC and WECO shall jointly engage independent tax counsel that is mutually acceptable to COGC and WECO to make its decision with respect to such matter, which decision shall be final and binding on COGC and WECO. COGC shall bear and pay one-half of the fees and other costs charged by such firm and WECO shall bear and pay one-half of the fees and other costs charged by such firm.

         12.8 PAYMENT OF TAXES. All Taxes of or with respect to any of the WERCO Group shall be paid to the appropriate taxing authority by the party that is responsible therefor under the applicable tax law. Except as otherwise provided in this Section 12, any amount to which a party is entitled under this
Section 12 shall be promptly paid to such party by the party obligated to make such payment following written notice to the party so obligated stating that the Taxes to which such amount relates are due and providing details supporting the calculation of such amount.

         12.9    COOPERATION AND EXCHANGE OF INFORMATION.

                 (a) COGC and its Affiliates will not, unless otherwise required by law, rule or regulation or unless doing so would have no effect on any Taxes for which WECO is or may be liable under Section
         12.2 hereof, adopt a Tax treatment of any material item that is inconsistent with the past treatment of similar items of the WERCO Group in any previously filed Tax Return. COGC and WECO will provide, or cause to be provided, to each other copies of all correspondence received from any taxing authority by COGC or WECO, as the case may be, or any of its Affiliates in connection with the liability for Taxes of or with respect to the WERCO Group for any taxable period for which WECO or COGC, as the case may be, is or may be liable under
         Section 12.2 or 12.3 hereof. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any return, amended return, or claim for refund, in determining a liability or a right to refund or in conducting any audit or other proceeding in respect of Taxes imposed on the parties or their respective Affiliates.

                 (b) WECO shall (i) grant or cause to be granted to COGC or COGC's representatives access upon reasonable notice and at reasonable times to all of the information, books and records relating to the WERCO Group within their possession or control (including, without limitation, Tax work papers, Tax Returns and correspondence with Tax authorities), including the right to make copies thereof at COGC's expense, to the extent reasonably necessary in connection with Taxes to which this Section 12 applies and shall furnish the assistance and cooperation of such personnel of WECO and its Affiliates as COGC may reasonably request in connection therewith and
         (ii) gather and furnish to COGC such additional Tax and other information and documents relating to Taxes of the WERCO Group as COGC may from time to time reasonably request.

                 (c) COGC shall (i) grant or cause to be granted to WECO or WECO's representatives access upon reasonable notice and at reasonable times to all of the information, books and records relating to the WERCO Group within its possession or control (including, without limitation, Tax work papers, Tax Returns and correspondence with Tax authorities), including the right to make copies thereof at the expense of WECO, to the extent reasonably necessary in connection with Taxes to which this Section 12 applies and shall furnish the assistance and cooperation of such personnel of the WERCO Group as WECO may reasonably request in connection therewith and (ii) gather and furnish to WECO such additional Tax and other information and documents relating to Taxes of the WERCO Group as WECO may from time to time reasonably request.

                 (d) Any information obtained by a party hereto or its Affiliates from another party hereto or its Affiliates in connection with any Tax matters to which this Agreement applies shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding. Except as expressly provided otherwise in this Section 12, each of WECO and COGC shall bear and pay its own costs and expenses incurred in connection with performing its obligations under this Section 12.

                 (e) Neither WECO nor COGC, or any of their respective Affiliates, shall destroy or allow the destruction of any books, records, or other documents relating to the WERCO Group without having offered in writing to deliver same to the other.

         12.10   TRANSFER TAXES.  Notwithstanding any other provision of this
Section 12, COGC and WECO each shall bear one-half of the cost of any documentary, stamp, sales, use, real property transfer or gain, stock transfer or similar transfer Taxes payable with respect to the transaction described in this Agreement.

         12.11 THIRTY-DAY ELECTIONS. WECO and COGC agree not to cause any election provided under Treasury Regulation Section 1.1502-76(b)(5) (or any similar election under applicable foreign, state or local law) to be made with respect to the WERCO Group in connection with the Merger.

         12.12 TERMINATION OF TAX SHARING AGREEMENTS. Except as expressly provided in this Agreement, effective as of the Effective Time, any and all liabilities and obligations under Tax allocation agreements, Tax sharing agreements or other agreements or arrangements between any of the WERCO Group on one hand and WECO and/or any of WECO's Affiliates (other than any of the WERCO Group) on the other hand and relating to any Tax matters shall be terminated with respect to the WERCO Group, and any liabilities or rights existing under any such agreement or arrangement shall cease to exist and no longer be enforceable.

         12.13 SURVIVAL. Anything to the contrary in this Agreement notwithstanding, the parties' representations, warranties, covenants, agreements, rights and obligations with respect to any Tax covered by this
Section 12 shall survive the Closing and shall not terminate until 20 calendar days after the expiration of all statutes of limitations (including any and all extensions thereof) applicable to such Tax, or the assessment thereof; provided, however, that any right to receive indemnity in respect of any Tax as to which notice thereof has been delivered or received prior to the termination of any representation, warranty, covenant, agreement or obligation relating to such Tax shall survive such termination.

         12.14 CONFLICT. In the event of a conflict between the provisions of this Section 12 and the other provisions of this Agreement, the provisions of this Section 12 shall control. In particular, the provisions of Sections
13.2 through 13.5 of this Agreement shall not apply to any amounts for which any party is liable under this Section 12. Notwithstanding the foregoing, the provisions of this Section 12 shall not override the provisions of Section 9.20(e).

13.      SURVIVAL; INDEMNIFICATION

         13.1 SURVIVAL. Except as provided in the immediately following sentence, the representations, warranties, covenants, indemnities and agreements set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for any claim for which notice is given pursuant to the Agreement for a period of one (1) year from the Effective Date (except with respect to the representations and warranties set forth in Sections 5.13 and 5.16 which shall survive as provided in Section 8). Those covenants that expressly contemplate or may involve actions to be taken or obligations in effect after the Closing, and including but not limited to Sections 9.7, 9.9, 9.10, 9.11, 9.12, 9.13, 9.14, 9.15, 9.16 and 9.18 and the
obligations of COGC and WECO contained in Sections 8, 12, 13.2, 13.3, 13.4 and
13.5 shall survive in accordance with their terms.

         13.2 INDEMNIFICATION BY COGC. In addition to its obligations set forth in Section 9.10(a) and Section 12, from and after the Effective Time, COGC shall indemnify and hold harmless WECO and its Affiliates, each of their respective present and former directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Indemnified WECO Parties") from and against any and all Losses incurred by or asserted against any of the Indemnified WECO Parties in connection with, resulting from or arising from any inaccuracy in any representation of COGC contained in this Agreement in any respect, or any breach or non-fulfillment of any covenant or other obligation of COGC under this Agreement; provided, however, that COGC shall have no liability under this
Section 13.2 unless and until the aggregate of all Losses recoverable by the Indemnified WECO Parties exceeds $250,000 (the "Minimum Amount"), in which event COGC shall be liable for all such Losses in excess of the Minimum Amount, but not to exceed $7,500,000 (the "Maximum Amount"). The Surviving Corporation and its Subsidiaries shall be jointly and severally liable with COGC for COGC's indemnification obligations pursuant to this Agreement, including, without limitation, pursuant to this Section 13.2, and COGC shall, if so requested by WECO, sign and shall cause the Surviving Corporation and its Subsidiaries to sign such instruments evidencing the foregoing obligations as WECO may reasonably request.

         13.3 INDEMNIFICATION BY WECO. In addition to its obligations set forth in Section 12, and except for matters relating to Title Defects and Environmental Defects covered by Section 8, from and after the Effective Time, WECO shall indemnify and hold harmless COGC and its Affiliates, each of their respective present and former directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Indemnified COGC Parties") from and against any and all Losses incurred by or asserted against any of the Indemnified COGC Parties in connection with, resulting from or arising from any inaccuracy in any representation of WECO or WERCO contained in this Agreement in any respect, or any breach or non-fulfillment of any covenant or other obligation of WECO or WERCO under this Agreement; provided, however, that WECO shall have no liability under this Section 13.3 unless and until the aggregate of all Losses recoverable by the Indemnified COGC Parties exceeds the Minimum Amount, in which event WECO shall be liable for all such Losses in excess of the Minimum Amount, but not to exceed the Maximum Amount, provided further, however, that Losses in connection with, resulting from or arising from any inaccuracy in any representation contained in Section 5.2 shall not be subject to the Minimum Amount and the Maximum Amount.

         13.4 THIRD-PARTY CLAIMS. Promptly after service of notice of any claim or of process on a party hereto by any third person in any matter in respect of which indemnity may be sought from the other party pursuant to this Agreement, the party so served shall notify the indemnifying party of the receipt thereof. The indemnifying party shall have the right to participate in, or assume, at its own expense, the defense of any such claim or process or settlement thereof. If the indemnifying party does not, within thirty (30) days of the receipt of a notice of claim, acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnitee hereunder in connection with such claim, the indemnified party may (but shall be under no obligation to) contest any such lawsuit or other proceeding forming the basis for such claim and the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. After notice from the indemnifying party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal or other expense subsequently incurred in connection with such defense. Such defense shall be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the indemnified party shall be advised promptly of all significant developments and shall be furnished with such other information as it shall reasonably request. The indemnified party shall have the right to employ separate counsel in any claim or process the defense of which has been assumed by the indemnifying party and to participate in the defense thereof, but the fees and expense of such counsel shall be the expenses of such indemnified party. With respect to any matter which is the subject of any such claim and as to which the indemnified party fails to give the other party such notice as aforesaid, and such failure adversely affects the ability of the indemnifying party to defend such claim or materially increases the amount of indemnification which the indemnifying party is obligated to pay hereunder, the amount of indemnification which the indemnified party shall be entitled to receive shall be reduced to an amount which the indemnified party would have been entitled to receive had such notice been timely given. No settlement of any such claim as to which the indemnifying party has not elected to assume the defense thereof shall be made without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. The indemnifying party may not settle any such claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, unless such settlement contains an unconditional release of such indemnified party and such settlement involves monetary damages only.

         13.5 BASIS FOR PAYMENT. All amounts an indemnified party is entitled to receive pursuant to Section 13.2, 13.3 or 13.4 shall be net of any insurance recovery respecting such claim by such party.

14.      TERMINATION

         14.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by WECO or COGC, by the mutual written consent of the Boards of Directors of COGC and WECO.

         14.2 TERMINATION AFTER JUNE 30, 1994. By either COGC or WERCO if the Effective Time shall not have occurred on or before June 30, 1994 (the "Outside Date"), or such later date as may be agreed to in writing by COGC and WERCO, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement or its Affiliates to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time.

         14.3 TERMINATION BY WERCO OR WECO. (a) By WECO if the Board of Directors of WECO concludes in good faith and upon the advice of counsel that not terminating the Agreement would constitute a breach by the members of the Board of Directors of WECO of their fiduciary duties; or

                 (b) By WERCO and WECO if the average of the closing price per share of COGC Common Stock on the New York Stock Exchange for the ten most recent trading days ended on the third business day preceding the Closing Date, as reported by the New York Stock Exchange Composite Index (the "Average Trading Price"), is below $19.00 (such price to be equitably and proportionately adjusted in the event of a stock split, stock dividend or similar event); provided, however, that WERCO and WECO shall not have the right to terminate this Agreement or abandon the Merger if (i) the product (the "Amount") of (A) the amount, if any, by which $19.00 (such price to be equitably and proportionately adjusted in the event of a stock split, stock dividend or similar event) exceeds the Average Trading Price, and (B) 2,133,000 is less than $10 million and (ii) COGC, prior to Closing, lends WERCO an amount of money equal to the Amount in accordance with Section 9.20.

         14.4 PROCEDURE UPON TERMINATION. In the event of termination of this Agreement by COGC, WERCO or WECO pursuant to Section 14.2 or 14.3 written notice thereof shall promptly be given to the other parties hereto and, subject to Section 14.5, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party.

         14.5 EFFECT OF TERMINATION. (a) In the event of the termination of this Agreement as provided in Section 14.1, 14.2 or 14.3, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of any party, or any of their respective officers, directors, employees, agents or stockholders, except (a) for fraud or for willful breach of this Agreement and (b) as set forth in Sections 9.7 and 9.8. The termination of this Agreement pursuant to Section 14.2 or 14.3 shall become effective when the required notice is given by the terminating party; and no such termination shall constitute a breach of this Agreement. The termination of this Agreement shall not cause or constitute a termination of the confidentiality agreements described in Section 9.7.

15.      MISCELLANEOUS

         15.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         15.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

         15.3 ENTIRE AGREEMENT. This Agreement and the schedules and exhibits contain the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

         15.4 EXPENSES. COGC shall pay the costs and expenses of COGC and Merger Sub relating to this Agreement and the transactions contemplated hereby, except as otherwise provided herein. WECO shall pay the costs and expenses of WECO, WERCO and the WERCO Subsidiaries relating to (a) this Agreement, (b) the transactions contemplated hereby and (c) all other strategic planning costs and expenses related to WERCO, including the initial public stock offering contemplated prior to the signing of this Agreement, except as otherwise provided herein.

         15.5 NOTICES. All notices hereunder shall be sufficient upon receipt for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to WERCO shall be addressed to:

                          Washington Energy Resources Company
                          601 Union Street, Suite 2200
                          Seattle, Washington  98101
                          Attention:  Keith E. Anderson
                          Facsimile:  (206) 521-5070

                 with a copy to:

                          Riddell Williams Bullitt & Walkinshaw
                          1001 Fourth Avenue Plaza, Suite 4400
                          Seattle, Washington  98154
                          Attention:  Marion V. Larson
                          Facsimile:  (206) 389-1708

or at such other address and to the attention of such other person as WERCO may designate by written notice to the other parties.

         Notices to WECO shall be addressed to:

                          Washington Energy Company
                          815 Mercer Street
                          Seattle, Washington  98109
                          Attention:  James P. Torgerson,
                                      Senior Vice President--Finance
                          Facsimile:  (206) 382-7875

                 with a copy to:

                          Riddell Williams Bullitt & Walkinshaw
                          1001 Fourth Avenue Plaza, Suite 4400
                          Seattle, Washington  98154
                          Attention:  Marion V. Larson
                          Facsimile:  (206) 389-1708

or at such other address and to the attention of such other person as WECO may designate by written notice to the other parties.

         Notices to COGC shall be addressed to:

                          Cabot Oil & Gas Corporation
                          15375 Memorial Drive
                          Houston, Texas  77079
                          Attention: John U. Clarke - Executive Vice President
                          Facsimile: 713-589-4653

or at such other address and to the attention of such other person as COGC may designate by written notice to the other parties.

         15.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto which consent will not be unreasonably withheld.

         15.7 HEADINGS; DEFINITIONS. The section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to sections contained herein mean sections of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

         15.8 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by any other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         15.9 SCHEDULES AND EXHIBITS. Disclosure of any fact or item in any schedule or exhibit hereto referenced by a particular section in this Agreement, should the existence of the fact or item or its contents be relevant to any other section, shall not be deemed to be disclosed with respect to that other section unless an explicit cross-reference appears.

         15.10 DISCLAIMER OF WARRANTIES. NOTWITHSTANDING ANYTHING CONTAINED IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT NO PARTY IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT.

         15.11 AGREEMENT FOR THE PARTIES' BENEFIT. Except for Sections 8.11, 9.10, 13.2 and 13.3 which are intended to benefit and be enforceable by the Indemnified WERCO Directors and Officers, the Indemnified WECO Parties and the Indemnified COGC Parties, respectively, this Agreement is not intended to confer upon any Person not a party hereto any rights to remedies hereunder, and no Person other than the parties hereto or such Persons described above is entitled to rely on any representation, warranty or covenant contained herein.

         15.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         15.13 ATTORNEYS' FEES. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, including any such fees, costs and necessary disbursements incurred in any appellate proceeding.

         IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

                                            WASHINGTON ENERGY RESOURCES COMPANY



                                            By __________________________
                                            Its: ________________________


                                            CABOT OIL & GAS CORPORATION



                                            By __________________________
                                            Its: ________________________


                                            COG ACQUISITION COMPANY



                                            By __________________________
                                            Its: ________________________


                                            WASHINGTON ENERGY COMPANY



                                            By __________________________
                                            Its: ________________________

                                   EXHIBIT A

                                       TO

                              AGREEMENT OF MERGER



                          Agreement and Plan of Merger

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into as of this ____ day of February, 1994, between Washington Energy Resources Company, a Washington corporation ("WERCO"), and COG Acquisition Company, a Delaware corporation ("Merger Sub"). WERCO and Merger Sub are sometimes collectively referred to in this Agreement as the "Constituent Corporations."

                                    RECITALS

         1. WERCO is a corporation organized and existing under the laws of the State of Washington.

         2. Merger Sub is a corporation organized and existing under the laws of the State of Delaware.

         3. WERCO and Merger Sub have, together with Cabot Oil & Gas Corporation, a Delaware corporation and the sole shareholder of Merger Sub ("COGC"), and Washington Energy Company, a Washington corporation and the sole shareholder of WERCO ("WECO"), entered into an Agreement of Merger dated February __, 1994 (the "Merger Agreement"), and have deemed it advisable and in the best interests of WERCO and Merger Sub, respectively, and their respective shareholders, that WERCO be merged with and into Merger Sub (the "Merger") as authorized by the laws of the States of Delaware and Washington and pursuant to the terms and conditions of the Merger Agreement.

                                   AGREEMENT

         In consideration of the foregoing recitals, the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         (a) MERGER; EFFECTIVENESS. WERCO shall be merged with and into Merger Sub (hereinafter sometimes called the "Surviving Corporation") pursuant to the applicable provisions of the Delaware General Corporation Law and Washington Business Corporation Act and in accordance with the terms and conditions of this Agreement and the Merger Agreement. The Merger shall become effective on such date and at such time as the Articles of Merger, including this Agreement and Plan of Merger (the "Plan of Merger") shall have been accepted for filing by the Secretary of State of Washington, and the Certificate of Merger shall have been accepted for filing by the Secretary of State of the State of Delaware (or such later date and time as may be specified in the Articles or Certificate of Merger, as appropriate), which shall occur on the Closing Date as defined in the Merger Agreement.

         (b) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub in effect at the Effective Time until the same shall be further altered, amended or repealed as therein provided.

         (c) BYLAWS. The Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub in effect at the Effective Time.

         (d) DIRECTORS AND OFFICERS. The directors and officers of Merger Sub in office at the Effective Time shall, at the Effective Time, become the directors and officers, respectively, of the Surviving Corporation and shall hold such offices in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation, as in effect immediately after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law.

         (e) CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of capital stock of Merger Sub or of WERCO, all shares of Common Stock of WERCO outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the holder thereof, be converted into the right to receive (i) 2,133,000 fully paid and nonassessable shares of COGC Common Stock and (ii) 1,134,000 fully paid and nonassessable shares of COGC Preferred Stock.

         (f) RIGHTS, DUTIES, POWERS, LIABILITIES, ETC. At the Effective Time, the separate existence of WERCO shall cease, and WERCO shall be merged, in accordance with the provisions of this Agreement and the Merger Agreement, with and into the Surviving Corporation, and the Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware and thereupon and thereafter all the rights, privileges, properties and franchises of each of the Constituent Corporations shall vest in the Surviving Corporation, the Surviving Corporation shall be responsible and liable for all liabilities and obligations of the Constituent Corporations, and all other effects of the Merger specified in Delaware shall result therefrom.

         (g) IMPLEMENTATION. Each of the Constituent Corporations shall, subject to the terms of the Merger Agreement, take or cause to be taken, all action or do or cause to be done all steps necessary or advisable under the laws of the States of Delaware and Washington to consummate and make effective the Merger.

         (h) TERMINATION. This Agreement may be terminated for any reason at any time before the Effective Date by the mutual written consent of the Boards of Directors of COGC and WECO.

         (i) AMENDMENT. This Agreement may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the Board of Directors of both of the Constituent Corporations; provided, however, that this Agreement may not be amended or supplemented after having been approved by the shareholders of a Constituent Corporation except by a vote or consent of the shareholders of the Constituent Corporations in accordance with applicable law.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this AGREEMENT AND PLAN OF MERGER as of the date first set forth above.

                                            WASHINGTON ENERGY RESOURCES
                                            COMPANY, a Washington corporation



                                            By __________________________
                                            Its: ________________________


                                            COG ACQUISITION COMPANY,
                                            a Delaware corporation



                                            By __________________________
                                            Its: ________________________

                                                                 EXHIBIT 10.13

                       EXHIBIT C TO AGREEMENT OF MERGER

                          CABOT OIL & GAS CORPORATION

                         CERTIFICATE OF DESIGNATION OF
                   6% CONVERTIBLE REDEEMABLE PREFERRED STOCK

                            PURSUANT TO SECTION 151
                                     OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


                 CABOT OIL & GAS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of 1,134,000 shares of Preferred Stock of the Corporation designated as "6% Convertible Redeemable Preferred Stock":

                 RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Certificate of Incorporation, a series of Preferred Stock, par value $.10 per share, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                   6% CONVERTIBLE REDEEMABLE PREFERRED STOCK

                 1. Designation and Amount. There shall be a series of Preferred Stock designated as "6% Convertible Redeemable Preferred Stock", and the number of shares constituting such series shall be 1,134,000. Such series is referred to herein as the "Convertible Preferred Stock".

                 2. Stated Capital. The amount to be represented in stated capital at all times for each share of Convertible Preferred Stock shall be $50.

                 3. Rank. All shares of Convertible Preferred Stock shall rank prior to (i) all of the Corporation's Class A Common Stock, par value $.10 per share, and Class B Common Stock, par value $.10 per share (collectively, the "Common Stock"), now or hereafter issued and (ii) all of the Corporation's Series A Junior Participating Preferred Stock hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. All shares of Convertible Preferred Stock shall rank on a parity with all of the Corporation's $3.125 Convertible Preferred Stock, par value $.10 per share, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                 4. Dividends. The holders of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, dividends at the rate of $3.00 per annum per share, and no more, which shall be fully cumulative, shall accrue in all events without interest from the date of first issuance of any shares of

Convertible Preferred Stock and shall be payable in cash quarterly in arrears on February 28, May 31, August 31 and November 30 of each year commencing the first such date after issuance of the Convertible Preferred Stock (except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 60 nor less than 10 days preceding the payment dates for such dividends, as are fixed by the Board of Directors, provided that if the date of issuance of the Convertible Preferred Stock is during the month of a regular dividend payment date, the record date for the initial dividend shall be such date of issuance. For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in The City of New York, New York or in Houston, Texas. Subject to the next paragraph of this Section 4, dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any regular dividend payment date. The amount of dividends payable per share of Convertible Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

                 No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends and as to liquidation rights to the Convertible Preferred Stock (or rights to purchase Common Stock or any other such capital stock), shall be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends to the Convertible Preferred Stock (the "Junior Dividend Stock") unless and until all accrued and unpaid dividends on the Convertible Preferred Stock then due shall have been paid or declared and set apart for payment.

                 If at any time any dividend on any capital stock of the Corporation ranking senior as to dividends to the Convertible Preferred Stock (the "Senior Dividend Stock") shall be in default, in whole or in part, then (except to the extent allowed by the terms of such Senior Dividend Stock) no dividend shall be paid or declared and set apart for payment on the Convertible Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock then due shall have been paid or declared and set apart for payment. No full dividends shall be paid or declared and set apart for payment on any class or series of the Corporation's capital stock ranking, as to dividends, on a parity with the Convertible Preferred Stock (the "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the Convertible Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Convertible Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set aside for payment upon shares of Convertible Preferred Stock and the Parity Dividend Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

                 Any reference to "distribution" contained in this Section 4 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                 5. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Convertible Preferred Stock (the "Junior Liquidation Stock"); provided, however, that such rights shall accrue to the holders of Convertible Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Convertible Preferred Stock (the "Senior Liquidation Stock") are fully met. The entire assets of the Corporation available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met shall be distributed ratably among the holders of the Convertible Preferred Stock and any other class or series of the Corporation's capital stock which may hereafter be created having parity as to liquidation rights with the Convertible Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

                 6. Redemption at Option of the Corporation. Prior to the fourth anniversary of the date of the issuance of the Convertible Preferred Stock, the Corporation shall not and may not redeem the Convertible Preferred Stock. On or after the fourth anniversary and prior to the fifth anniversary of the date of the issuance of the Convertible Preferred Stock, the Corporation, at its option, may redeem shares of Convertible Preferred Stock, in whole or in part, from time to time at the redemption price per share of $50 payable in shares of Class A Common Stock at the current market price per share (determined as provided in Section 7(c)(iv)) of the Class A Common Stock on the date fixed for redemption, plus an amount in cash equal to any and all accumulated dividends that are accrued and unpaid thereon to and including the date fixed for the redemption. On or after the fifth anniversary of the date of the issuance of the Convertible Preferred Stock, the Corporation, at its option, may redeem shares of Convertible Preferred Stock, in whole or in part, from time to time at the redemption price per share of $50 payable in cash, plus an amount in cash equal to any and all accumulated dividends that are accrued and unpaid thereon to and including the date fixed for the redemption. The redemption price per share as determined in this paragraph of this Section 6 shall be hereinafter referred to as the "Redemption Price".

                 In case of the redemption of less than all of the then outstanding Convertible Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata (as nearly as may be). Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Convertible Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all Convertible Preferred Stock then outstanding shall have been paid for all past dividend periods.

                 Not more than 60 nor less than 20 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Convertible Preferred Stock to be redeemed, addressed to such stockholders at their last addresses as shown on the books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Convertible Preferred Stock, that on and after the redemption date, dividends will cease to accumulate on such shares, the then-effective conversion price pursuant to Section 7 and that the right of holders to convert shall terminate at the close of business on the fifth business day prior to the redemption date.

                 Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Convertible Preferred Stock receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Convertible Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares properly called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate.

                 The shares of Convertible Preferred Stock shall not be subject to the operation of any purchase, retirement or sinking fund.

                 7.       Conversion Privilege.

                 (a) Right of Conversion. Each share of Convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to the close of business on the fifth business day prior to date fixed for redemption of such share as herein provided, into the number of fully paid and nonassessable shares of Common Stock equal to $50 divided by the conversion price (as defined in Section 7(c)) in effect from time to time.

                 For the purpose of this Section 7, the term "Common Stock" shall initially mean the class designated as Class A Common Stock, par value $.10 per share, of the Corporation, as of January 31, 1994, subject to adjustment as hereinafter provided.

                 (b) Conversion Procedures. Any holder of shares of Convertible Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates for such shares of Convertible Preferred Stock at the office of the transfer agent for the Convertible Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Convertible Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued.

                 Upon the conversion of any shares of Convertible Preferred Stock, the Corporation shall pay the holder surrendering such shares cash in an amount equal to any accrued but unpaid dividends to the date of conversion on such shares of Convertible Preferred Stock; provided, however, that if such date of conversion is after a record date for a dividend on the Convertible Preferred Stock, such dividend shall be payable to the holder of record of such shares on such record date and not pursuant to this sentence.

                 The Corporation will, as soon as practicable (but in no event later than ten business days) after such deposit of certificates for Convertible Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Convertible Preferred Stock were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Convertible Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion price in effect on such date.

                 (c) Conversion Price. The conversion price for determining the number of shares of Common Stock deliverable upon conversion (the "conversion price") shall initially be $28.75 per share of Common Stock. The conversion price shall be subject to adjustment from time to time as follows:

                 (i) In case the Corporation shall (1) pay a dividend or make a distribution on its Common Stock that is paid or made (A) in other shares of stock of the Corporation or (B) in rights to purchase stock or other securities if such rights are not separable from the Common Stock except upon the occurrence of a contingency, (2) subdivide its outstanding shares of Common Stock into a greater number of shares or (3) combine its outstanding shares of Common Stock into a smaller number of shares, then in each such case the conversion price in effect immediately prior thereto and the securities issuable shall be adjusted retroactively as provided below so that the holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation and other shares and rights to purchase stock or other securities which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Convertible Preferred Stock been converted immediately prior to the happening of such event. In the event of the redemption of any shares or rights referred to clause (1), such holder shall have the right to receive, in lieu of any such shares or rights, any cash, property or securities paid in respect of such redemption; provided, however, that if the value of such cash, property or securities is less than $.10 per share of Common Stock, such holder shall not be entitled to such cash, property or securities. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

                 (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the date fixed for determination mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the conversion price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the conversion price shall be readjusted to the conversion price which would have been in effect had the denominator and the numerator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase. For the purposes of this subparagraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

                 (iii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, cash (excluding regular quarterly cash dividends in a per share amount (appropriately adjusted for stock splits and stock dividends) not in excess of 200% of the amount most recently paid ("Regular Cash Dividends")), other assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in subparagraphs (i) and (ii) above), then in each such case the conversion price shall be adjusted retroactively so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the current market price per share (determined as provided below) of the Common Stock on the date fixed for such determination and the numerator shall be such current market price per share of the Common Stock less the amount of cash and the then fair market value (as determined by the Board of Directors in good faith, whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the assets, rights or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

                 (iv) For the purpose of any computation under subparagraphs (ii) and (iii) or Section 6, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days commencing with the 45th trading day before the day in question. The closing price for each day shall be the reported last sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock

         Exchange or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (based on the aggregate dollar value of all securities listed or admitted to trading) or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose, or, if such prices are not available, the fair market value set by, or in a manner established by, the Board of Directors of the Corporation in good faith. "Trading day" shall mean a day on which the national securities exchange or the NASDAQ National Market System used to determine the closing price is open for the transaction of business or the reporting of trades or, if the closing price is not so determined, a day on which the New York Stock Exchange is open for the transaction of business.

                 (v) No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that the Corporation may make any such adjustment at its election; and provided, further, that any adjustments which by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                 (vi) Whenever the conversion price is adjusted as provided in any provision of this Section 7:

                          (1) the Corporation shall compute the adjusted conversion price in accordance with this Section 7 and shall prepare a certificate signed by the principal financial officer of the Corporation setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent of the Convertible Preferred Stock; and

                          (2) a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all record holders of Convertible Preferred Stock at their last addresses as they shall appear in the stock transfer books of the Corporation.

                 (vii) In the event that at any time, as a result of any adjustment made pursuant to this Section 7, the holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock or to receive any other securities, the number of such other shares or securities so receivable upon conversion of any share of Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this
         Section 7 with respect to the Common Stock.

                 (d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. If more than one certificate representing shares of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Convertible Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the closing price per share of Common Stock (determined in accordance with subparagraph (c)(iv)) at the close of business on the day of conversion.

                 (e) Reclassification, Consolidation, Merger or Sale of Assets. In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter, during the period such share shall be convertible hereunder, to convert such share only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which such share of Convertible Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange assuming such holder of Common Stock of the Corporation (i) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation, to which such sale or transfer was made or a party to such share exchange, as the case may be ("constituent person"), or an affiliate of a constituent person and
(ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange (provided that if the kind or amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange is not the same for each share of Common Stock of the Corporation held immediately prior to such consolidation, merger, sale or transfer by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The Corporation, the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                 (f) Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common

Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then-outstanding shares of Convertible Preferred Stock.

                 If any shares of Common Stock required to be reserved for purposes of conversion of the Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

                 The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                 Before taking any action which would cause an adjustment reducing the conversion price to less than the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the conversion price as so adjusted.

                 (g)      Prior Notice of Certain Events.  In case:

                 (i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) Regular Cash Dividends or (2) declare or authorize a redemption or repurchase of in excess of 20% of the then-outstanding shares of Common Stock; or

                 (ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants (other than any rights specified in paragraph (c)(i)(1)(B) of this Section 7); or

                 (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                 (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Convertible Preferred Stock, and shall cause to be mailed to the holders of record of the Convertible Preferred Stock, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

                 (h) Other Changes in Conversion Price. The Corporation from time to time may reduce the conversion price by any amount for any period of time. Whenever the conversion price is so reduced, the Corporation shall mail to holders of record of the Convertible Preferred Stock a notice of the reduction at least 10 days before the date the reduced conversion price takes effect, and such notice shall state the reduced conversion price and the period it will be in effect.

                 The Corporation may make such reductions in the conversion price, in addition to those required or allowed by this Section 7, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

                 8.       Voting Rights.

                          (a)     General.  The holders of the issued and
outstanding shares of Convertible Preferred Stock shall have the right to vote for the election of directors and for all other purposes, each holder of Convertible Preferred Stock being entitled to 1.739 votes for each share of Convertible Preferred Stock held. Except as otherwise required by law or as set forth below, the holders of the issued and outstanding shares of Convertible Preferred Stock shall not be entitled to vote as a class and shall vote with the holders of the Common Stock as a class on all matters on which the holders of Convertible Preferred Stock are entitled to vote.

                          (b)     Default Voting Rights.  Whenever dividends on
the Convertible Preferred Stock or any other class or series of Parity Dividend Stock shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive), (i) the number of members of the Board of Directors of the Corporation shall be increased by two, effective as of the time of election of such directors as hereinafter provided, and (ii) the holders of the Convertible Preferred Stock (voting separately as a class with all other affected classes or series of the Parity Dividend Stock upon which like voting rights have been conferred and are exercisable) will have the exclusive right to vote for and elect such additional directors of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. The right of the holders of the Convertible Preferred Stock and such Parity Dividend Stock to vote for such additional directors shall terminate when all accrued and unpaid dividends on the Convertible Preferred Stock have been declared and paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Convertible Preferred Stock and such Parity Dividend Stock to vote for such additional directors.

                 The foregoing right of the holders of the Convertible Preferred Stock and such Parity Dividend Stock with respect to the election of two directors may be exercised at any annual meeting of stockholders or, at any special meeting of stockholders held for such purpose. If the right to elect two directors shall have accrued to the holders of the Convertible Preferred Stock and such Parity Dividend Stock more than 90 days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of the Convertible Preferred Stock and such Parity Dividend Stock then outstanding, call a special meeting of the holders of the Convertible Preferred Stock and such Parity Dividend Stock to be held within 60 days after the delivery of such request for the purpose of electing such additional directors.

                 The holders of the Convertible Preferred Stock and any Parity Dividend Stock referred to above voting as a class shall have the right to remove without cause at any time and replace any director such holders have elected pursuant to this Section 8.

                 (c) Class Voting Rights. So long as the Convertible Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of a majority of all outstanding Convertible Preferred Stock voting separately as a class, (i) amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation or the By-Laws of the Corporation, as amended, so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Convertible Preferred Stock, or (ii) authorize or issue any additional Convertible Preferred Stock or any Senior Dividend Stock. A class vote on the part of the Convertible Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligations of the Corporation.

                 9. Outstanding Shares. Except as set forth in the next sentence, for purposes of this Certificate of Designations, all shares of Convertible Preferred Stock shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 6 hereof, all shares of Convertible Preferred Stock that have been so called for redemption under
Section 6 if funds necessary for the redemption of such shares are available and have been deposited in trust with a bank having a combined capital and surplus in excess of $50,000,000, as trustee, for the benefit of the holders of such shares to be redeemed for payment of the relevant redemption price; (ii) from the date of surrender of certificates representing shares of Convertible Preferred Stock, all shares of Convertible Preferred Stock converted into Common Stock; and (iii) from the date of registration of transfer, all shares of Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation. For purposes of voting or consenting with respect to any action shares called for redemption pursuant to Section 6 shall not be treated as outstanding from and after the date of any such deposit of the funds for redemption.

                 10. Status of Acquired Shares. Shares of Convertible Preferred Stock redeemed by the Corporation, received upon conversion pursuant to Section 7 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued.

                 11. Preemptive Rights. The Convertible Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

                 12. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                 13. Notices. If at the time of the giving of any notice provided for in Section 6 there shall be fewer than ten holders of record of the Convertible Preferred Stock, then such notice shall be given by registered first class mail, postage prepaid, return receipt requested. Any notice shall be given in such manner to the initial holder of the Convertible Preferred Stock so long as it remains a holder of record of any Convertible Preferred Stock.

                 IN WITNESS WHEREOF, Cabot Oil & Gas Corporation has caused this certificate to be signed by the undersigned officer, and its corporate seal to be hereunto affixed and attested, this _____ day of ________________________________, 1994.

                                  CABOT OIL & GAS CORPORATION



                                  By:___________________________________________



ATTEST:


__________________________

                                                                 EXHIBIT 10.13

                       EXHIBIT D TO AGREEMENT OF MERGER

                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         This Amendment No. 1 (this "Amendment No. 1") to the Rights Agreement dated as of March 28, 1991 (the "Rights Agreement"), between Cabot Oil & Gas Corporation, a Delaware corporation (the "Company"), and The First National Bank of Boston, a national banking association (the "Rights Agent").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

         WHEREAS, the Company and the Rights Agent have agreed to amend the Rights Agreement as more fully set forth below;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Definitions of Terms. Terms contained in this Amendment No. 1 to the Rights Agreement that are defined in the Rights Agreement shall for all purposes have the meanings ascribed to such terms in the Rights Agreement as from time to time supplemented, modified or amended, unless the context otherwise specifies or clearly requires.

         2. Definition of Acquiring Person. The definition of "Acquiring Person" contained in Section 1 of the Rights Agreement is hereby amended in its entirety to read as follows:

                 "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include any Exempt Person; provided that a Person shall not become an Acquiring Person if such Person, together with its Affiliates and Associates, shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company, unless and until such time as such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of any additional shares of Common Stock or any other Person who is the Beneficial Owner of any shares of Common Stock shall become an Affiliate or Associate of such Person; and provided further, that Washington Energy Company, a Washington corporation ("WECO"), shall not be an Acquiring Person solely (i) as a result of the receipt of 2,133,000 shares of Common Stock and 1,134,000 shares of 6% Convertible Redeemable Preferred Stock ("6% Preferred Stock") of the Company to be issued pursuant to the Agreement of Merger dated
         February    , 1994 (the

         "WECO Merger Agreement"), among the Company, COG Acquisition Company, a Delaware corporation and a wholly owned subsidiary of the Company, Washington Energy Resources Company, a Washington corporation and a wholly owned subsidiary of WECO, and WECO, (ii) as a result of the conversion of the 6% Preferred Stock or the redemption of any shares of the 6% Preferred Stock for Common Stock or (iii) as a result of the purchase of a number of shares of Common Stock which will result in WECO being the Beneficial Owner of 20% of the voting stock of the Company (as determined in accordance with generally accepted accounting principles) (or such lesser number of shares as would then entitle WECO to equity accounting treatment with respect to its investment in the Company), unless WECO shall sell or otherwise dispose of any securities of the Company received by it pursuant to the WECO Merger Agreement, at which time clause (iii) of this proviso shall cease to have any effect, and WECO shall be deemed to be an Acquiring Person if it, or any of its Affiliates or Associates, thereafter becomes the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a stock split, stock dividend or similar recapitalization) such that WECO, together with its Affiliates and Associates, would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding.

         3. No Modification. Except as otherwise provided herein, this Amendment No. 1 to the Rights Agreement shall not alter or modify the terms of the Rights Agreement.

         4. Section and Paragraph Headings. The section and paragraph headings in this Amendment No. 1 to the Rights Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment No. 1 to the Rights Agreement.

         5. Counterparts. This Amendment No. 1 to the Rights Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         6. Governing Law. This Amendment No. 1 to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed as of the 23rd day of February 1994.

                                              CABOT OIL & GAS CORPORATION



                                              By: /s/   JOHN V. CLARKE
                                                  ____________________________
                                              Name:  John V. Clarke
                                              Title: Executive Vice President

ATTEST:

 /s/ LISA A. MACHESNEY
__________________________
Name:  Lisa A. Machesney
Title: Secretary



                                              THE FIRST NATIONAL BANK OF BOSTON



                                              By: /s/ JEANNE ROSS
                                                 _____________________________
                                              Name:  Jeanne Ross
                                              Title: Administrative Manager

ATTEST:

/s/  ANDREW MARCH
__________________________
Name:   Andrew March
Title:  Account Manager

                                                                 EXHIBIT 10.13

                       EXHIBIT B TO AGREEMENT OF MERGER

                         REGISTRATION RIGHTS AGREEMENT


                 REGISTRATION RIGHTS AGREEMENT ("Agreement") dated as of ____________, 1994 among Cabot Oil & Gas Corporation, a Delaware corporation (the "Company"), Washington Energy Company, a Washington corporation ("WECO"), and any other persons who become parties hereto in accordance herewith.

                              W I T N E S S E T H:

                 WHEREAS, the Company and WECO are parties to that certain Agreement of Merger (the "Agreement of Merger") dated as of February ___, 1994 pursuant to which, among other things, Washington Energy Resources Company, a Washington corporation and a wholly owned subsidiary of WECO ("WERCO"), is merging into a wholly owned subsidiary of the Company;

                 WHEREAS, pursuant to the Agreement of Merger the shares of common stock of WERCO are being changed into the right to receive, among other things, 2,133,000 shares of Common Stock and 1,134,000 shares of Convertible Preferred Stock;

                 WHEREAS, as an inducement to enter into the Agreement of Merger and to consummate the transactions contemplated thereby, the Company agreed to enter into this Agreement;

                 NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Definitions.

         (a) Terms used but not defined in this Agreement have the meanings set forth in the Agreement of Merger, unless the context otherwise requires.
In addition, the following terms have the indicated meanings, unless the context otherwise requires:

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means the class A common stock, par value $0.10 per share, of the Company.

         "Company Securities" means the shares of Merger Common Stock, the shares of Convertible Preferred Stock and any shares of Converted Common Stock.

         "Converted Common Stock" means the shares of Common Stock issued pursuant to the conversion of the Convertible Preferred Stock.

         "Convertible Preferred Stock" means the 6% Convertible Redeemable Preferred Stock, par value $.10 per share, of the Company received by WECO pursuant to the Agreement of Merger.

         "Disposition" means any sale, transfer, pledge, assignment, hypothecation, mortgage or other encumbrance, or any other disposition of Company Securities whatsoever, whether voluntary or involuntary.

         "Holder" means WECO or any transferee thereof permitted hereby if such transferee (i) is designated a Holder by WECO and (ii) has executed a counterpart hereof at the time of the transfer to such transferee, unless the Registrable Securities held by such person are acquired in (a) a public distribution pursuant to a registration statement under the Securities Act or
(b) transactions exempt from registration under the Securities Act where securities sold in such transaction may be resold without subsequent registration under the Securities Act.

         "Merger Common Stock" means the shares of Common Stock received by WECO pursuant to the Agreement of Merger.

         "Registrable Securities" means the Company Securities, provided that with respect to Section 3, Registrable Securities does not include the Convertible Preferred Stock.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Selling Holder" means a Holder who is selling Registrable Securities pursuant to a registration statement.

         (b) Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (i) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been disposed of pursuant to such effective registration statement, (ii) such Registrable Security is distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act,
(iii) such Registrable Security may be publicly resold without registration under the Securities Act (and without limitations as to volume or manner of sale or both) or (iv) such Registrable Security is no longer held by a Holder.

2.       Demand Registration.

         (a) At any time until the first time at which all Holders are legally permitted to sell publicly all Registrable Securities owned by the Holders without registration under the Securities Act (and without limitations as to volume or manner of sale or both), any Holder or Holders of an aggregate of at least 25% of the Registrable Securities (on an as-converted basis) may make a written request for registration under the Securities Act of at least
(i) 200,000 shares of Convertible Preferred Stock constituting Registrable Securities and/or (ii) 400,000 shares of Common Stock (including Converted Common Stock) constituting Registrable Securities, in either case for sale in an underwritten public offering (a "Demand Registration"); provided, that the Company need effect only two Demand Registrations, one of which must be for Converted Common Stock ("Converted Stock Demand Registration"). Each such request shall specify the aggregate number of shares of, and the class of, the Registrable Securities proposed to be sold. Within 10 days after receipt of such request, the Company will give written notice of such registration request to all other Holders of Registrable Securities and include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the giving of such notice. Each such request will also specify the aggregate number of shares of, and class of, Registrable Securities to be registered.

         (b) A registration will not count as a Demand Registration until it becomes effective. Notwithstanding the foregoing, in the event the Company has filed a registration statement pursuant to Section 2(a) hereof and the Holders elect to withdraw from such registration prior to effectiveness of such registration statement (such election being effective for all Holders upon the vote of Holders of a majority of the Registrable Securities (on an a converted basis) unless such Holders elect to withdraw because of a material adverse change in the business, prospects, properties or condition (financial or otherwise) of the Company, then such registration shall be treated as a registration effected by the Company for purposes of Section 2(a) hereof.

         (c) The Holders shall have the right to select an investment banker or investment bankers reasonably satisfactory to the Company to administer the offering pursuant to a Demand Registration.

3.       Piggy-Back Registration.

         (a) If at any time until the first time at which the Holders are legally permitted to sell publicly all Registrable Securities (which for purposes of this Section 3 shall not include any security other than the Merger Common Stock and Converted Common Stock) without registration under the Securities Act (and without limitations as to volume or manner of sale or both), the Company proposes to file a registration statement under the Securities Act with respect to a firm commitment underwritten offering of Common Stock whether or not for sale for the Company's account (other than a registration statement on Form S-4 or S-8 (or any substitute form for comparable purposes that may be adopted by the Commission) or a registration statement filed in connection with a business combination, an exchange offer or an offering of securities to the Company's existing security holders or employees), then the Company shall in each such case give written notice of such proposed filing to each Holder of Registrable Securities as soon as practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer such Holder the opportunity to register such number of shares of Registrable Securities as such Holder may request ("Piggy-Back Registration").

         (b) The Company shall use its reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in the registration statement for such offering to be included on the same terms and conditions as any Common Stock to be issued by the Company included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of any offering shall inform the Company and the Selling Holders that because of the size of the offering which the Holders, the Company and other persons intend to make or because of the inclusion of securities sold by selling security holders, the success of the offering would be adversely affected by inclusion of the Registrable Securities requested to be included, then the amount of securities to be offered for the account of the Holders shall be reduced pro rata to the extent necessary to reduce the total amount of securities to be included in such offering to the amount such managing underwriter or underwriters have advised the Company and the Selling Holders can be sold in such offering; provided that if Common Stock is being offered for the account of stockholders other than a Holder, then the proportion by which the amount of Registrable Securities intended to be offered by Holders is reduced shall not exceed the proportion by which the amount of Common Stock intended to be offered by such other stockholders is reduced; provided, further, that in any such event set forth above, the amount of Registrable Securities of WECO (but not any transferee of WECO) shall not be reduced to less than 30% of the total number of shares of Common Stock to be offered by the Company, all Holders and any other stockholders. If the number of shares of Merger Common Stock and Converted Common Stock owned by WECO is less than the total number of shares of Merger Common Stock, Converted Common Stock and shares of Common Stock then issuable on conversion of the Convertible Preferred Stock then outstanding, the 30% figure in the preceding proviso shall be reduced by multiplying 30% by a fraction, the numerator of which is the number of shares of Merger Common Stock and Converted Common Stock owned by WECO and the denominator of which is such total number of shares.

         (c) Each Selling Holder must agree, in order to exercise its rights under this Section 3, to be a party to the underwriting agreement between the Company and such underwriters.

4.       Restrictions on Public Sale by Holders of Registrable Securities.

         When Registrable Securities are included in a registration statement, or when the Company conducts a public offering of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock and securities of any Holder are not included in such registration statement, each Holder agrees, and the Company shall use its best efforts to cause its directors, officers and affiliates to agree, not to effect any sale or distribution of any Convertible Preferred Stock or Common Stock, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 (or any similar provision) under the Securities Act, during the fourteen days prior to, and during the 90-day period beginning on, the effective date of such registration statement (except pursuant to such registration), if and to the extent requested by the Company in the case of a non-underwritten public offering or if and to the extent requested by the managing underwriter or underwriters in the case of an underwritten public offering.

5.       Registration Procedures.

         Whenever Holders have requested that any Registrable Securities be included in a registration statement pursuant to Section 2 or 3 hereof, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities as contemplated by such Section as promptly as practicable, and in connection with any such request, the Company shall:

         (a) in connection with a request pursuant to Section 2 hereof, prepare and file with the Commission, as promptly as possible and in no event later than 60 days after receipt of such request, a registration statement on any form (to be selected by the Company) for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such registration statement to become effective; provided, however, that

         (x) the Company shall not be obligated to file a registration statement at any time during the six-month period immediately following the effective date of another registration statement subject to this Agreement (unless such effectiveness is terminated pursuant to clause (y) below); and

         (y) with respect to any registration statement filed or to be filed pursuant to Section 2 of this Agreement, if the Board of Directors of the Company or the President and Executive Vice President of the Company shall determine in good faith that to maintain the effectiveness of such registration statement or to permit such registration statement to become effective (or, if no registration statement has yet been filed, to file such registration statement) would be significantly disadvantageous (a "Disadvantageous Condition") to the Company or its stockholders for any reason, including the existence, or in reasonable anticipation, of any acquisition or financing activity involving the Company or the unavailability of any required financial statements, or any other event or condition of similar significance to the Company, the Company may, for a period not to exceed 60 days or, if earlier, until such Disadvantageous Condition no longer exists, cause such registration statement to be withdrawn and the effectiveness of such registration statement to be terminated or, if no registration statement has yet been filed, elect not to file such registration statement; provided that (i) the Company many take such action no more than two times in any calendar year, and that the total duration during any calendar year of any delays or suspensions pursuant to this clause (y) shall not exceed 90 days and (ii) any such withdrawn registration shall not be deemed a Demand Registration unless and until reinstated;

         (b) (i) prior to filing a registration statement or prospectus or any amendments or supplements thereto, furnish to the Selling Holders and one counsel selected by the Selling Holders of a majority in aggregate number of shares of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, (ii) as soon as reasonably possible, furnish to each Selling Holder such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder, and (iii) after the filing of the registration statement, promptly notify such Selling Holder of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

         (c) in connection with a registration pursuant to Section 2 hereof, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold;

         (d) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Selling Holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Holder; provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or
(iii) consent to general service of process in any such jurisdiction;

         (e) immediately notify each Selling Holder, at any time when a prospectus relating to the Registrable Securities is required to be delivered under the Securities Act, of the occurrence of an event known to the Company requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to each Selling Holder any such supplement or amendment;

         (f) enter into or arrange for the furnishing of customary agreements and documents (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

         (g) make available for inspection by any Selling Holder, and any attorney, accountant or other professional retained by any such Selling Holder (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company or its subsidiaries (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's and its subsidiaries' officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration statement. Each Inspector that actually reviews Records supplied by the Company or its subsidiaries shall be required, prior to any such review, to execute an agreement with the Company providing that such Inspector shall not disclose any confidential information of the Company (other than to another Inspector) unless such disclosure is required by applicable law or legal process. Each Selling Holder agrees that it will not make any market transaction in securities of the Company based on such confidential information in violation of applicable securities laws. Each Selling Holder further agrees that it will, upon learning that disclosure of confidential information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the confidential information. Each Selling Holder also agrees that the due diligence investigation made by the Inspectors shall be conducted in a manner which shall not unreasonably disrupt the operations of the Company or the work performed by the Company's officers and employees;

         (h) use its reasonable best efforts to obtain (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants each in customary form and covering such matters of the type customarily covered by such opinion and comfort letters as the manage underwriter reasonably requests;

         (i) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

         (j) use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed.

         The Company may require each Selling Holder to furnish to the Company such information regarding the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing and such other information as may be legally required in connection with such registration.

         Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(e) hereof, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5(e) hereof, and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies, then in such Selling Holder's possession of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5(c) hereof) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 5(e) hereof to and including the date when each Selling Holder of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 5(c) hereof. Each Selling Holder also agrees to notify the Company if any event relating to such Selling Holder occurs which would require the preparation of a supplement or amendment to the prospectus so that such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

6.       Registration Expenses.

         All expenses incident to the Company's performance of or compliance with this

Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger and delivery expenses, the fees and expenses occurred by it in connection with the listing of the securities to be registered, fees and disbursements of counsel for the Company and its independent certified public accountants, and fees and expenses of other persons retained by the Company, incurred in connection with each registration hereunder, will be borne by the Company in the case of the Demand Registration other than the Converted Stock Demand Registration. In the event of the Converted Stock Demand Registration, the Selling Holders will bear their pro rata share of the expenses incident to the Company's performance of or compliance with this Agreement, but not including any allocated overhead expenses, costs related to an annual audit or other expenses that the Company would have incurred in the absence of a Converted Stock Demand Registration. In the case of any Piggy-Back Registration (other than the first four Piggy-Back Registrations, the costs of which shall be borne by the Company as if such registrations were Demand Registrations), the Company shall pay all such expenses other than additional or incremental registration and filing fees, printing expenses and other expenses resulting from the inclusion of the Registrable Securities to such registration. Any underwriting discounts and commissions attributable to the sale of Registrable Securities and any expenses of counsel for the Selling Holders will be borne by the Selling Holders.

7.       Indemnification; Contribution.

         (a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Selling Holder, its officers, directors, partners and agents and each person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and against any and all losses, claims, damages, liabilities and expenses (including any reasonable legal or other costs of investigation) whatsoever arising out of or based upon any untrue statement or alleged untrue statement of a material Act contained in any registration statement or prospectus relating to the Registrable Securities or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any such untrue statement or omission or allegation thereof based upon information furnished in writing to the Company by such Selling Holder or on such Selling Holder's behalf expressly for use therein; provided, however, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, the indemnity agreement contained in this Section 7(a) shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such person if it is determined that it was the responsibility of such Selling Holder to provide such person with a current copy of the prospectus and such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage, liability or expense. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each person who controls such





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
underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 7(a).

         (b) Conduct of Indemnification Proceedings. If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Selling Holder (or its officers, directors, partners or agents) or any person controlling any such Selling Holder in respect of which indemnity may be sought from the Company, the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Selling Holder, and shall assume the payment of all fees and expenses. Such Selling Holder or any controlling person thereof shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Selling Holder or such controlling person unless (i) the Company has agreed to pay such fees and expenses or (ii) the named parties to any such action or proceeding (including any impleaded parties) include both such Selling Holder or such controlling person and the Company, and such Selling Holder or such controlling person shall have been advised by counsel that there may be one or more legal defenses available to such Selling Holder or such controlling person which are different from or additional to those available to the Company, in which case, if such Selling Holder or such controlling person notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such Selling Holder or such controlling person; it being understood, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Selling Holders and such controlling persons, and that all such fees and expenses shall be reimbursed as they are incurred. The Company shall not be liable for any settlement of any such action or proceeding effected without the Company's written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Company agrees to indemnify and hold harmless such Selling Holder and such controlling person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

         (c) Indemnification by Holders of Registrable Securities. Each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its directors and officers who sign the registration statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with respect to information concerning such Selling Holder furnished in writing by such Selling Holder or on such Selling Holder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus; provided, however, that such Selling Holder shall not be liable to the Company with respect to any loss, claim, damage or liability (or actions in respect thereof) arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission to state a material fact in any preliminary prospectus, which is correct in the prospectus if the person asserting any such loss, claim, damage or liability purchased shares of Common Stock from the underwriter thereof but was not sent or given a copy of the prospectus





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
at or prior to the written confirmation of the sale of such shares to such person. In case any action or proceeding shall be brought against the Company or its directors or officers, or any such controlling person, in respect of which indemnity may be sought against such Selling Holder, such Selling Holder shall have the rights and duties given to the Company, and the Company or its directors or officers or such controlling person shall have the rights and duties given to such SellIng Holder, by the preceding paragraph. Each Selling Holder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 7(c). Notwithstanding anything to the contrary herein, in no event shall the amount paid or payable by any Selling Holder under this Section 7(c) exceed the amount of proceeds received by such Selling Holder from the offering of the Registrable Securities.

         (d)     Contribution.  If the indemnification provided for in this
Section 7 is unavailable to any indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, relates to information supplied by such indemnified party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action.

         The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7(d), (i) no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and
(ii) no Selling Holder shall be required to contribute any amount in excess of the amount by which the proceeds received by such Selling Holder from the offering of the Registrable Securities exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         If indemnification is available under this Section 7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 7(a) and (c) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 7(d).

8.       Participation in Registrations.

         No Holder may participate in any registration hereunder unless it (a) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement.

9.       Rule 144.

                 The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, and that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

9.       Miscellaneous.

         (a) Binding Effect. Unless otherwise provided herein, the provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, permitted transferees, successors, and permitted assigns.

         (b) Amendment. This Agreement may be amended or terminated only by a written instrument signed by the Company and the Holders of a majority of the shares of Registrable Securities (treating all Convertible Preferred Stock as being converted into Common Stock for this purpose).

         (c) Applicable Law. The internal laws of the State of Texas (without regard to choice of law provisions thereof) shall govern the interpretation, validity and performance of the terms of this Agreement.

         (d) Notices. All notices provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, postage





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
prepaid, as set forth in Section 15.5 of the Agreement of Merger.

         (e) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            CABOT OIL & GAS CORPORATION



                                            By:_________________________________
                                            Title:______________________________


                                            WASHINGTON ENERGY COMPANY



                                            By:_________________________________
                                            Title:______________________________




                                      -12-